Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

EXHIBIT 99.1

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JANUARY 26, 2018

INFORMATION STATEMENT

COMMON STOCK, PAR VALUE $0.001 PER SHARE

Red Violet, Inc., a Delaware corporation (“Red Violet,” “we,” “us,” “our,” and similar terms), is currently a wholly-owned subsidiary of Cogint, Inc., also a Delaware corporation (“cogint”). cogint plans to spin-off Red Violet by distributing 100% of Red Violet’s common stock pro rata to holders of cogint’s common stock and warrants (the “Spin-off”). As a holder of cogint common stock, you will receive one share of Red Violet common stock for each [●] shares of cogint common stock you hold at the close of business on [●], 2018, the record date for the Spin-off (the “Record Date”). Certain outstanding cogint warrants will participate in the Spin-off pro rata, in accordance with the terms of such warrants or otherwise as discussed in this information statement. We are sending this information statement to describe the Spin-off to cogint stockholders who will also be our stockholders after the Spin-off. We expect the Spin-off to occur in [●] (the “Spin-off Date”). Immediately after the Spin-off is completed, cogint will not own any shares of Red Violet common stock and Red Violet will be an independent public company.

Upon completion of the Spin-off, cogint will complete a transaction with BlueFocus International Limited, a private company limited by shares registered in Hong Kong (“BlueFocus,” and the contemplated transaction, the “Business Combination”) in accordance with the terms of a Business Combination Agreement (the “Business Combination Agreement”), dated as of September 6, 2017, between cogint and BlueFocus, pursuant to which, among other things:

(1)	BlueFocus will contribute to cogint all of the equity interests of (a) Vision 7 International Inc., a Canadian company (“Vision 7”), (b) We Are Very Social Limited, a limited company domiciled and incorporated in England and Wales (“WAVS”), (c) Indigo Social, LLC, a Delaware limited liability company (“Indigo”), and (d) any entity that BlueFocus acquires from the date of the Business Combination Agreement to the closing of the Business Combination that is a “Permitted Acquisition,” as such term is defined in the Business Combination Agreement (each, an “Acquisition Entity” and, together with Vision 7, WAVS, and Indigo, the “Contributed Entities”);

(2)	BlueFocus will contribute to cogint (a) $100 million in cash (the “Cash Contribution”), the proceeds of which cogint will use to (i) repay, if outstanding, a promissory note in amount that may not exceed $20 million (the “Red Violet Note”) issued by cogint to capitalize Red Violet such that Red Violet will have $20 million in working capital after completion of the Spin-off and closing of the Business Combination, (ii) pay off certain transaction-related expenses, and (iii) pay the balance to cogint stockholders and certain warrant holders as of the Record Date as a cash dividend or dividend equivalent expected to be in the range of $0.95 to $1.10 per share (the “Cash Dividend”) and (b) in cash, any net working capital shortfall of the Contributed Entities when compared to such entities’ normalized net working capital (the “Working Capital Shortfall,” and together with the Cash Contribution, the “Cash Consideration”);

(3)	In exchange for the Contributed Entities and the Cash Consideration, BlueFocus will receive a number of shares of common stock of cogint representing 63.0% of the fully diluted, issued and outstanding shares of common stock of cogint at the closing of the Business Combination; and

(4)	BlueFocus will repay, assume, or refinance cogint’s indebtedness, other than the Red Violet Note, as of the closing of the Business Combination.

Completion of the Spin-off is a condition to the completion of the Business Combination. However, the Spin-off will not occur unless all other conditions to the Business Combination set forth in the Business Combination Agreement have been satisfied or waived.

Currently there is no trading market for our common stock. We have filed an application to list our common stock on the NASDAQ Capital Market (“Nasdaq”). Assuming our common stock is approved for listing, we expect a limited “when issued” trading market for Red Violet common stock to develop on or shortly before the Record Date under the symbol “[●].” Beginning on [●], 2018 the first trading day after completion of the Spin-off and the Business Combination, Red Violet, Inc. will begin trading “regular way” under the symbol “RDVT.”

Following the Spin-off, Red Violet will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Red Violet remains an emerging growth company, it may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002, and the Dodd-Frank Act of 2010.

A STOCKHOLDER VOTE IS NOT REQUIRED FOR THE SPIN-OFF TO OCCUR. COGINT IS NOT ASKING YOU FOR A PROXY, AND YOU SHOULD NOT SEND A PROXY. Furthermore, to receive the shares of Red Violet common stock to which you are entitled, you do not need to pay any cash or other consideration to cogint or to us and you do not need to surrender any shares of cogint common stock you own.

AS YOU REVIEW THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is [●].

cogint first mailed this document to its stockholders on [●].

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

SUMMARY

This summary highlights selected information from this document, but does not contain all the details concerning the Spin-off or Red Violet, including information that may be important to you. To better understand the Spin-off and Red Violet, Inc., you should carefully review this entire document.

Unless the context otherwise requires, in this document:

•	The terms “Red Violet,” “we,” “us,” and “our” refer to the risk management business of cogint for periods before the Spin-off. For periods after the Spin-off, these terms refer to Red Violet and its subsidiaries.

•	The term “cogint” refers to cogint and its subsidiaries. Before the Spin-off, this term includes both the risk management business and cogint’s digital marketing business. For periods after the Spin-off, this term refers only to the digital marketing business.

Red Violet, Inc.

Red Violet is currently a wholly-owned subsidiary of cogint. Red Violet is a software and services company specializing in big data analysis, providing cloud-based, mission-critical information solutions to enterprises in a variety of industries. Red Violet’s mission is to transform data into intelligence utilizing our proprietary technology platform to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, we transform data into intelligence, in a fast and efficient manner, so our clients can spend their time on what matters most, running their organizations with confidence. Through our intelligent platform, CORETM, we uncover the relevance of disparate data points utilizing our analytical capabilities to provide real-time and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, and ensuring legislative compliance, to debt recovery.

From cogint’s acquisition of the risk management business in September 2014 through December 2016, the majority of our operations were dedicated to the early stage development of our business model, including the development of our proprietary, cloud-based technology platform, CORE, and the buildout of our initial-phase suite of products, powered by CORE, to serve a variety of industries within risk management. Beginning January 2017, with our technology platform production ready and hardened, our initial suite of products released into the marketplace, and a multi-year product roadmap defined, we transformed from a development organization to a sales-driven organization with sales increasing from a $5.7 million annual run-rate for the month ended December 31, 2016, to a $9.9 million annual run-rate for the month ended September 30, 2017.

For the nine months ended September 30, 2017, on a consolidated basis, the operations of our risk management business generated revenue of $5.9 million, and an operating loss of $18.4 million. For the year ended December 31, 2016, on a consolidated basis, the operations of our risk management business generated revenue of approximately $4.6 million, and an operating loss of $16.9 million.

Spin-off

During the third quarter of 2017, cogint announced its intention to separate the risk management business from the digital marketing business. This separation will be accomplished through a Spin-off in which cogint will contribute its risk management business to Red Violet and then distribute its entire interest in Red Violet to cogint’s stockholders and certain warrant holders. Subject to cogint and Red Violet receiving all necessary approvals to complete the Spin-off and the Business Combination as further discussed below, we expect the Spin-off to occur in [●]. Red Violet and cogint have entered into agreements providing for the separation of the

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

businesses and governing various ongoing arrangements between the companies upon completion of the Spin-off, including cogint’s agreement to issue the Red Violet Note as a capital contribution for up to $20.0 million if requested by Red Violet. As a holder of cogint common stock, you will receive one share of Red Violet common stock for each [●] shares of cogint common stock you hold at the close of business on [●], 2018, the record date for the Spin-off. cogint warrants outstanding as of the Record Date will participate in the Spin-off pro rata with the cogint common stock, in accordance with their respective terms. Immediately after the Spin-off is completed, cogint will not own any shares of Red Violet common stock and Red Violet will be an independent public company.

The Spin-off is governed by a Separation and Distribution Agreement (the “Separation Agreement”), a Tax Matters Agreement, and an Employee Matters Agreement, each dated September 6, 2017, and each between cogint and Red Violet (collectively, the “Spin-off Documents”), which provide the terms and conditions of the separation of the two businesses and for the Spin-off, which include Red Violet’s right to request the Red Violet Note. Red Violet will be led by cogint’s current management team, including Derek Dubner, co-founder and Chief Executive Officer of cogint, serving as Chief Executive Officer of Red Violet and Michael Brauser, co-founder and Chairman of the Board of cogint, serving as Chairman of the Board of Red Violet. Upon completion of the Spin-off and the Business Combination, Mr. Dubner and Mr. Brauser will resign from their respective positions with cogint.

BlueFocus Business Combination

Upon completion of the Spin-off, cogint will complete the Business Combination in accordance with the Business Combination Agreement, pursuant to which, among other things:

(1)	BlueFocus will contribute to cogint all of the equity interests of (a) Vision 7, (b) WAVS, (c) Indigo, and (d) each Acquisition Entity;

(2)	BlueFocus will contribute to cogint (a) the Cash Contribution, the proceeds of which cogint will use to (i) repay, if outstanding, the Red Violet Note, (ii) pay off certain transaction-related expenses, and (iii) pay the Cash Dividend and (b) in cash, the Working Capital Shortfall;

(3)	In exchange for the Contributed Entities and the Cash Consideration, BlueFocus will receive a number of shares of common stock of cogint representing 63.0% of the fully diluted, issued and outstanding shares of common stock of cogint at the closing of the Business Combination; and

(4)	BlueFocus will repay, assume, or refinance cogint’s indebtedness, other than the Red Violet Note, as of the closing of the Business Combination.

Completion of the Spin-off is a condition to the completion of the Business Combination, both of which are intended to occur on the same day. However, the Spin-off will not occur unless all other conditions to the Business Combination set forth in the Business Combination Agreement have been satisfied or waived. Completion of the Business Combination is subject to customary regulatory approvals for a transaction of its type, including, but not limited to, regulatory approval under the Hart-Scott-Rodino Act, which approval was granted on October 25, 2017, and by the Committee on Foreign Investment in the United States, which approval was granted on [●], as well as continued listing of cogint’s common stock on Nasdaq. The additional conditions to completion of the Business Combination are as set forth in the Business Combination Agreement. On December 18, 2017 cogint filed and mailed its stockholders a definitive Information Statement on Schedule 14C (the “14C Information Statement”) describing the Business Combination in greater detail. We intend to include the 14C Information Statement as an annex to this information statement when we mail it to cogint’s stockholders.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Emerging Growth Company Status of Red Violet

Following the Spin-off, Red Violet will be an “emerging growth company” as defined in the JOBS Act. As such, Red Violet will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Red Violet has not made a decision whether to take advantage of any or all of these exemptions. If Red Violet does take advantage of some or all of these exemptions, some investors may find Red Violet’s common stock less attractive. The result may be a less active trading market for Red Violet’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Red Violet, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Red Violet has elected to take advantage of this extended transition period, however it is Red Violet’s present intention to adopt any applicable accounting standards timely. If at some time Red Violet delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Red Violet may remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (c) the date it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, and (d) the date on which Red Violet has issued more than $1 billion in non-convertible debt during the preceding three-year period.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

TERMS OF THE SPIN-OFF

The Spin-off will separate cogint’s risk management business from its digital marketing business, resulting in two independent public companies: Red Violet and cogint. The following is a brief summary of the terms of the Spin-off.

Distributing Company	Cogint, Inc. After the Spin-off, cogint will not own any shares of Red Violet common stock.

Spin-off Company	Red Violet, Inc. After the Spin-off, Red Violet will be an independent public company.

Record Date	Close of business on [●], 2018.

Spin-off Date	On or about [●], 2018.

Distribution Ratio	On the Spin-off Date, cogint stockholders and certain warrant holders will receive one share of Red Violet common stock for every [●] shares of cogint common stock held (or into which such cogint warrant is exercisable for) as of the close of business on the Record Date.

Treatment of Restricted Stock Units	Before the Record Date, cogint accelerated the vesting of all outstanding restricted stock units (“RSUs”) and delivered all shares of common stock underlying such RSUs so that such shares will participate in the Spin-off pro rata.

Treatment of Options	Before the Record Date, cogint vested all outstanding stock options. Any options not exercised before the Record Date were terminated on the Record Date, except for options issued under cogint’s 2015 Stock Equity Plan (“2015 Plan”), which will terminate immediately before the closing of the Business Combination. Options outstanding but unexercised on the Record Date will not be equitably adjusted in respect of the Spin-off, the Cash Dividend, or otherwise. Shares issued pursuant to any option exercised before the Record Date will participate in the Spin-off pro rata.

Treatment of Restricted Stock	Before the Record Date, cogint vested all outstanding shares of restricted stock, so that such shares will participate in the Spin-off pro rata.

Treatment of Warrants	Holders of warrants to purchase cogint common stock will participate in the Spin-off pro rata, in accordance with the terms of their warrants.

Listing and Trading of Red Violet Common Stock	We have applied to list our common stock on Nasdaq under the symbol “RDVT.” We expect a limited “when issued” trading for our

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

common stock (identified by the letter “v” next to the listing) will develop on or about the Record Date for the Spin-off and continue through the Spin-off Date. “When issued” trades will be settled only if the Spin-off is completed and our common stock is issued. We expect “regular way” trading in our common stock will begin on the first trading day after the Spin-off Date.

Listing and Trading of cogint Common Stock	cogint common stock will continue to trade “regular way,” reflecting the combined value of cogint and Red Violet (as well as the Cash Dividend, if declared) until the Spin-off Date. cogint common stock will trade carrying due-bills representing Red Violet common stock (and separately, due-bills representing the Cash Dividend) beginning two days before the Record Date and continuing through the Spin-off Date. Due-bills will be redeemed for Red Violet common stock after the completion of the Spin-off.

Securities to Be Distributed	In aggregate, approximately [●] million shares of Red Violet common stock will be distributed in the Spin-off.

Distribution Agent	Continental Stock Transfer & Trust Company.

Distribution Mechanics	Before the Spin-off Date, cogint will deliver all of the outstanding shares of Red Violet common stock to the distribution agent for distribution to cogint stockholders and certain warrant holders. Upon and following the consummation of the Spin-off, cogint, with the assistance of the distribution agent, will electronically issue shares of Red Violet common stock to the stockholders of cogint and certain of its warrant holders by way of direct registration in book-entry form. The distribution agent will mail each cogint stockholder and certain warrant holders a book-entry account statement that reflects such cogint stockholder’s or warrant holder’s shares of Red Violet common stock.

Fractional Shares	cogint will not distribute any fractional shares of Red Violet common stock to its stockholders or certain warrant holders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “U.S. Federal Income Tax Aspects of the Spin-off,” included elsewhere in this information statement.

Tax Consequences of the Spin-off	Each cogint stockholder or warrant holder’s receipt of shares of Red Violet common stock in the Spin-off (including any fractional shares

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

sold on such recipient’s behalf) will generally be a taxable dividend to the extent of such holder’s ratable share of cogint’s current and accumulated earnings and profits, with the excess treated first as a non-taxable return of capital to the extent of such holder’s tax basis in its shares of cogint’s common stock and then as capital gain. For a more detailed discussion see “U.S. Federal Income Tax Aspects of the Spin-off,” included elsewhere in this information statement.

Holders should consult their tax advisors about the particular consequences of the distribution to them, including the application of state, local and foreign tax laws.

Separation Agreement and Other Spin-off Documents	Red Violet has entered into the Separation Agreement with cogint, which sets forth the terms and conditions of the Spin-off. Red Violet has also entered into the Tax Matter Agreement and the Employee Matters Agreement with cogint to facilitate the separation of the risk management business from the digital marketing business and the operation of Red Violet and cogint as independent public companies. Additionally, if requested by Red Violet, cogint has agreed to issue the Red Violet Note.

Conditions to the Spin-off	The Spin-off will occur only if, among other things:

•	all conditions to the completion of the Business Combination set out in the Business Combination Agreement shall have been satisfied or waived, other than the completion of the Spin-off;

•	our common stock shall have been registered under the Exchange Act and shall not be subject to any stop orders, and the information statement shall have been mailed to the cogint stockholders and certain warrant holders;

•	our common stock shall have been approved for listing on the Nasdaq;

•	no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing completion of the Spin-off;

•	cogint and Red Violet shall have prepared and mailed to the cogint stockholders and certain warrant holders such information about Red Violet, the digital marketing business, the Spin-off and other matters as appropriate and required by law; and

•	cogint and Red Violet shall have received any necessary permits and authorizations under the securities or “blue sky” laws of the United States and comparable laws of any other applicable jurisdiction and all such permits and authorizations shall be in effect.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

BlueFocus Business Combination	Upon completion of the Spin-off, cogint will complete the Business Combination, pursuant to which, among other things:

•	BlueFocus will contribute to cogint all of the equity interests of (a) Vision 7, (b) WAVS, (c) Indigo, and (d) each Acquisition Entity;

•	BlueFocus will contribute to cogint (a) the Cash Contribution, the proceeds of which cogint will use to (i) repay, if outstanding, the Red Violet Note, (ii) pay off certain transaction-related expenses, and (iii) pay the Cash Dividend and (b) in cash, the Working Capital Shortfall;

•	In exchange for the Contributed Entities and the Cash Consideration, BlueFocus will receive a number of shares of common stock of cogint representing 63.0% of the fully diluted, issued and outstanding shares of common stock of cogint at the closing of the Business Combination; and

•	BlueFocus will repay, assume, or refinance cogint’s indebtedness, other than the Red Violet Note, as of the closing of the Business Combination.

Completion of the Spin-off is a condition precedent to the completion of the Business Combination, both of which are intended to occur on the same day. However, the Spin-off will not occur unless all other conditions to the Business Combination set forth in the Business Combination Agreement have been satisfied or waived.

Risks Relating to Ownership of Our Common Stock and the Distribution	Our business is subject to both general and specific risks and uncertainties relating to our business and our being a stand-alone, publicly traded company. Our business is also subject to risks relating to the Spin-off. You should read carefully “Risk Factors,” beginning on page 10 of this information statement.

Red Violet Dividend Policy	After the Spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	Why is cogint separating its businesses?

A:	cogint’s board of directors has determined the separation of its risk management business from its digital marketing business is in the best interests of its stockholders. cogint’s board of directors believes the risk management business and the digital marketing businesses have distinct financial and operating characteristics and that separating the businesses will, among other things:

•	allow the two independent company’s management teams to adopt strategies and pursue objectives appropriate to their respective needs to focus more exclusively on improving each company’s operations, thereby maximizing stockholder value over the long term for each of cogint and Red Violet;

•	simplify the management and organizational structures of each company, allowing each company to optimize capital deployment and investment strategies necessary to advance their respective compelling innovation roadmaps, and provide each company’s management team with direct incentives and accountability to their respective investors and other stakeholders;

•	bring greater clarity to the marketplace as to each company’s core competencies, allowing each company to compete more effectively within their respective markets;

•	provide current cogint stockholders with equity investments in two separate, publicly traded companies; and

•	enable investors to better evaluate the financial performance, strategies, and other characteristics of each business and company, which will permit investors to make investment decisions based on each company’s individual performance and potential, and enhance the likelihood the market will value each company appropriately. In addition, each company will be able to focus its investor relations efforts on cultivating a distinct identity.

Q	What will the Spin-off accomplish?

A:	The Spin-off will separate cogint’s risk management business from its digital marketing business and thereby transform cogint into two independent companies, each focused on its own core business:

•	cogint – a world-class global marketing services company powered by creative, digital and performance marketing capabilities. Leveraging millions of real-time survey interactions with consumers every day, coupled with leading agency brands offering best-in-class services spanning branding and creative, cogint enables advertisers to more effectively target and acquire their most valuable customers, with precision, at a massive scale; and

•	Red Violet – a software and services company specializing in big data analysis, providing cloud-based, mission-critical information solutions to enterprises in a variety of industries. Red Violet’s mission is to transform data into intelligence utilizing our proprietary technology platform to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, Red Violet transforms data into intelligence, in a fast and efficient manner, so its clients can spend their time on what matters most, running their organizations with confidence. Through Red Violet’s intelligent platform, CORE, Red Violet uncovers the relevance of disparate data points utilizing its analytical capabilities to provide real-time and insightful views of people, businesses, assets and their interrelationships. Red Violet empowers clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, and ensuring legislative compliance, to debt recovery.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Q:	What do stockholders need to do to participate in the Spin-off?

A:	Nothing. To effect the Spin-off, cogint has declared, in accordance with applicable law, and will distribute to each of its stockholders a dividend of one share of Red Violet common stock for every [●] shares of cogint common stock held as of the close of business on the Record Date. No proxy or vote is necessary. cogint expects the Spin-off to occur in [●]. The Spin-off will not change the number of shares of cogint common stock outstanding or the number of shares cogint’s stockholders own. Immediately after the Spin-off, cogint’s stockholders as of the Record Date will continue to own their respective proportionate interest in cogint’s digital marketing and risk management businesses, but such stockholders will own their interests through ownership of stock in two independent public companies, cogint and Red Violet.

Q:	What is the record date for the distribution of shares of Red Violet common stock in the Spin-off?

A:	cogint’s board of directors has established [●], 2018 as the Record Date to determine the stockholders and warrant holders entitled to receive shares of Red Violet common stock in the distribution.

Q:	When will the distribution of shares of Red Violet common stock occur?

A:	We expect cogint will effect the Spin-off and distribute the shares of Red Violet common stock on [●], 2018.

Q:	Will cogint retain any ownership interest in Red Violet after the Spin-off?

A:	No. After the Spin-off, cogint will not own any shares of Red Violet common stock and Red Violet will not own any shares of cogint common stock. Certain officers and directors of each company may own shares of the other company.

Q:	Are there risks to owning Red Violet common stock?

A:	Yes. Red Violet’s business is subject to risks relating to its operations and financial conditions. In addition, Red Violet’s separation from cogint presents risks relating to Red Violet as an independent public company as well as risks relating to the nature of the Spin-off transaction itself. These risks are described in the “Risk Factors” section beginning on page 10 and in the disclosure throughout this information statement.

Q:	What are the U.S. federal income tax consequences of the distribution of shares of Red Violet common stock to cogint stockholders?

A:	The receipt by you of shares of Red Violet common stock in the Spin-off (including any fractional shares sold on your behalf) will generally be a taxable dividend to the extent of your ratable share of cogint’s current and accumulated earnings and profits, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in shares of cogint’s common stock and then as capital gain. For a more detailed discussion see “U.S. Federal Income Tax Aspects of the Spin-off,” included elsewhere in this information statement.

You should consult your tax advisor about the particular consequences of the distribution to you, including the application of state, local and foreign tax laws.

Q:	How will I determine the tax basis I will have in the Red Violet shares I receive in the Spin-off?

A.	Your tax basis in the shares of Red Violet common stock received generally will equal the fair market value of such shares on the distribution date. For a more detailed discussion see “U.S. Federal Income Tax Aspects of the Spin-off,” included elsewhere in this information statement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Q:	Where can cogint stockholders get more information about the Spin-off?

A:	You may direct questions to Cogint, Inc., 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, Attention: Investor Relations, telephone number: (561) 757-4000, or you may contact the distribution agent for the Spin-off, Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, New York 10004, telephone number: (212) 509-4000.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(Amounts in thousands, except share data)

We provide below summary historical and pro forma financial data of Red Violet for the periods indicated. The pro forma statements of operations and balance sheet data give effect to the transactions and events described in “Unaudited Consolidated and Combined Pro Forma Financial Statements.” You should read the summary consolidated and combined historical and pro forma financial data in conjunction with our Consolidated and Combined Financial Statements and notes thereto included elsewhere in this information statement, “Unaudited Consolidated and Combined Pro Forma Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary historical and pro forma financial data is not necessarily indicative of the results of operations or financial position that would have resulted had the Spin-off occurred during the periods presented.

	Nine Months Ended September 30,			Year Ended December 31,
(In thousands, except share data)	Pro Forma 2017	2017	2016	Pro Forma 2016	2016	2015
Statements of Operations:
Revenue	$5,871	$5,871	$3,254	$4,585	$4,585	$4,003
Loss before income taxes	$(21,886)	$(18,360)	$(13,246)	$(19,912)	$(16,901)	$(10,501)
Net loss	$(21,886)	$(18,360)	$(13,208)	$(19,874)	$(16,863)	$(10,643)
Pro forma basic and diluted loss per share	$(1.09)			$(0.99)
Pro forma weighted average outstanding shares—Basic and diluted	20,000,000			20,000,000

	September 30,		December 31,
(In thousands)	Pro Forma 2017	2017	2016	2015
Balance sheets:
Cash and cash equivalents	$20,252	$252	$226	$—
Intangible assets, net	$14,401	$14,401	$9,482	$4,147
Total assets	$44,146	$24,146	$18,708	$12,937
Total shareholders’ equity	$35,803	$15,803	$15,217	$11,914

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2017	2016	2016	2015
Adjusted EBITDA(1)
Adjusted EBITDA	$(6,224)	$(5,912)	$(7,910)	$(6,006)

(1)	See “Use and Reconciliation of Non-GAAP Financial Measures” set forth in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” for a discussion of our use of adjusted EBITDA and a reconciliation to net loss, the most directly comparable GAAP financial measure.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RISK FACTORS

This information statement and the Form 10 of which it forms a part contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such forward-looking statements contain information about our expectations, beliefs or intentions regarding our business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include the following:

Risks Relating to the Separation of Red Violet from cogint

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from cogint.

As a new, publicly traded company, we believe our business will benefit from allowing our management to design and implement strategies based primarily on the characteristics of our operating business, allowing us to focus our time and financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. We may not be able to achieve some or all of the benefits that we expect to achieve as a new operating company or such benefits may be delayed or may not occur at all.

We may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

We may need additional capital in the future, however if that need arises, we cannot be certain additional capital will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. To the extent that we raise additional funds by issuing equity securities, our shareholders would experience dilution, which may be significant and could cause the market price of our common stock to decline significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could significantly harm our business and prospects and could cause our stock price to decline.

Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.

The historical and pro forma financial statements we have included in this information statement may not reflect what our business, financial position or results of operations would have been had we been a publicly traded company during the periods presented or what our results of operations, financial position and cash flows will be in the future when we are a stand-alone company. For additional information about our past financial performance and the basis of presentation of our financial statements, please see “Summary Historical And Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the notes thereto included elsewhere in this information statement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

The Spin-off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.

Disputes with third parties could arise out of the distribution, and we could experience unfavorable reactions to the distribution from employees, investors, or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial position, and results of operations. In addition, following the Spin-off, disputes between us and cogint could arise in connection with any of the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement or other agreements between the parties.

Under the Separation Agreement, cogint will have to indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that cogint’s ability to satisfy its indemnification obligation will not be impaired in the future.

Under the Separation Agreement, cogint will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that cogint will agree to retain, and there can be no assurance that cogint will be able to fully satisfy its indemnification obligations. Even if we ultimately succeed in recovering from cogint any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from cogint.

Our potential indemnification obligations pursuant to the Separation Agreement could materially adversely affect us.

Under the Separation Agreement we have an obligation to indemnify cogint for liabilities associated with our business, cogint’s assets and liabilities being transferred to us or our subsidiaries in connection with the Spin-off, and any breach of our obligations under the Separation Agreement and the other agreements associated with the Spin-off. Although no such liabilities are currently anticipated, if we have to indemnify cogint for unanticipated liabilities, the cost of such indemnification obligations may have a material and adverse effect on our financial performance.

A court could deem the Spin-off to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

If the transaction is challenged by a third party, a court could deem the distribution by cogint of our common stock or certain internal restructuring transactions undertaken by us in connection with the Spin-off to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our stockholders to return to us some or all of the shares of our common stock issued in the Spin-off or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors.

Risks Relating to Our Business

We have a history of losses and negative cash flow from operations which makes our future results uncertain.

Since inception, we have incurred operating losses and negative cash flow from operations. We need to generate greater revenue from the sale of our products and services if we are to achieve and sustain

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

profitability. If we are unable to generate greater revenue, we may not be able to achieve profitability or generate positive cash flow from operations in the future.

Our products and services are highly technical and if they contain undetected errors, our business could be adversely affected and we may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

Our products and services are highly technical and complex. Our products and services have contained and may contain one or more undetected errors, defects or security vulnerabilities. Some errors in our products and services may only be discovered after a product or service has been used by end customers. Any errors or security vulnerabilities discovered in our products after commercial release could result in loss of revenues or delay in revenue recognition, or loss of customers, any of which could adversely affect our business and results of operations. In addition, we could face claims for product liability or breach of personally identifiable information. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention. In addition, if our business liability insurance coverage is inadequate or future coverage is unavailable on acceptable terms or at all, our financial condition could be harmed.

Because our networks and information technology systems are critical to our success, if unauthorized persons access or hack into our systems or our systems otherwise cease to function properly, our operations could be adversely affected and we could lose revenues, proprietary information or personal data, all of which could materially adversely affect our business.

As our business is conducted largely online, it is dependent on our networks being accessible and secure. If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to our network security controls, the market perception of the effectiveness of our network security could be harmed resulting in loss of current and potential end user customers, data suppliers, or cause us to lose potential value-added resellers. Our business is largely dependent on our customer-facing websites and our websites may be inaccessible because of service interruptions or subject to hacking or computer attacks. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. If an actual or perceived breach were to occur, we cannot assure you that we would not lose revenue or not sustain operating losses as a result.

We also rely heavily on large information technology databases and the ability to provide services using that information. A party who is able to breach the security measures on our networks could misappropriate either our proprietary information or the personal information of consumers that we collect, or otherwise cause interruptions or malfunctions to our operations. Hacking of computer data systems is a growing problem throughout the United States. If we grow and obtain more visibility, we may be more vulnerable to hacking. Moreover, the increased use of mobile devices also increases the risk of intentional and unintentional theft or disclosure of data including personally identifiable information. We may be unable to anticipate all of these vulnerabilities and implement adequate preventative measures and, in some cases, we may not be able to immediately detect a security incident. Any security incident may also result in a misappropriation of our proprietary information or that of our users, clients, and third-party publishers, which could result in legal and financial liability, as well as harm to our reputation.

We may be required to expend significant capital and other resources to protect against such threats or to alleviate problems caused by breaches in security. Additionally, any server interruptions, break-downs or system failures, including failures which may be attributable to events within our control, could increase our future operating costs and cause us to lose business. We maintain insurance policies covering losses relating to our

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

network systems or other assets. However, these policies may not cover the entire cost of a claim. Any future disruptions in our information technology systems, whether caused by hacking or otherwise, may have a material adverse effect on our future results.

Privacy concerns relating to our data collection practices and any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse, or error could harm our reputation, impair our ability to attract website visitors and to attract and retain clients, result in a loss of confidence in the security of our products and services, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and results of operations. In addition, we could incur significant costs for which our insurance policies may not adequately cover and cause us to expend significant resources in protecting against security breaches and complying with the multitude of state, federal and foreign laws regarding data privacy and data breach notification obligations.

We must adequately protect our intellectual property in order to prevent loss of valuable proprietary information.

We rely primarily upon a combination of patent, copyright, trademark and trade secret laws, as well as other intellectual property laws, and confidentiality procedures and contractual agreements, such as non-disclosure agreements, to protect our proprietary technology and intellectual property. However, unauthorized parties may attempt to copy or reverse-engineer aspects of our products or services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products or services is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property. If the protection of our intellectual property proves to be inadequate or unenforceable, others may be able to use our proprietary developments without compensation to us, resulting in potential cost advantages to our competitors.

Some of our systems and technologies are not covered by any copyright, patent or patent application. Additionally, we cannot guarantee that: (i) our intellectual property rights will provide us with a competitive advantage; (ii) our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will be effective; (iii) our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak; (iv) any of the patent, trademark, copyright, trade secret or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged, or abandoned; (v) competitors will not design around our protected systems and technology; or (vi) we will not lose the ability to assert our intellectual property rights against others.

Policing unauthorized use of our proprietary rights can be difficult and costly. Litigation, while it may be necessary to enforce or protect our intellectual property rights, could result in substantial costs and diversion of resources and management attention and could adversely affect our business, even if we are successful on the merits. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties.

We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

An important focus of our business is to identify business partners who can enhance our services, enable us to develop solutions that differentiate us from our competitors, drive users to our websites and monetize our data. We have entered into several alliance agreements or license agreements with respect to certain of our datasets and services and may enter into similar agreements in the future. These arrangements may require us to restrict

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

our use of certain of our technologies or datasets among certain customer industries, restrict content on our websites or grant licenses on terms that ultimately may prove to be unfavorable to us, any of which could adversely affect our business, financial condition or results of operations. Relationships with our alliance agreement partners may include risks due to incomplete information regarding the marketplace and commercial strategies of our partners, and our alliance agreements or other licensing agreements may be the subject of contractual disputes. If we or our alliance agreements’ partners are not successful in maintaining or commercializing the alliance agreements’ services, such commercial failure could adversely affect our business.

If we consummate any future acquisitions, we will be subject to the risks inherent in identifying, acquiring and operating a newly acquired business.

We may, in the future, acquire additional businesses, which we believe could complement or expand our current business or offer growth opportunities. We may experience difficulties in identifying potential acquisition candidates that complement our current business at appropriate prices, or at all. We cannot assure you that our acquisition strategy will be successful. We may spend significant management time and resources in analyzing and negotiating acquisitions or investments that are not consummated. Furthermore, the ongoing process of integrating an acquired business is distracting, time consuming, expensive, and requires continuous optimization and allocation of resources. Additionally, if we use stock as consideration, this would dilute our existing shareholders and if we use cash, this would reduce our liquidity and impact our financial flexibility. We may seek debt financing for particular acquisitions, which may not be available on commercially reasonable terms, or at all. We face the risks associated with the business acquisition strategy, including:

•	the potential disruption of our existing businesses, including the diversion of management attention and the redeployment of resources;

•	entering new markets or industries in which we have limited prior experience;

•	our failure in due diligence to identify key issues specific to the businesses we seek to acquire or the industries or other environments in which they operate, or, failure to protect against contingent liabilities arising from those issues;

•	unforeseen, hidden or fraudulent liabilities;

•	our difficulties in integrating, aligning and coordinating organizations which will likely be geographically separated and may involve diverse business operations and corporate cultures;

•	our difficulties in integrating and retaining key management, sales, research and development, production and other personnel;

•	the potential loss of key employees, customers or distribution partners of the acquired businesses;

•	our difficulties in incorporating the acquired business into our organization;

•	the potential loss of customers, distributors or suppliers;

•	our difficulties in integrating or expanding information technology systems and other business processes to accommodate the acquired business;

•	the risks associated with integrating financial reporting and internal control systems, including the risk that significant deficiencies or material weaknesses may be identified in acquired entities;

•	the potential for future impairments of goodwill and other intangible assets if the acquired business does not perform as expected;

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

•	the inability to obtain necessary government approvals for the acquisition, if any; and

•	our successfully operating the acquired business.

If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses or reduce the availability or effectiveness of our solutions, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

Our businesses are subject to regulation under the Driver’s Privacy Protection Act (18 U.S.C. §§ 2721- 2725) (“DPPA”), the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801- 6809) (“GLBA”), and various other federal, state and local laws and regulations. These laws and regulations, which generally are designed to protect the privacy of the public and to prevent the misuse of personal information are complex, change frequently and have tended to become more stringent over time. We have already incurred significant expenses in our attempt to ensure compliance with these laws.

These U.S. federal and state laws and regulations, which can be enforced by government entities or, in some cases, private parties, are constantly evolving and can be subject to significant change. Keeping our business in compliance with or bringing our business into compliance with new laws may be costly, and may affect our revenue and/or harm our financial results. In addition, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients could affect the activities or strategies of such clients and, therefore, lead to reductions in their level of business with us.

The following legal and regulatory developments could also have a material adverse effect on our business, financial condition or results of operations:

•	amendment, enactment or interpretation of laws and regulations that restrict the access and use of personal information and reduce the availability or effectiveness of our solutions or the supply of data available;

•	changes in cultural and consumer attitudes in favor of further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of data suppliers or customers to comply with laws or regulations, where mutual compliance is required;

•	failure of our solutions to comply with current laws and regulations; and

•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information could adversely affect our business, financial condition or results of operations. In the future, we may be subject to significant additional expense to ensure continued compliance with applicable laws and regulations and to investigate, defend or remedy actual or alleged violations.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

Legal proceedings arise frequently as part of the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the FTC) or state (e.g., state attorneys general) authorities. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class action lawsuits against us and obtain statutorily prescribed damages. Additionally, our customers might face similar proceedings, actions or inquiries which could affect their business and, in turn, our ability to do business with those customers. For additional information regarding legal proceedings, please see Note 11(c) to the “Consolidated and Combined Financial Statements” and Note 7(b) to the “Unaudited Condensed Consolidated and Combined Financial Statements.”

While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us. Furthermore, we review legal proceedings and claims on an ongoing basis and follow appropriate accounting guidance, including ASC 450, when making accrual and disclosure decisions. We establish accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and we disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. We do not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

Our relationships with key customers may be materially diminished or terminated.

We have established relationships with a number of customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued services of Michael Brauser, our Chairman, Derek Dubner, our Chief Executive Officer, Daniel MacLachlan, our Chief Financial Officer and other key employees in all areas of our

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

organization, each of whom is important to the management of certain aspects of our business and operations and the development of our strategic direction, and each of whom may be difficult to replace. The loss of the services of these key individuals and the process to replace these individuals would involve significant time and expense and could significantly delay or prevent the achievement of our business objectives.

If we fail to respond to rapid technological changes in the big data and analytics sector, we may lose customers and/or our products and/or services may become obsolete.

The big data and analytics sector is characterized by rapidly changing technology, frequent product introductions, and continued evolution of new industry standards. As a result, our success depends upon our ability to develop and introduce in a timely manner new products and services and enhancements to existing products and services that meet changing customer requirements and evolving industry standards. The development of technologically advanced product solutions is a complex and uncertain process requiring high levels of innovation, rapid response and accurate anticipation of technological and market trends. We cannot assure you that it will be able to identify, develop, manufacture, market or support new or enhanced products and services successfully in a timely manner. Further, we or our competitors may introduce new products or services or product enhancements that shorten the life cycle of existing products or services or cause existing products or services to become obsolete.

Our revenues are concentrated in the U.S. market across a broad range of industries. When these industries or the broader financial markets experience a downturn, demand for our services and revenues may be adversely affected.

Our customers, and therefore our business and revenue, sometimes depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. In addition, a significant amount of our revenue is concentrated among certain industries. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could reoccur. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our business and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began to affect U.S. businesses in 2008 caused a greater focus on expense reduction by customers of businesses similar to ours. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.

We could lose our access to data sources which could prevent us from providing our services.

Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from strategic partners and various government and public records repositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

We face intense competition from both start-up and established companies that may have significant advantages over us and our products.

The market for our products and services is intensely competitive. There are numerous companies competing with us in various segments of the big data and analytics sector, and their products and services may have advantages over our products and services in areas such as conformity to existing and emerging industry standards, performance, price, ease of use, scalability, reliability, flexibility, product features and technical support.

Our principal competitors in the big data and analytics sector include Palantir, RELX Group (LexisNexis), TransUnion, and Thomson Reuters. Current and potential competitors may have one or more of the following significant advantages:

•	greater financial, technical and marketing resources;

•	better name recognition;

•	more comprehensive solutions;

•	better or more extensive cooperative relationships; and

•	larger customer base.

We cannot assure you that we will be able to compete successfully with our existing or new competitors. Some of our competitors may have, in relation to us, one or more of the following: longer operating histories, longer-standing relationships with end-user customers and greater customer service, public relations and other resources. As a result, these competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services. Additionally, it is likely that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share.

There may be further consolidation in our end-customer markets, which may adversely affect our revenues.

There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since many of our contracts provide for volume discounts. In addition, our existing customers might leave certain geographic markets, which would no longer require them to purchase certain products from us and, consequently, we would generate less revenue than we currently expect.

To the extent the availability of free or relatively inexpensive consumer and/or business information increases, the demand for some of our services may decrease.

Public and commercial sources of free or relatively inexpensive consumer and business information have become increasingly available and this trend is expected to continue. Public and commercial sources of free or relatively inexpensive consumer and/or business information may reduce demand for our services. To the extent

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that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public and commercial sources, our business, financial condition and results of operations may be adversely affected.

If our newer products do not achieve market acceptance, revenue growth may suffer.

Our products have been in the market place for a limited period of time and may have longer sales cycles than competitive products. Accordingly, we may not achieve the meaningful revenue growth needed to sustain operations. We cannot provide any assurances that sales of our newer products will continue to grow or generate sufficient revenues to sustain our business. If we are unable to recognize revenues due to longer sales cycles or other problems, our results of operations could be adversely affected.

We have not yet received broad market acceptance for our newer products. We cannot assure you that our present or future products will achieve market acceptance on a sustained basis. In order to achieve market acceptance and achieve future revenue growth, we must introduce complementary products, incorporate new technologies into existing product lines and design, and develop and successfully commercialize higher performance products in a timely manner. We cannot assure you that we will be able to offer new or complementary products that gain market acceptance quickly enough to avoid decreased revenues during current or future product introductions or transitions.

Our products and services can have long sales and implementation cycles, which may result in substantial expenses before realizing any associated revenues.

The sale and implementation of our products and services to large companies and government entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers’ internal budgeting and other procedures for approving capital expenditures, and testing and accepting new technologies that affect key operations. As a result, sales and implementation cycles for our products and services can be lengthy, and we may expend significant time and resources before we receive any revenues from a customer or potential customer. Our quarterly and annual operating results could be adversely affected if orders forecast for a specific customer and for a particular period are not realized.

Consolidation in the big data and analytics sector may limit market acceptance of our products and services.

Several of our competitors have acquired companies with complementary technologies in the past. We expect consolidation in the industries we serve to continue in the future. These acquisitions may permit our competitors to accelerate the development and commercialization of broader product lines and more comprehensive solutions than we currently offer. Acquisitions of vendors or other companies that with whom we have a strategic relationship by our competitors may limit our access to commercially significant technologies. Further, business combinations are creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise, which may make it more difficult for us to compete.

We may incur substantial expenses defending against claims of infringement.

There are numerous patents held by many companies relating to the design and manufacture of data and analytics solutions. Third parties may claim that our products and/or services infringe on their intellectual property rights. Any claim, with or without merit, could consume management’s time, result in costly litigation, cause delays in sales or implementation of products or services or require entry into royalty or licensing agreements. In this respect, patent and other intellectual property litigation is becoming increasingly more expensive in terms of legal fees, expert fees and other expenses. Royalty and licensing agreements, if required

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and available, may be on terms unacceptable to us or detrimental to our business. Moreover, a successful claim of product infringement against us or our failure or inability to license the infringed or similar technology on commercially reasonable terms could seriously harm our business.

Risks Relating to Our Common Stock

No market for our common stock currently exists and an active trading market may not develop or be sustained after the distribution.

There is currently no public market for our common stock. We have applied to list our common stock on Nasdaq. We anticipate that before the distribution date, trading of shares of our common stock will begin on a “when issued” basis and that trading will continue up to and including the distribution date. However, an active trading market for our common stock may not develop as a result of the distribution or may not be sustained in the future. The lack of an active market may make it more difficult for you to sell our shares and could lead to our share price being depressed or volatile. An inactive market may also impair our ability to raise capital by selling our common stock, motivate our employees and sales representatives through equity incentive awards, and acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock, once publicly traded, may be volatile and the value of an investment in our common stock may decline.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	additions or departures of key personnel;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	any major change in our board or management;

•	general economic conditions and slow or negative growth of our markets; and

•	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future issuances of shares of our common stock in connection with acquisitions or pursuant to our stock incentive plans could have a dilutive effect on your investment.

Future acquisitions may involve the issuance of our common stock as payment, in part or in full, for the business or assets acquired. The benefits derived by us from an acquisition might not exceed the dilutive effect of the acquisition. Pursuant to the potential plans, our board of directors may grant stock options, RSUs, or other

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equity awards to our directors and employees. When these awards vest or are exercised, the issuance of shares of common stock underlying these awards may have a dilutive effect on our common stock.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

Our officers and directors will own approximately [●]% of our common stock. As a result, these stockholders may be in a position to exert significant influence over all matters requiring stockholder approval, including the election of directors and determination of significant corporate actions. The interests of these stockholders may not always coincide with the interests of other stockholders, and these stockholders may act in a manner that advances their interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements available to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our shares of common stock to be less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and our share price may be more volatile.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

THE SPIN-OFF

Reasons for the Spin-off

cogint’s board of directors has determined the separation of its risk management business from its digital marketing business is in the best interests of its stockholders. cogint’s board of directors believes the risk management and digital marketing businesses have distinct financial and operating characteristics and that separating the businesses will, among other things:

•	allow the two independent company’s management teams to adopt strategies and pursue objectives appropriate to their respective needs to focus more exclusively on improving each company’s operations, thereby maximizing stockholder value over the long term for each of cogint and Red Violet;

•	simplify the management and organizational structures of each company, allowing each company to optimize capital deployment and investment strategies necessary to advance their respective compelling innovation roadmaps, and provide each company’s management team with direct incentives and accountability to their respective investors and other stakeholders;

•	bring greater clarity to the market place as to each company’s core competencies, allowing each to compete more effectively within their respective markets;

•	provide current cogint stockholders with equity investments in two separate, publicly traded companies; and

•	enable investors to better evaluate the financial performance, strategies, and other characteristics of each business and company, which will permit investors to make investment decisions based on each company’s own performance and potential, and enhance the likelihood that the market will value each company appropriately. In addition, each company will be able to focus its public relations efforts on cultivating a distinct identity.

Mechanics of the Spin-off

cogint will accomplish the Spin-off by distributing 100% of the shares of Red Violet’s common stock to cogint stockholders and certain warrant holders. On [●], 2018, the cogint board of directors formally declared the dividend necessary to effect the Spin-off. Each cogint stockholder as of the close of business on [●], 2018, which is the Record Date for the Spin-off, will participate in the Spin-off. On the Spin-off Date, those cogint stockholders will each receive one share of Red Violet common stock for every [●] shares of cogint common stock they hold as of the Record Date. Currently outstanding cogint warrants will participate in the Spin-off pro rata with the cogint common stock, in accordance with their respective terms. We expect the Spin-off will take place on or about [●], 2018, although completion of the Spin-off is contingent upon the satisfaction of conditions described in the Separation Agreement discussed further below.

Before the Record Date, cogint accelerated the vesting of all outstanding RSUs and delivered all shares of common stock underlying such RSUs so that such shares will participate in the Spin-off pro rata.

Before the Record Date, cogint vested all outstanding stock options. Any options not exercised before the Record Date were terminated on the Record Date, except for options issued under the Cogint, Inc. 2015 Stock Equity Plan (“2015 Plan”), which will terminate immediately before the closing of the Business Combination. Options outstanding but unexercised on the Record Date will not be equitably adjusted in respect of the Spin-off, the Cash Dividend, or otherwise. Shares issued pursuant to any option exercised before the Record Date will participate in the Spin-off pro rata.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Before the Record Date, cogint vested all outstanding shares of restricted stock, so that such shares will participate in the Spin-off pro rata.

Before the Spin-off Date, cogint will deliver all of the outstanding shares of Red Violet common stock to the distribution agent for distribution to cogint stockholders and certain warrant holders. Upon and following the consummation of the Spin-off, cogint, with the assistance of the distribution agent, will electronically issue shares of Red Violet common stock to the stockholders of cogint and certain of its warrant holders by way of direct registration in book-entry form. The distribution agent will mail each cogint stockholder and certain warrant holders a book-entry account statement that reflects such cogint stockholder’s or warrant holder’s shares of Red Violet common stock. cogint will not distribute any fractional shares of our common stock. The distribution agent will aggregate all fractional shares, sell them on behalf of cogint stockholders and certain warrant holders who would otherwise have been entitled to receive a fractional interest in our common stock and distribute the net cash proceeds to the Red Violet stockholders. This cash received in lieu of fractional shares may be taxable to you.

No cogint stockholder or warrant holder will be required to pay cash or other consideration for the shares of Red Violet common stock they will receive in the Spin-off, or be required to surrender or exchange shares of cogint common stock to receive Red Violet common stock.

Relationship Between Red Violet and cogint

The relationship between Red Violet and cogint will be governed by the Spin-off Documents and other agreements we will enter into in connection with the Spin-off. We describe the material provisions of each of these agreements below. You may also refer to the actual agreements, copies of which are filed as exhibits to the Registration Statement on Form 10 (the “Form 10”) of which this information statement forms a part. These agreements are intended to facilitate the separation of cogint’s risk management business from its digital marketing business and the operation of cogint and Red Violet as separate companies after the Spin-off.

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, dated as of September 6, 2017, by and between cogint and Red Violet, which is attached as an exhibit to the Form 10 and incorporated by reference in this document. Stockholders of cogint are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide cogint stockholders with information regarding its material terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this information statement.

Separation Agreement

The Separation Agreement generally provides for the separation of the risk management business from the digital marketing business. Among other things, the Separation Agreement provides for the transfer of certain entities, assets and liabilities of cogint and its subsidiaries to Red Violet pursuant to an internal restructuring, in order to separate the risk management business from the digital marketing business, and sets forth when and how such transfers will occur (the “Separation”). The Separation Agreement also sets forth how the Spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the Spin-off . Certain matters addressed by the Separation Agreement are described below.

Separation of the Risk Management Business

The Separation Agreement incorporates a step plan, which provides for the transfer of entities, assets and liabilities at the effective time of the Separation on the Spin-off Date, pursuant to which (i) cogint will contribute

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to Red Violet all of the outstanding equity interests of the entities that will become Red Violet subsidiaries (the “Red Violet Subsidiaries”), (ii) cogint will contribute to Red Violet the “Net Cogint Cash”, as such term is defined in the Separation Agreement, which includes all cash held by Cogint that can be distributed to Red Violet without restriction less the difference, if any, between the digital marketing business’ normalized net working capital and the digital marketing business’ net working capital as of the Spin-off Date, (iii) cogint will transfer certain assets to Red Violet and Red Violet will assume certain liabilities of cogint, as further described below, (iv) all necessary actions will be taken to file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of Red Violet, attached as an exhibit to the Form 10, and all necessary actions will be taken to adopt the Amended and Restated Bylaws of Red Violet, attached as an exhibit to the Form 10, and (v) if previously requested in writing by Red Violet, cogint will issue the Red Violet Note.

The assets to be transferred or owned by Red Violet upon the Separation include:

•	all assets identified on a specified schedule which the parties have agreed are being included in the transfer of the risk management business to Red Violet as part of the Separation, including the “Net Cogint Cash”, all rights to the COGINT name, trademarks and service marks as set forth in a trademark assignment agreement to be entered into at the Separation (the ”Trademark Assignment”), the books and records of cogint or any of its subsidiaries exclusively relating to the risk management business and certain employment and consulting agreements;

•	all interests of the Red Violet Subsidiaries;

•	all assets reflected as assets of Red Violet or any other entity that will become a Red Violet Subsidiary;

•	all assets listed as assets of Red Violet on the pro forma consolidated balance sheet of Red Violet and any assets acquired by or for Red Violet after the date of such balance sheet that, had they been acquired on or before such date, would have been reflected in such balance sheet;

•	if issued, the Red Violet Note; and

•	all assets that are owned, in whole or in part, by Red Violet or any Red Violet Subsidiary immediately prior to the Separation.

The Separation Agreement provides that the assets to be transferred to Red Violet will not in any event include any assets retained by cogint under the Separation Agreement, including all assets relating to any of cogint’s benefit plans (except to the extent expressly transferred under the Employee Matters Agreement), or any assets expressly governed by the Tax Matters Agreement (see “Relationship Between Red Violet and cogint—Tax Matters Agreement”).

The liabilities that are to be assumed by Red Violet or the Red Violet Subsidiaries include:

•	all liabilities that are identified on a specified schedule which the parties have agreed are being included in the transfer of the risk management business to Red Violet as part of the Separation, including the liabilities arising from the employment and consulting agreements being transferred and the ownership of the COGINT trademark, all Company Transaction Expenses (as defined in the Business Combination Agreement) not taken into account in the calculation of the Cash Dividend, any indemnification obligations to any person that was an officer or director of cogint or its subsidiaries prior to the Separation to the extent not covered by cogint’s insurance, liabilities of cogint and its subsidiaries conducted prior to the effective time of the Separation (other than those related to the digital marketing business), liabilities arising from the use or calculation of the “Spin-off Ratio,” as such term is defined in the Separation Agreement, and any liabilities associated with the assertion of any rights by any existing or former holder of warrants or other derivative securities of cogint;

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•	all liabilities primarily arising from or relating to the risk management business;

•	all liabilities reflected as liabilities of Red Violet or any Red Violet Subsidiary in the pro forma consolidated balance sheet of Red Violet and any liabilities accrued after the date of such balance sheet that, had they been accrued on or before such date, would have been reflected in such balance sheet; and

•	all liabilities expressly assumed by or otherwise transferred to Red Violet or any Red Violet Subsidiary under the Employee Matters Agreement (see “Relationship Between Red Violet and cogint—Employee Matters Agreement”).

Transfer of the Risk Management Business

The Separation Agreement requires cogint, on the one hand, and Red Violet, on the other hand, to deliver (or cause to be delivered) certain documents to the other party to effect the transfer of the risk management business to Red Violet. On the effective date of the Separation, cogint or its subsidiaries are required to deliver the following documents to Red Violet:

•	an executed counterpart to each of the instruments, assignments, documents or agreements to be executed on the effective date of the Separation in connection with the transactions contemplated by the Separation Agreement (together with the Employee Matters Agreement and Tax Matters Agreement, the “Ancillary Agreements”);

•	the Red Violet Note, if applicable;

•	all necessary transfer documents relating to the assets to be transferred to Red Violet and the liabilities to be assumed by Red Violet; and

•	resignations of each of the individuals who serve as an officer or director of Red Violet or any of its subsidiaries in their capacity as such and the resignations of any other person who will be an officer or employee of cogint or its subsidiaries after the effective time of the Separation and that are directors or officers of Red Violet or any Red Violet Subsidiary, to the extent previously requested by Red Violet.

On the effective date of the Separation, Red Violet or its subsidiaries are required to deliver the following documents to cogint:

•	an executed counterpart to each of the instruments, assignments, documents or agreements to be executed on the effective date of the Separation in connection with the transactions contemplated by the Separation Agreement;

•	all necessary transfer documents relating to the assets to be transferred to Red Violet and the liabilities to be assumed by Red Violet; and

•	resignations of each of the individuals who serve as an officer or director of cogint or any of its subsidiaries (other than Red Violet and any Red Violet Subsidiary) in their capacity as such and the resignations of any other person who will be an officer or employee of Red Violet or any Red Violet Subsidiary after the effective time of the Separation and that are directors or officers of cogint or its subsidiaries (other than Red Violet and any Red Violet Subsidiary), to the extent previously requested by cogint.

Consents and Delayed Transfers

The Separation Agreement provides that cogint and Red Violet will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection

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associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

with the Separation or the Spin-off, provided that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to Red Violet on the one hand, or cogint, on the other hand, in connection with the Separation will automatically be deferred until the completion of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals. The obligations of the parties to obtain such consents and approvals will generally terminate on the one-year anniversary of the Spin-off.

Notwithstanding the inability to transfer an asset or liability as a result of a third-party consent or required governmental approval prior to the Spin-off, subject to the satisfaction of the conditions to the completion of the Spin-off, the Spin-off will nevertheless take place, and cogint and Red Violet, as applicable, will be required to hold the applicable asset or liability in trust and use reasonable best efforts to establish arrangements pursuant to which cogint or Red Violet, as applicable, will obtain all benefits and burdens associated with the asset or liability as if it had been transferred.

Intercompany Arrangements

Except for certain agreements such as the Separation Agreement and the Ancillary Agreements relating to the Business Combination as well as agreements with third parties or non-wholly-owned subsidiaries or governing confidentiality agreements with employees, all contracts between Red Violet or any of its subsidiaries (other than Red Violet and any Red Violet Subsidiary), on the one hand, and cogint or any of its subsidiaries (other than Red Violet and any Red Violet Subsidiary), on the other hand, will be terminated and all parties to such agreements will be released from all liabilities thereunder. Except for liabilities for payment and/or reimbursement for costs and other fees and charges relating to goods or services provided by cogint or any its subsidiaries to Red Violet or any Red Violet Subsidiary, or vice versa, prior to the Separation in the ordinary course of business, Red Violet and cogint will settle all intercompany accounts at the effective time of the Separation, except as provided in the Separation Agreement or the Ancillary Agreements relating to the Business Combination, and any schedules thereto.

No Representations or Warranties

Under the Separation Agreement, neither cogint nor any of its subsidiaries (other than Red Violet and any Red Violet Subsidiary) makes any representations or warranties, express or implied, as to the condition or the value of any asset or liability or of the risk management business, the existence of any security interest on any asset, the absence of defenses from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose or title. Under the Separation Agreement, Red Violet will take the assets and liabilities allocated to it ‘‘as is, where is,’’ and bear the economic and legal risks relating to conveyance of, title to or the transfer of those assets and liabilities. Similarly, neither Red Violet nor any Red Violet Subsidiary makes any representations or warranties, express or implied, under the Separation Agreement with respect to any assets or liabilities transferred by cogint or its subsidiaries, and cogint takes all assets and liabilities allocated to it ‘‘as is, where is’’ and will bear the economic and legal risks relating to conveyance of, title to or the transfer of those assets and liabilities.

Spin-off

In the Spin-off, each holder of shares of cogint common stock as of the Record Date (each, a “Record Holder”) will receive, for each share of cogint common stock, a number of shares of Red Violet common stock equal to the total number of outstanding shares of Red Violet common stock held by cogint at such time, divided by the sum of (i) the total number of shares of cogint common stock outstanding and held by the Record Holders on the Record Date plus (ii) the total number of shares of cogint common stock underlying cogint’s warrants, RSUs and certain other cogint securities that by their terms are entitled to participate in the distribution.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

cogint will not distribute any fractional shares of Red Violet common stock to the Record Holders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

All outstanding equity compensation grants of cogint common stock will be treated for purposes of the Spin-off as set forth in the Employee Matters Agreement. All other securities of cogint will be treated for purposes of the Spin-off in accordance with their respective terms.

Actions Before the Spin-off

Red Violet and cogint will cooperate to prepare all documents and make all filings required for the Spin-off. cogint will be permitted to reasonably direct and control the efforts of the parties in connection with the Spin-off and Red Violet will use reasonable best efforts to take all actions reasonably requested by cogint to facilitate the Spin-off, including, among other things, cooperating in the preparation and filing of any registration statement required under the Exchange Act.

Before the Spin-off, cogint and Red Violet will prepare and mail to the Record Holders information regarding Red Violet and the Red Violet Subsidiaries and their respective businesses, among other things, as cogint reasonably determines and as may be required by law. Red Violet shall also file with the United States Securities and Exchange Commission (the “SEC”) any documentation necessary to effectuate the Spin-off and use its reasonable best efforts to obtain all necessary approvals from the SEC and under other securities or “blue sky” laws of the United States.

Before the Spin-off, cogint is required to cause Red Violet and its subsidiaries to operate substantially in the ordinary course of business consistent with past practices.

Conditions to the Spin-off

The obligation of cogint to complete the Spin-off is conditioned upon the fulfillment at or prior to the Spin-off of the following conditions:

•	the parties to the Business Combination Agreement having irrevocably confirmed that all conditions to each Party’s obligations to effect the transactions contemplated by the Business Combination Agreement have been satisfied or waived (other than the completion of the Spin-off and the conditions that by their terms are to be satisfied at the effective time of the Spin-off, but subject to the satisfaction or waiver of such conditions), and that the transactions contemplated by the Business Combination Agreement will be completed immediately following the Spin-off on the Spin-off Date;

•	the registration statement for Red Violet having been declared effective by the SEC and not being subject to further comment, stop order or proceeding, and the information statement having been mailed to all holders of shares of cogint common stock as of the Record Date;

•	the shares of Common Stock of Red Violet having been accepted for listing on a national stock exchange;

•	the absence of any injunction or adoption of any law preventing the completion of the Spin-off;

•	cogint and Red Violet having prepared and mailed such information concerning Red Violet and the Red Violet Subsidiaries and each of their respective business, operations and management, the Spin-off and such other matters as cogint shall reasonably determine and as may be required by law;

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•	cogint and Red Violet having received any necessary permits and authorizations under the securities or “blue sky” laws of the United States and comparable laws of any other applicable jurisdiction and all such permits and authorizations being in effect; and

•	the Stockholders’ Agreement, dated December 8, 2015, by and among IDI, Inc., Frost Gamma Investments Trust, Michael Brauser, Marlin Capital Investments, LLC, Derek Dubner, James Reilly, Ryan Schulke, Matthew Conlin, Sean Cullen and Matthew Knocz having been terminated.

Mutual Releases and Indemnification

cogint and Red Violet (on behalf of themselves and their respective affiliates) will release each other, each other’s respective subsidiaries and specified related parties from any and all liabilities arising out of or related to any events or events occurring (or failing to occur) or conditions existing (or alleged to have exist), arising at or before the Spin-off, whether such events, circumstances or actions are known or unknown as of the time of the Spin-off and will not bring, or permit to be brought, any legal proceeding against the other party or its released parties. The Separation Agreement provides that this mutual release will not impair each party’s right to enforce the Separation Agreement or any Ancillary Agreement and certain other rights, including, among other things, any right to indemnification or advancement of expenses under the organizational documents of any party or pursuant to directors and officers insurance, accrued and unpaid compensation or expense reimbursement of any employee, terms of existing employment agreement or arrangement, or any rights of a stockholder of cogint in its capacity as such.

Further, under the Separation Agreement, Red Violet and its subsidiaries will indemnify cogint and its affiliates and their respective officers, directors, employees and agents, on a joint and several basis, for any liabilities resulting from, relating to or arising out of the risk management business, any asset or liability allocated to Red Violet and the Red Violet Subsidiaries under the Separation Agreement, any breach by Red Violet or the Red Violet Subsidiaries of any agreement or obligation under the Separation Agreement or any Ancillary Agreement, and the enforcement of any such right to indemnification. cogint and its subsidiaries will indemnify Red Violet and its affiliates and their respective officers, directors, employees and agents, on a joint and several basis, for any and all liabilities resulting from, relating to or arising out of the digital marketing business, any asset or liability allocated to cogint and its subsidiaries (other than Red Violet and any Red Violet Subsidiary) under the Separation Agreement, any breach by cogint and its subsidiaries (other than Red Violet and the Red Violet Subsidiaries) of any agreement or obligation under the Separation Agreement or any Ancillary Agreement, and the enforcement of any such right to indemnification. The Separation Agreement addresses other matters associated with the indemnification granted by each party under the agreement, including adjustments to indemnification payments for insurance proceeds, the procedure to defend third-party claims and the right to contribution by the indemnified party in the event the indemnification provided under the Separation Agreement is not legally available.

Additional Covenants

The Separation Agreement addresses additional obligations of cogint and Red Violet relating to, among others, omitted services, release of guarantees or indemnity, access to and exchange of information, record retention, provision of financial information, ownership of information, cooperation in the conduct of certain claims, the privileged nature of information, insurance, waivers of conflicts of interest for counsel, confidentiality of information and non-solicitation and non-competition. Certain of these obligations and covenants are described below.

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associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Omitted Services

If within ninety (90) days from the Separation Red Violet identifies to cogint any services that were provided by cogint to the risk management business before the Spin-off and that are reasonably necessary to operate the risk management business in the matter conducted on the date of the Separation, the parties will promptly negotiate in good faith the terms for the provision of such service by cogint and its duration.

Release of Guarantees or Indemnity

Red Violet will use its reasonable best efforts to ensure that cogint or any of its subsidiaries is released from the corporate guarantees set forth in a schedule following the date of the Separation or provide indemnification thereof.

Further Actions

Except as otherwise provided in the Separation Agreement, each of cogint and Red Violet has agreed to use its reasonable best efforts to take all appropriate actions and to cooperate and do all things necessary, proper or advisable under the Separation Agreement and applicable law to consummate as soon as practicable the transactions contemplated by the Separation Agreement.

Access to Information

Each of cogint and Red Violet have agreed to use its reasonable efforts to retain all information in accordance with its applicable record retention policies and not to destroy any information to which another party may have a right before the end of the applicable record retention period. Each of cogint and Red Violet agree to use its reasonable best efforts to provide the other with information that is not related to an adversarial action between the parties that the other party may need in connection with disclosure, reporting or filing requirements with a governmental authority, for use in certain proceedings or in accordance with legal requirements, and to comply with obligations under any of the Separation Agreement, the Ancillary Agreements and certain other agreements as described in the Separation Agreement.

Insurance

From and after the Spin-off, Red Violet and the Red Violet Subsidiaries will cease to be insured by cogint’s insurance policies or by any of its self-insured or captive programs, except with respect to insurance policies providing coverage on an occurrence basis or as otherwise agreed by the parties. The Separation Agreement obligates Red Violet to arrange for its own insurance policies with respect to Red Violet and the Red Violet Subsidiaries following the Spin-off, and Red Violet has agreed not to seek to benefit from any of cogint’s insurance policies, other than any right, claim or interest that existed before the Separation. cogint is not permitted to amend any of its insurance policies in a manner that would eliminate, reduce or limit coverage for any occurrence based coverage that was available to Red Violet prior to the Spin-off with respect to occurrences prior to the Spin-off. With respect to occurrence-based claims arising from events before the Spin-off, cogint will control the claims procedure.

Confidentiality

Cogint and Red Violet, on their behalf and on behalf of their respective subsidiaries, affiliates and certain representatives, are bound by a confidentiality obligation with respect to certain confidential information of the other party, and, among other things, may not divulge such information, must use the certain degree of care with

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respect to such information as it uses for such party’s own confidential information, and in the event disclosure is required by law, must notify the other party and assist such party in preserving the confidential treatment of such information.

Mutual Non-Solicitation

For a period of 3 years after the Spin-off Date, neither cogint nor Red Violet may, or cause its respective affiliates to, solicit for employment any current officer, director or non-administrative employee of the other party or its subsidiaries or knowingly induce such person to cease to be employed or provide services to Red Violet or cogint or their respective subsidiaries, as the case may be. This prohibition is subject to certain exceptions, including general solicitations to the public, engagement of individuals who have been terminated by the applicable entity, or engagement of individuals who resigned from the applicable entity at least six months prior to any solicitation or inducement.

Red Violet Non-Competition

For a period of 5 years after the Spin-off Date, neither Red Violet nor its subsidiaries may, directly or indirectly, conduct any business that is engaged in the same or substantially the same business of providing performance-based digital advertising and marketing services and solutions on behalf of advertisers, publishers, and advertising agencies, as conducted by cogint and its subsidiaries as of the Spin-off Date (a “Competing Business”) or engage in or have an interest in any entity that conducts a Competing Business in any country in which cogint and its subsidiaries conducted business at any time in the 12 months preceding the Separation. This restriction is subject to certain exceptions, including the acquisition of an entity who engages in a Competing Business but the revenues derived from such Competing Business constitute less than 10% of the revenues of the acquired entity, and the holding of less than 3% of any class of securities in any entity traded in a national or international securities exchange that engages in a Competing Business.

Termination

The Separation Agreement will terminate without further action at any time upon the termination of the Business Combination Agreement. In the event of such a termination, neither party will have any further liability to the other party.

Tax Matters Agreement

The following is a summary of the material provisions of the Tax Matters Agreement. This summary is qualified in its entirety by the Tax Matters Agreement, dated as of September 6, 2017, by and between cogint and Red Violet, which is attached as an exhibit to the Form 10 and incorporated by reference in this document. Stockholders of cogint are urged to read the Tax Matters Agreement in its entirety. This description of the Tax Matters Agreement has been included to provide cogint stockholders with information regarding its material terms. The rights and obligations of the parties are governed by the express terms and conditions of the Tax Matters Agreement and not by this summary or any other information included in this information statement.

The Tax Matters Agreement generally sets out the respective rights, responsibilities, and obligations of cogint and Red Violet with respect to taxes (including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-off), tax attributes, tax returns, tax contests and certain other related tax matters.

The Tax Matters Agreement allocates responsibility for the preparation and filing of certain tax returns (and the payment of taxes reflected thereon), including cogint’s consolidated federal income tax return, tax returns

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associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

associated with both the digital marketing business and the risk management business, and tax returns associated with either the digital marketing business or the risk management business, and provides for certain reimbursements by the parties.

Under the Tax Matters Agreement, cogint will generally be liable for its own taxes and taxes of all of its subsidiaries (other than Red Violet and the Red Violet Subsidiaries, the taxes for which Red Violet shall be liable) for all tax periods (or portion thereof) ending on the date of the Separation. Red Violet, however, will be responsible for its taxes and for taxes of the Red Violet Subsidiaries, for taxes attributable to the risk management business, and for taxes of cogint arising as a result of the Spin-off and certain related transactions (including any taxes resulting from an election under section 336(e) of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with the Spin-off) (taking into account the availability of net operating losses to offset taxable income from the Spin-off and such related transactions). Red Violet will bear liability for any transfer taxes incurred in the Spin-off and certain related transactions.

Each of cogint and Red Violet will indemnify each other against any taxes allocated to such party under the Tax Matters Agreement or arising from any breach of its covenants thereunder, and related out-of-pocket costs and expenses.

Employee Matters Agreement

The following is a summary of the material provisions of the Employee Matters Agreement. This summary is qualified in its entirety by the Employee Matters Agreement, dated as of September 6, 2017, by and between cogint and Red Violet, which is attached as an exhibit to the Form 10 and incorporated by reference in this document. Stockholders of cogint are urged to read the Employee Matters Agreement in its entirety. This description of the Employee Matters Agreement has been included to provide cogint stockholders with information regarding its material terms. The rights and obligations of the parties are governed by the express terms and conditions of the Employee Matters Agreement and not by this summary or any other information included in this information statement.

The Employee Matters Agreement generally sets out the respective rights, responsibilities, and obligations of cogint and Red Violet with respect to the transfer of certain employees engaged in the risk management business and related matters including benefit plans, terms of employment, equity awards, retirement plans and other employment-related matters.

General Allocation of Liabilities

Under the Employee Matters Agreement, Red Violet will assume or retain responsibility as employer of certain employees whose duties primarily relate to the risk management business as well as all obligations and liabilities with respect to (i) the employment or retention of Red Violet employees, including liabilities for any employment claims of current or former Red Violet employees, (ii) the Red Violet benefit plans, (iii) all employment related or individual compensatory agreements between any current or former employee of cogint or any of its affiliates that is not exclusively related to the digital marketing business, and (iv) any other liabilities expressly assigned to Red Violet under the Employee Matters Agreement.

Service Crediting

Upon the Spin-off, Red Violet employees will cease to participate in any cogint employee benefit plans, and will instead be entitled to participate in employee benefit plans established or maintained by Red Violet. Red Violet employees will be entitled to credit for prior service to the extent afforded under any cogint plans for purposes of eligibility to participate and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Retirement Plans

Prior to the Spin-off, Red Violet will establish or maintain for the benefit of Red Violet employees a 401(k) plan that is a participant-directed individual account plan. As soon as practicable following the Spin-off, the 401(k) account balances of the Red Violet employees under the cogint 401(k) plan will be transferred directly to the new Red Violet 401(k) plan.

Health and Welfare Benefits

Red Violet will establish or designate welfare benefit plans and administer a group welfare benefits plan, in which Red Violet employees will participate immediately following the Spin-off. Red Violet will ensure that such employees will be immediately eligible to commence participation in such plans without regard to any eligibility period, pre-existing condition, waiting period, or certain other restrictions.

cogint Equity Compensation Plans and Awards

In connection with the Business Combination and the Spin-off all outstanding equity compensation grants of cogint common stock will be treated as follows:

•	The outstanding cogint RSUs shall fully vest and the underlying cogint common stock shall be issued to the holders of RSUs immediately prior to the Record Date. These newly issued shares of common stock will entitle the holders thereof to participate in the Cash Dividend and receive Red Violet common stock in the Spin-off.

•	All cogint options shall fully vest and may be exercised for a period of at least ten (10) days prior to the Record Date at which point all outstanding cogint options not exercised prior to the Record Date shall immediately terminate, except for any options issued under the 2015 Plan, which shall terminate immediately prior to closing.

•	All shares of restricted stock issued pursuant to Section 6.26(a) of the Company Disclosure Letter to the Business Combination Agreement and the 2015 Plan shall fully vest immediately prior to the Record Date, entitling the holders of such shares to participate in the Cash Dividend and receive Red Violet common stock in the Spin-off in respect of such shares.

Trading of Red Violet and cogint Common Stock

Currently, there is no trading market for our common stock. We have applied to list our common stock on the Nasdaq, and we expect that our common stock will trade on Nasdaq under the symbol “RDVT.” We expect that “when issued” trading in our common stock (identified with the letter “v” next to the listing) will develop on or about the record date for the Spin-off and continue through the Spin-off date. “When issued” trading means that shares are traded before the stock certificates are actually available or issued. None of these trades, however, will settle until after the completion of the Spin-off. We expect that “regular way” trading in our common stock will begin on the first business day following the completion of the Spin-off. If the Spin-off does not occur, all “when issued” trading will be canceled.

Before the Spin-off, cogint common stock will continue to trade on a regular basis reflecting the combined value of cogint and Red Violet (as well as the Cash Dividend, if declared). Nasdaq will require that shares of cogint common stock that are sold or purchased during the period beginning two days before the Record Date and continuing through the Spin-off Date be accompanied by due-bills representing Red Violet common stock. Due-bills will be redeemed for Red Violet common stock after the completion of the Spin-off.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Shares of our common stock received by cogint stockholders and certain warrant holders in connection with the Spin-off will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act.

Holders

Currently, Red Violet is a wholly-owned subsidiary of cogint and as such it only has one stockholder. Upon completion of the Spin-off, there will be approximately [●] record holders of [●] shares of Red Violet’s common stock.

DIVIDEND POLICY

After the Spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of the business. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

U.S. FEDERAL INCOME TAX ASPECTS OF THE SPIN-OFF

General

The following is a summary description of the material U.S. federal income tax aspects of the Spin-off. This summary is not intended as a complete description of all of the tax consequences of the Spin-off and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary, depending upon his, her or its particular situation. In this regard, special rules not discussed in this summary may apply to some of our stockholders. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his, her or its shares by exercising stock options or otherwise as compensation.

The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

Each stockholder is urged to consult his, her or its own tax advisor as to the particular tax consequences to him, her or it of the Spin-off described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

Tax Consequences of the Spin-off

For U.S. federal income tax purposes, the distribution by cogint of the shares of Red Violet common stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of cogint common stock who receives shares of Red Violet common stock in the Spin-off generally will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Red Violet common stock received (including any fractional share deemed to be received by and sold on behalf of the stockholder), which will result in: (a) a dividend to the extent of such stockholder’s ratable share of cogint’s current and accumulated earnings and profits; then (b) a reduction in such stockholder’s basis in cogint’s common stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of cogint common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Each stockholder’s basis in his, her or its Red Violet common stock will be equal to the fair market value of such stock at the time of the Spin-off. A stockholder’s holding period for such shares will begin the day after the Spin-off date.

A corporate level U.S. federal income tax will be payable by the consolidated group of which cogint is the common parent if gain realized in the Spin-off exceeds any net operating losses that may be available to offset such gain. The tax would be based upon the gain, if any, computed as the difference between the fair market value of the Red Violet common stock and cogint’s adjusted basis in such stock or, if an election under Section 336(e) of the Code is made, as the difference between the fair market value of Red Violet assets and Red Violet’s tax basis in its assets.

cogint’s earnings and profits generally will be increased by any gain cogint recognizes as a result of the contribution of assets to Red Violet and the subsequent Spin-off. cogint will not be able to advise stockholders of the amount of its earnings and profits until after the end of the tax year in which the Spin-off occurs.

In addition, cogint or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Spin-off distribution (including cash paid in lieu of fractional shares)

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

payable to non-U.S. stockholders, and any such withholding would be satisfied by cogint or the other applicable withholding agent either withholding and selling a portion of our shares of common stock otherwise distributable to non-U.S. stockholders, or withholding such amount from any cash distribution otherwise payable to such non-U.S. stockholders. Any shares or cash so withheld shall be treated as if they were paid to such non-U.S. stockholders.

Although cogint will be ascribing a value to shares of Red Violet common stock it distributes for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if such shares trade at prices significantly above the value ascribed to them by cogint in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of a stockholder’s shares of cogint common stock or may cause a stockholder to recognize additional dividend or capital gain income.

Back-up Withholding Requirements

United States information reporting requirements and backup withholding may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, Red Violet common stock unless the stockholder: (a) is a corporation or non-U.S. holder or comes within certain other exempt categories, and, when required, demonstrates these facts (including by providing any applicable IRS form); or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply us with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to the stockholder’s shares will be reported annually to the IRS and to the stockholder.

Stockholders should consult their own tax advisors as to the particular tax consequences of the Spin-off to them.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

CAPITALIZATION

The following table presents, as of September 30, 2017, (1) our capitalization and (2) our capitalization as adjusted to give effect to the transactions and events described in “Unaudited Consolidated and Combined Pro Forma Financial Statements.” You should read this table in conjunction with our “Unaudited Consolidated and Combined Financial Statements” and “Unaudited Consolidated and Combined Pro Forma Financial Statements” included elsewhere in this document.

	September 30, 2017
(In thousands)	Historical	Pro Forma
Shareholders’ equity:
Investment by Cogint, Inc.	$15,803	$—
Preferred stock	—	—
Common stock	—	200
Additional paid-in capital	—	35,603

Total shareholders’ equity and capitalization	$15,803	$35,803

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

BUSINESS

You should read the following business description in conjunction with Red Violet’s consolidated financial statements and related notes appearing elsewhere in this information statement. For additional information regarding our business, please see “The Spin-off” elsewhere in this information statement.

Company Overview

Red Violet is a Delaware corporation that was incorporated in 2017. We are a software and services company specializing in big data analysis, providing cloud-based, mission-critical information solutions to enterprises in a variety of industries. Red Violet’s mission is to transform data into intelligence utilizing our proprietary technology platform to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most, running their organizations with confidence. Through our intelligent platform, CORE, we uncover the relevance of disparate data points, utilizing our analytical capabilities to provide real-time insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, and ensuring legislative compliance, to debt recovery.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our cloud-based data fusion platform, combined with our massive database consisting of public-record, proprietary and publicly-available data, as well as a unique repository of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle. These essential functions include customer identification, authentication, investigation and validation. We operate in one reportable segment, information services.

Leveraging leading-edge technology, proprietary algorithms, and massive datasets, and through intuitive and powerful analytical applications, we provide solutions to organizations within the risk management industry. CORE is our next generation data fusion platform, which powers our flagship product idiCORETM, providing mission-critical information about individuals, businesses and assets to a variety of markets and industries. Through machine learning and advanced analytics, we use the power of data fusion to ingest and analyze data at a massive scale. The derived information from the data fusion process ultimately serves to generate unique solutions for banking and financial services companies, insurance companies, healthcare companies, law enforcement and government, the collection industry, law firms, retail, telecommunications companies, corporate security and investigative firms.

Built in a secure payment card industry (PCI) compliant environment, our cloud-based next generation technology delivers greater than four 9s of service uptime. By leveraging our proprietary infrastructure design within the cloud, we currently operate in six datacenters spread geographically across the U.S. and are able to dynamically and seamlessly scale as needed. Using our intelligent framework, and leveraging a microservices architecture where appropriate, we reduce operational cost and complexity, thus delivering superior performance at greatly reduced costs compared to traditional datacenter architectures. Since the release of our CORE platform in May 2016, we have added billions of data records and continue to add over a billion records per month on average. Our average query response time for a comprehensive profile is less than 250 milliseconds versus competitive platforms that measure comprehensive profile response times in seconds.

From cogint’s acquisition of the risk management business in September 2014 through December 2016, the majority of our operations were dedicated to the early stage development of our business model, including the

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

development of our proprietary, cloud-based technology platform, CORE, and the buildout of our initial-phase suite of products, powered by CORE, to serve a variety of industries within risk management. Beginning January 2017, with our technology platform production ready and hardened, our initial suite of products released into the marketplace, and a multi-year product roadmap defined, we transformed from a development organization to a sales-driven organization with sales increasing from a $5.7 million annual run-rate for the month ended December 31, 2016, to a $9.9 million annual run-rate for the month ended September 30, 2017.

For the nine months ended September 30, 2017 and 2016, we had revenue of $5.9 million and $3.3 million, a net loss of $18.4 million and $13.2 million, and adjusted EBITDA of negative $6.2 million and negative $5.9 million, respectively. For the years ended December 31, 2016 and 2015, we had revenue of $4.6 million and $4.0 million, a net loss of $16.9 million and $10.6 million, and adjusted EBITDA of negative $7.9 million and negative $6.0 million, respectively.

Adjusted EBITDA is a non-GAAP financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, adding back income tax, depreciation and amortization, share-based payments, and other adjustments, as noted in the tables included in “Use and Reconciliation of Non-GAAP Financial Measures” below in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

Our Markets

The target market for our products and solutions today consists primarily of businesses within the risk management industry.

International Data Corporation, a global provider of market intelligence and advisory services, estimates, in an October 2016 study, that worldwide business analytics services and software spending is expected to be $203.0 billion in the year 2020, representing a CAGR of 11.7% from 2016—2020. The big data and analytics sector continues to grow at an accelerated pace due to the proliferation of data generated by technological advancements and changing consumer behavior. Continued, rapid adoption and use of smartphones and other mobile devices, social media and online purchasing channels, and the necessity of organizations to sort through this sea of data to glean actionable intelligence to support their daily operations, serve as key drivers of the sector’s growth.

Risk management and fraud analytics has become increasingly important not only in the banking and financial services sectors but across multiple other industries and use cases. According to the market research company MarketsAndMarkets, the North American risk analytics software market was projected to be $8.6 billion in 2016. Data fusion analytics and the information derived therefrom is now the primary service product for risk management associated with key purchasers such as banking and financial services companies, insurance companies, healthcare companies, law enforcement and government, collection agencies, law firms, retail, telecommunications companies and private investigative firms. Primary use cases include, but are not limited to, obtaining information on consumers, businesses and assets (and their interrelationships) to facilitate the location of individuals and assets, identity verification, and to support criminal, legal, financial, insurance, and corporate investigations, due diligence and the assessment of counterparty risk.

Companies in all industries are inundated with data sourced from a growing number of digital mediums including e-commerce, mobile and social media, which provide new information on a daily basis. Companies struggle to parse through the data available to them to make decisions in real-time that improve scale and efficiency while helping them achieve and exceed their strategic goals. Our platform, solutions, and analytical

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

capabilities directly address these issues in an industry-agnostic manner to solve complex problems in a robust and growing marketplace.

Key Challenges Facing our Customers

We believe our products and solutions address the challenges that the industry faces today, which include:

Actionable Big Data Insights Through A Single Platform—As the velocity and volume of data continues to grow exponentially, enterprises have become overwhelmed with data and their inability to glean intelligence from such data to derive successful business decisions in real-time. Customers demand full-suite, turn-key solutions that are agile, flexible, and available on-demand in order to gain the speed, scale and insight necessary to drive their business models. As the breadth and depth of data increases, providers will need to deploy new technologies that enable both the ingestion of data at massive scale in real-time, irrespective of structure or form, and the analytics components necessary to function across multiple channels. The continued digitization of human interactions, and the corresponding availability of the data resulting therefrom, is driving demand for data capture, management and analysis software. As a result, customers are looking for flexible and efficient solutions to fuse disparate sets of not only transactional data but also demographic, ethnographic and behavioral data as well, in order to provide insights that are truly actionable.

Cost and Performance Pressures—As our customers face constant cost pressures, they need to continually improve the value they receive from their information solutions. Whether it is right-party contact, managing risk, skip tracing or regulatory compliance, customers are increasingly more sophisticated, requiring enhanced performance that provides fast, accurate, and cost-effective solutions to satisfy their business objectives. Improving performance can mean delivering the right data at the right time, or providing the most intuitive information as rapidly as possible to capitalize on opportunities or reduce risk. Superior data fusion with unique data sources delivers customers an advantage as they cope with these pressures.

Difficult Delivery of Solutions for Complex Problems and Data Analytics at Scale—The larger and more complex a data repository, the more difficult it is to provide sustained levels of performance and insight. The highly-fragmented nature of data across multiple mediums, proliferation of data and lack of robust technology limits the ability to aggregate actionable information into a comprehensive view. There is an inherent need for information solutions that allow businesses to leverage data that provides actionable intelligence to support debt recovery, fraud detection and prevention, investigations, due diligence, identity verification, and legislative compliance in a more efficient manner.

Our Competitive Strengths

We believe our leading-edge technology platform, massive database of holistic views of consumers, and dynamic and intuitive solutions deliver differentiated capabilities to our customers. Our solutions enable our customers to make more informed inquiries regarding their problems and better decisions to solve their most complex problems. We believe the following competitive strengths will continue to deliver an unrivaled value proposition that further drives our differentiation:

Transformative and Innovative Technology Platform—Through the power of our platform, CORE, we offer a comprehensive suite of information solutions. Our cloud-based, data and industry agnostic platform, CORE, allows us to assimilate, structure, and fuse billions of disparate records to create comprehensive views of individuals and to present these views in real-time via analytical applications. We believe our platform’s speed, power, and scalability are key differentiators in the marketplace.

Massive Database of Holistic Views of Consumers—Data is the lifeblood of our technology platform. We leverage our CORE platform to build massive proprietary datasets and apply analytics in real-time to provide

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

actionable insights. Our data is compiled from a myriad of online and offline sources, both structured and unstructured, including public record, publicly-available, proprietary, and self-reported data. Public record data includes personally identifiable information, as well as property, identity, bankruptcy, lien, judgment, automotive, phone and other information aggregated from companies specializing in data aggregation, public record repositories, and publicly-available sources. Proprietary data includes data internally generated by proprietary algorithms and analytic processes as well as data which is compiled through media properties, including valuable self-reported consumer information collected through voluntary surveys, promotions and contests. Through next-generation technology and proprietary algorithms, we efficiently ingest these datasets, structure them into common form, and utilize the process of data fusion to connect or fuse the data so as to create an actionable, real-time view of the data for various use cases, delivering greater intelligence to our customers and enhancing their decision-making capabilities across all markets and industries.

Our Platforms and Solutions

Leveraging leading-edge technology, proprietary algorithms, and massive datasets, and through intuitive and powerful analytical applications, we provide industry-agnostic analytical solutions for businesses within the risk management industry. These businesses use our services to perform due diligence, collect debt, verify consumer identities, investigate fraud and abuse, mitigate risk, and locate assets, among other things. Our core capabilities and technology platform allow us to serve multiple industries and solve a broad range of business issues.

CORE—our advanced analytical platform, provides cloud-based, mission-critical solutions to a variety of markets and industries. Our primary investigative solution, idiCORE, provides instant, comprehensive views of individuals, businesses, assets and their interrelationships to multiple industries, including law enforcement, government, financial services, insurance, and corporate risk for purposes such as identity verification, risk assessment, fraud detection, and compliance.

Our Sales, Distribution and Marketing

Inside Sales—Our inside sales team cultivates relationships, and ultimately closes business, with their end-user markets. These professionals are relationship-based sellers with experience in identifying clients’ needs and clearly explaining and defining products that provide solutions to those needs.

Strategic Sales—While the majority of our direct sales efforts are supported through professional inside sales staff, major accounts within certain industries require a more personal, face-to-face sales approach. We continue to expand this team to meet the demand of the markets.

Distributors, Resellers, and Strategic Partners—In conjunction with direct-to-client sales efforts, we engage value-added distributors, resellers, and strategic partners that have a significant foothold in many of the industries that we have not historically served, as well as to further penetrate those industries that we do serve. This allows us to rapidly penetrate these markets while also significantly reducing overhead associated with direct sales and support efforts.

Marketing—We have implemented several methods to market our products, including participation in trade shows and seminars, advertising, public relations, distribution of sales literature and product specifications and ongoing communication with prospective clients, distributors, resellers, strategic partners and our installed base of current clients.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Our Strategy

We are committed to developing unique technology and using our analytical capabilities to deliver solutions that transform the way organizations view data. We are advancing our business through the following strategic approach:

•	The Risk Management Industry—providing actionable intelligence in support of such use cases as the verification and authentication of consumer identities, due diligence, prevention of fraud and abuse, legislative compliance, and debt collection.

•	Custom Analytics—enabling the public and private sectors to leverage our advanced data fusion platform and analytical applications to obtain insight essential to decision-making processes throughout each client organization.

We will remain focused on building the business organically and will continue to devote resources to the following to ensure that we are well positioned within the industry.

Continuous Advancement of Our Technology and Data to Cross-sell and Up-sell—We strongly believe that our ability to continually innovate and invest resources into our technology and data is a key foundation to our success. In addition to improving our predictive software and underlying technology platform, we also aim to provide new solutions from our data repository in an effort to offer the greatest value to our clients. We believe this allocation of resources will augment our value proposition for both existing and prospective clients. As we invest in our technology platform and data assets, we will always do so with a view towards providing solutions that deliver scalability, functionality and interoperability. Our technology platform operates at significant scale and is programmed to functionally deliver reliable and accurate information through our machine learning algorithms whose performance accelerates with each new item of data about a user, creating a perpetual series of network effects. As a result of our ability to process transactional data, self-reported data, and other proprietary datasets at massive scale, we are focused on creating a dynamic platform that maximizes interoperability and continues to drive growth opportunities within our installed customer base.

Selective Acquisitions—In addition to organic growth, we may, in the future, make acquisitions of businesses or technologies that advance our objectives and that enhance shareholder value. We are focused on identifying complementary technologies and businesses that advance our strategic approach. While we maintain our long-term strategy of increasing revenue, gaining market share and enhancing shareholder value through internal development and organic growth, we will continually seek to identify and pursue acquisition opportunities that fit within our strategy.

Our Competition

Competition in the big data and analytics sector centers on innovation, product stability, pricing and customer service. The market for our products and services is highly competitive and is subject to constant change. We compete on the basis of differentiated solutions, analytical capabilities, integration with our clients’ technology, client relationships, service stability, innovation and price. We believe we are well-positioned to effectively compete on all fronts.

Our competitors vary widely in size and nature of the products and services they offer. There are a large number of competitors who offer competing products and services in specialized areas, such as fraud prevention, risk management and decisioning solutions. We believe our next-generation data fusion technology, analytical capabilities, robust database, and intelligent design of our cloud-based infrastructure will allow us to differentiate ourselves from our competition in flexibility, capability, service and price.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Some of our competitors have substantially greater financial, technical, sales and marketing resources, better name recognition and a larger customer base. Even if we introduce advanced products that meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance.

Certain companies in the big data and analytics sector have expanded their product lines or technologies in recent years as a result of acquisitions. Further, more companies have developed products which conform to existing and emerging industry standards and have sought to compete on the basis of price. We anticipate increased competition from large data and analytics vendors. Increased competition in the big data and analytics sector could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully in the future with current or new competitors.

Concentration of Customers

We have established relationships with a number of customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

During the year ended December 31, 2016, no individual customer accounted for more than 10% of total revenue. During the year ended December 31, 2015, Red Violet recognized revenue from one major customer, accounting for 12% of the total consolidated and combined revenue.

As of December 31, 2016, no individual customer accounted for more than 10% of the Company’s accounts receivable, while as of December 31, 2015, three customers accounted for 12%, 11% and 10%, respectively, of Red Violet’s accounts receivable.

Concentration of Suppliers

One of the three major credit bureaus is our largest data supplier and accounted for 28% of the total cost of revenues during the year ended December 31, 2016. The initial term of the agreement with this supplier ends November 5, 2020, and continues thereafter for successive twenty-four (24) month periods unless and until either party provides written notice of non-renewal not less than one hundred eighty (180) days prior to the expiration of the then current term. During the term of the agreement, either party has the right to terminate the agreement: (i) in the event of the other party’s failure to cure a material breach, (ii) in the event of the other party’s insolvency, or (iii) by providing one hundred fifty (150) days’ advance written notice. The minimum purchase commitments through the end of the initial term is $13.2 million. Two data suppliers accounted for 31% and 23% of the total cost of revenues for the year ended December 31, 2015.

Our Intellectual Property

We avail ourself of applicable trade secret and unfair competition laws to protect our proprietary technology, trademark law to protect our trademarks and domain names, and copyright laws to protect our content relating to, among other things, websites and marketing materials. Our intellectual property rights are embodied in confidential and proprietary technology and data, trademarked brands relating to our business units, products, services, and solutions, original content on our materials such as websites and marketing materials, and domain names. With respect to our trademarks, we maintain an extensive portfolio of perpetual common law and federally-registered trademark rights across several brands. We have also sought protection and registration of certain brands and trademarks internationally, such as in Europe and Canada. At present, we do not hold any issued patents.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

We use data acquired through licensing rights from approximately 20 providers. The loss of any one of these providers could have an immediate near-term impact on our financial position, results of operations, and liquidity.

Regulatory Matters

Our business is subject to various federal, state, and local laws, rules, and regulations, including, without limitation, DPPA and GLBA. A change in any one of a number of the laws, rules, or regulations applicable to our business or the enactment of new or amended legislation or industry regulations pertaining to consumer or private sector privacy issues could have a material adverse impact on information services. Legislation or industry regulations regarding consumer or private sector privacy issues could place restrictions upon the collection, sharing and use of information that is currently legally available, which could materially increase our cost of collecting and maintaining some data. These types of legislation or industry regulations could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients’ requirements and our profitability and cash flow targets

Seasonality

Our results are subject to seasonal fluctuation. Historically, certain products experience seasonal pressure during the fourth quarter.

Our Employees

At the time of the Spin-off, we expect we will employ [●] full time and [●] part time employees. None of our employees are represented by a labor organization, and none are party to any collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good. Competition in the recruiting of personnel in the big data and analytics sector is intense. We believe that our future success will depend in part on our continued ability to hire, motivate and retain qualified sales and marketing, executive and administrative and technical personnel. To date, we have not experienced significant difficulties in attracting or retaining qualified employees.

PROPERTIES

Red Violet’s headquarters are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, where it leases 25,315 rentable square feet of office space in accordance with a 91-month lease entered into in December 2014, and the subsequent first amendment, effective in January 2017, to the lease agreement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated and combined financial statements and related notes included in this information statement. This information statement contains certain forward-looking statements about our expectations, beliefs, or intentions regarding our business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those contained in the section titled “Risk Factors” of this information statement. We do not undertake any obligation to update forward-looking statements, except as required by law. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.

The historical and pro forma financial statements we have included in this information statement may not reflect what our business, financial position or results of operations would have been had we been a publicly traded company during the periods presented or what our results of operations, financial position and cash flows will be in the future when we are a stand-alone company. For additional information about our past financial performance and the basis of presentation of our financial statements, please see “Unaudited Consolidated and Combined Pro Forma Financial Statements” and our financial statements and the notes thereto included elsewhere in this information statement. For additional information about the Spin-off, please see “The Spin-off” elsewhere in this information statement.

Overview

After the Spin-off, Red Violet will own the Red Violet Subsidiaries, which currently operate cogint’s risk management business. These entities will be IDI Holdings, LLC (“IDI Holdings”) and its wholly-owned subsidiary, Interactive Data, LLC (“Interactive Data”) as well as Cogint Technologies, LLC (“Cogint Technologies”), IDI Verified, LLC (“IDI Verified”) and Forewarn, LLC (“Forewarn”).

Red Violet is a software and services company specializing in big data analysis, providing cloud-based, mission-critical information solutions to enterprises in a variety of industries. Red Violet’s mission is to transform data into intelligence utilizing our proprietary technology platform to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, we transform data into intelligence, in a fast and efficient manner, so our clients can spend their time on what matters most, running their organizations with confidence. Through our intelligent platform, CORETM, we uncover the relevance of disparate data points utilizing our analytical capabilities to provide real-time and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, and ensuring legislative compliance, to debt recovery.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our cloud-based data fusion platform, combined with our massive database consisting of public-record, proprietary and publicly-available data, as well as a unique repository of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle. These essential functions include customer identification and authentication, and investigation and validation.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Leveraging leading-edge technology, proprietary algorithms, and massive datasets, and through intuitive and powerful analytical applications, we provide solutions to organizations within the risk management industry. CORE is our next generation data fusion platform, providing mission-critical information about individuals, businesses and assets to a variety of markets and industries. Through machine learning and advanced analytics, we use the power of data fusion to ingest and analyze data at a massive scale. The derived information from the data fusion process ultimately serves to generate unique solutions for banking and financial services companies, insurance companies, healthcare companies, law enforcement and government, the collection industry, law firms, retail, telecommunications companies, corporate security and investigative firms.

Built in a secure payment card industry (PCI) compliant environment, our cloud-based next generation technology delivers greater than four 9s of service uptime. By leveraging our proprietary infrastructure design within the cloud, we currently operate in six datacenters spread geographically across the U.S. and are able to dynamically and seamlessly scale as needed. Using our intelligent framework, and leveraging a microservices architecture where appropriate, we reduce operational cost and complexity, thus delivering superior performance at greatly reduced costs compared to traditional datacenter architectures. Since the release of our CORE platform in May 2016, we have added billions of data records and continue to add over a billion records per month on average. Our average query response time for a comprehensive profile is less than 250 milliseconds versus competitive platforms that measure comprehensive profile response times in seconds.

From cogint’s acquisition of the risk management business in September 2014 through December 2016, the majority of our operations were dedicated to the early stage development of our business model, including the development of our proprietary, cloud-based technology platform, CORE, and the buildout of our initial-phase suite of products, powered by CORE, to serve a variety of industries within risk management. Beginning January 2017, with our technology platform production ready and hardened, our initial suite of products released into the marketplace, and a multi-year product roadmap defined, we transformed from a development organization to a sales-driven organization with sales increasing from a $5.7 million annual run-rate for the month ended December 31, 2016, to a $9.9 million annual run-rate for the month ended September 30, 2017.

In order for Red Violet to continue to develop new products, grow its existing business and expand into additional markets, we must generate and sustain sufficient operating profits and cash flow in future periods. This will require us to generate additional sales from current products and new products currently under development. We are building out our sales organization to drive current products and to introduce new products into the market place. We will incur increased compensation expenses for our sales and marketing, executive and administrative, and infrastructure related persons as we increase headcount in the next 12 months.

Industry Trends and Uncertainties

Operating results are affected by the following factors that impact the big data and analytics sector in the United States:

•	The macroeconomic conditions, including the availability of affordable credit and capital, interest rates, inflation, employment levels and consumer confidence, influences our revenues. Macroeconomic conditions also have a direct impact on overall technology, marketing and advertising expenditures in the U.S. As marketing budgets are often more discretionary in nature, they are easier to reduce in the short term as compared to other corporate expenses. Future widespread economic slowdowns in any of the industries or markets our clients serve could reduce the technology and marketing expenditures of our clients and prospective customers.

•

Our revenue is also significantly influenced by industry trends, including the demand for business analytics services in the industries we serve. Companies are increasingly relying on business analytics

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and big-data technologies to help process data in a cost-efficient manner. As customers have gained the ability to rapidly aggregate data generated by their own activities, they are increasingly expecting access to real- time data and analytics from their service providers as well as solutions that fully integrate into their workflows. The increasing number and complexity of regulations centered around data and provision of information services makes operations for businesses in the big data and analytic sector more challenging.

•	The enactment of new or amended legislation or industry regulations pertaining to consumer or private sector privacy issues could have a material adverse impact on information services. Legislation or industry regulations regarding consumer or private sector privacy issues could place restrictions upon the collection, sharing and use of information that is currently legally available, which could materially increase our cost of collecting and maintaining some data. These types of legislation or industry regulations could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients’ requirements and our profitability and cash flow targets.

Company Specific Trends and Uncertainties

Our operating results are also directly affected by company-specific factors, including the following:

•	Some of our competitors have substantially greater financial, technical, sales and marketing resources, better name recognition and a larger customer base. Even if we introduce advanced products that meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance.

•	Certain companies in the big data and analytics sector have expanded their product lines or technologies in recent years as a result of acquisitions. Further, more companies have developed products which conform to existing and emerging industry standards and have sought to compete on the basis of price. We anticipate increased competition from large data and analytics vendors. Increased competition in the big data and analytics sector could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully in the future with current or new competitors.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon Red Violet’s consolidated and combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The preparation of these financial statements requires Red Violet to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Red Violet evaluates its estimates, including those related to the allowance for doubtful receivables, useful lives of property and equipment and intangible assets, deferred tax valuation allowance, and recoverability of the carrying amounts of goodwill and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies govern our more significant judgments and estimates used in the preparation of our consolidated and combined financial statements.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Revenue Recognition

We generally recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or a service has been rendered, the price is fixed or determinable and collection is reasonably assured.

Revenue is generally recognized on (a) a transactional basis determined by the customers’ usage, (b) a monthly fee or (c) a combination of both. Revenue pursuant to transactions determined by the customers’ usage is recognized when the transaction is complete, and either party may terminate the transactional agreement at any time. Revenue pursuant to contracts containing a monthly fee is recognized ratably over the contract period, which is generally 12 months, and the contract shall automatically renew for additional, successive 12-month terms unless written notice of intent not to renew is provided by one party to the other at least 30 days or 60 days prior to the expiration of the then current term. Generally, customers are invoiced monthly for both transactional and contractual arrangements.

Customer payments received in excess of the amount of revenue recognized are recorded as deferred revenue in the consolidated and combined balance sheets, and are recognized as revenue when the services are rendered. All deferred revenue is expected to be realized in the next twelve months.

Red Violet sells its products or provides services to customers with normal payment terms due upon receipt. Rarely does Red Violet extend payment terms beyond their normal terms.

Allowances for Doubtful Accounts

Red Violet maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management determines whether an allowance needs to be provided for an amount due from a customer depending on the aging of the individual balances receivable, recent payment history, contractual terms and other qualitative factors such as status of business relationship with the customer. Historically, Red Violet’s estimates for doubtful accounts have not differed materially from actual results.

Income Taxes

The subsidiaries included in the consolidation and combination are limited liability companies. The Red Violet Subsidiaries are currently consolidated with cogint for U.S. federal income tax purposes. However, for purposes of these financial statements, the income tax provisions were prepared assuming the entities filed separate tax returns.

Red Violet applies ASC 740-10 for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Red Violet applies ASC 740, “Income Taxes.” ASC 740 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated and combined financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Red Violet’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses, respectively, in the consolidated and combined statements of operations.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Goodwill

In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value.

On October 1, 2016 and 2015, we performed a quantitative Step One assessment. A quantitative Step One assessment involved determining the fair value of the reporting unit using market participant assumptions. If we believe that the carrying value of the reporting unit with goodwill exceeds its estimated fair value, we will perform a quantitative Step Two assessment. Step Two compares the carrying value of the reporting unit to the fair value of all of the assets and liabilities of the reporting unit (including any unrecognized intangibles) as if the reporting unit was acquired in a business combination. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess. The results of our Step One assessment on October 1, 2016 and 2015 proved that the estimated fair value of the reporting unit exceeded the carrying value by more than 200%, and therefore a Step Two assessment was not performed. We concluded that goodwill was not impaired as of December 31, 2016 and 2015.

For purposes of reviewing impairment and the recoverability of goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the reporting unit.

Impairment of Long-lived Assets

Finite-lived intangible assets are amortized over their respective useful lives and, along with other long-lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” In evaluating long-lived assets for recoverability, including finite-lived intangibles and property and equipment, Red Violet uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with ASC 360-10-15. To the extent that estimated future undiscounted cash inflows attributable to the asset, less estimated future undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

Asset recoverability is an area involving management judgment, requiring assessment as to whether the carrying value of assets can be supported by the undiscounted future cash flows. In calculating the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters such as revenue growth rates, gross margin percentages and terminal growth rates. In September 2016, Red Violet wrote off the remaining balance of the intellectual property purchased in cogint’s acquisition of the digital marketing business and capitalized litigation costs of $4.1 million, as a result of an unfavorable ruling in relation to a litigation matter. For additional information relating to this litigation matter, please see Note 11(c) to the “Consolidated and Combined Financial Statements” and Note 7(b) to the “Unaudited Condensed Consolidated and Combined Financial Statements.”

Share-based Compensation

Red Violet’s share-based compensation represents the allocated expenses from cogint in connection with share-based awards granted to employees of Red Violet by cogint. We measure share-based compensation

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based on the estimated fair value of the awards on the date of grant, and recognize them as compensation expenses over the service period for such awards expected to vest. Therefore, we only recognize compensation cost for those awards expected to vest over the service period of the award.

The fair value of RSUs and restricted stock is determined based on the number of shares granted and the quoted price of cogint’s common stock and fair value of share options is estimated on the date of grant using a Black-Scholes model. We estimate the volatility of cogint’s shares on the date of grant utilizing the historical volatility of cogint’s publicly-traded shares. We estimate the risk-free interest rate based on rates in effect for United States government bonds with terms similar to the expected terms of the stock options, at the time of grant. We estimate the expected terms by taking into account the contractual terms and historical exercise patterns. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amount will be recorded as a cumulative adjustment in the period estimates are revised. Changes in our estimates and assumptions may cause us to realize material changes in share-based compensation expense in the future.

Recently Issued Accounting Standards

See Note 2, “Summary of significant accounting policies—(s) Recently issued accounting standards,” to the “Consolidated and Combined Financial Statements” and Note 1, “Summary of significant accounting policies—(b) Recently issued accounting standards” to the “Unaudited Condensed Consolidated and Combined Financial Statements.”

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, adding back income tax, depreciation and amortization, share-based compensation expense, litigation costs, write-off of intangible assets, and acquisition-related costs, as noted in the tables below.

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands)	2016	2015	2017	2016
Net loss	$(16,863)	$(10,643)	$(18,360)	$(13,208)
Income tax (benefit) expense	(38)	142	—	(38)
Depreciation and amortization	607	215	724	411
Share-based compensation expense	1,847	2,611	2,246	1,452
Litigation costs	2,482	1,483	9,166	1,416
Write-off of intangible assets	4,055	—	—	4,055
Acquisition-related costs	—	186	—	—

Adjusted EBITDA	$(7,910)	$(6,006)	$(6,224)	$(5,912)

We present adjusted EBITDA as a supplemental measure of our operating performance because we believe it provides useful information to our investors as it eliminates the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use it as an integral part of our internal reporting to measure the performance of our business, evaluate the performance of our senior management and measure the operating strength of our business.

Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and is an indicator of the

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operational strength of our business. Adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, the non-cash effect of share-based compensation expense, and other items.

Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as indicators of operating performance or to cash flows from operating activities as a measure of liquidity. The way we measure adjusted EBITDA may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

Results of Operations

Year ended December 31, 2016 compared to the year ended December 31, 2015

Revenue. Revenue increased $0.6 million or 15% to $4.6 million for the year ended December 31, 2016, from $4.0 million for the year ended December 31, 2015. This increase was driven by increased volume resulting from our initial release of our CORE solution, in a limited capacity, in May 2016.

Cost of revenue (exclusive of depreciation and amortization). Cost of revenue increased $1.7 million or 68% to $4.3 million for the year ended December 31, 2016, from $2.6 million for the year ended December 31, 2015. Our cost of revenue primarily includes data acquisition costs and other cost of revenue. Data acquisition costs consist primarily of the costs to acquire data either on a transactional basis or through flat-fee data licensing agreements, including unlimited usage agreements. Other cost of revenue includes expenses related to third-party infrastructure fees.

As we continued to develop our baseline data repository in anticipation of completing the development of our full suite of risk management products, we incurred an increase in the cost of revenue relative to our current revenue due to these additional data costs during development periods. As the construct of our data costs is a flat-fee, unlimited usage model, we expect that the cost of revenue as a percentage of revenue will decrease over the coming years as revenue increases. Historically, at scale, the business model’s cost of revenue will trend between 15% and 30% as a percentage of revenue.

Sales and marketing expenses. Sales and marketing expenses increased $0.5 million or 24% to $2.8 million for the year ended December 31, 2016, from $2.3 million for the year ended December 31, 2015. The increase was mainly the result of increased headcount as we continue to invest in the expansion of our sales organization. Sales and marketing expenses consist of salaries and benefits, advertising and marketing, traveling expenses, and share-based compensation expense, incurred by our sales team. Included in sales and marketing expenses was non-cash share-based compensation expense of $0.1 million and $0.2 million for the years ended December 31, 2016 and 2015, respectively.

General and administrative expenses. General and administrative expenses increased $0.2 million or 3% to $9.7 million for the year ended December 31, 2016, from $9.5 million for the year ended December 31, 2015. The increase was mainly the result of higher professional fees, especially litigation costs. The amounts consisted mainly of non-cash share-based compensation expense of $1.7 million and $2.4 million, professional fees of $4.1 million and $3.2 million, and employee salaries and benefits of $1.8 million and $1.9 million, for the years ended December 31, 2016 and 2015, respectively.

Depreciation and amortization. Depreciation and amortization expenses increased $0.4 million or 182% to $0.6 million for the year ended December 31, 2016, from $0.2 million for the year ended December 31, 2015. The increase in depreciation and amortization for the year ended December 31, 2016 was mainly due to the amortization of intangible assets resulting from the software developed for internal use that became ready for its intended use in the second quarter of 2016.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Write-off of intangible assets. The write-off of intangible assets of $4.1 million for the year ended December 31, 2016 represented the write-off of the remaining balance of Purchased IP, as defined in Note 5 to the “Consolidated and Combined Financial Statements,” and capitalized litigation costs as a result of an unfavorable ruling in relation to the Purchased IP litigation. There was no write-off of intangible assets recognized for the year ended December 31, 2015. For additional information relating to the Purchased IP litigation, please see Note 11(c) to the “Consolidated and Combined Financial Statements.”

Loss before income taxes. We had a loss before income taxes of $16.9 million and $10.5 million, including non-cash share-based compensation expense of $1.8 million and $2.6 million, depreciation and amortization of $0.6 million and $0.2 million, and write-off of long-lived assets of $4.1 million and $0, for the years ended December 31, 2016 and 2015, respectively. The increase in loss before income taxes was primarily due to the one-time write-off of intangible assets of $4.1 million resulting from the unfavorable ruling in relation to the Purchased IP litigation.

Income taxes. Income tax benefit of $0 million and income tax expense of $0.1 million was recognized for the years ended December 31, 2016 and 2015, respectively. A full valuation allowance on the deferred tax assets was recognized for years ended December 31, 2016 and 2015. See Note 8, “Income Taxes,” included in “Notes to Consolidated and Combined Financial Statements,” for details.

Net loss. A net loss of $16.9 million and $10.6 million was recognized for the years ended December 31, 2016 and 2015, respectively, as a result of the foregoing.

Nine months ended September 30, 2017 compared to nine months ended September 30, 2016

Revenue. Revenue increased $2.6 million or 80% to $5.9 million for the nine months ended September 30, 2017, from $3.3 million for the nine months ended September 30, 2016. This increase was driven by strong growth in volume resulting from the continued staged release of our product suite, following our transformation from a development organization to a sales-driven organization beginning January 2017. During this time frame our monthly sales increased from a $5.7 million annual run-rate for the month ended December 31, 2016, to a $9.9 million annual run-rate for the month ended September 30, 2017.

Cost of revenue (exclusive of depreciation and amortization). Cost of revenue increased $2.2 million or 76% to $5.2 million for the nine months ended September 30, 2017, from $3.0 million for the nine months ended September 30, 2016. Our cost of revenue primarily includes data acquisition costs and other cost of revenue. Data acquisition costs consist primarily of the costs to acquire data either on a transactional basis or through flat-fee data licensing agreements, including unlimited usage agreements. Other cost of revenue includes expenses related to third-party infrastructure fees.

We continued to develop our baseline data repository in anticipation of completing the development of our full suite of risk management products during the development periods. As the construct of our data costs is a flat-fee, unlimited usage model, the cost of revenue as a percentage of revenue decrease to 89% for the nine months ended September 30, 2017 from 91% for the nine months ended September 30, 2016, as a result of the scaling. We expect that the cost of revenue as a percentage of revenue will continue to decrease over the coming years as our revenue increases. Historically, at scale, the business model’s cost of revenue will trend between 15% and 30% as a percentage of revenue.

Sales and marketing expenses. Sales and marketing expenses increased $1.0 million or 44% to $3.2 million for the nine months ended September 30, 2017, from $2.2 million for the nine months ended September 30, 2016. The increase was mainly the result of increased headcount as we continue to invest in the expansion of our sales organization. Sales and marketing expenses consist of salaries and benefits, advertising and marketing, traveling

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expenses, and share-based compensation expense, incurred by our sales team. Included in sales and marketing expenses was non-cash share-based compensation expense of $0.2 million for the nine months ended September 30, 2017, as compared to $0.2 million for the nine months ended September 30, 2016.

General and administrative expenses. General and administrative expenses increased $8.3 million or 120% to $15.2 million for the nine months ended September 30, 2017, from $6.9 million for the nine months ended September 30, 2016. The increase was mainly the result of increased litigation costs, non-cash share-based compensation expense, and employee salaries and benefits. For the nine months ended September 30, 2017 and 2016, the amounts consisted mainly of litigation costs of $9.2 million and $1.4 million, including one-time accrual in connection with the TRADS Litigation Settlement, as defined in Note 7(b) to the “Unaudited Condensed Consolidated and Combined Financial Statements” of this information statement, of $7.0 million and $0, non-cash share-based compensation expense of $2.0 million and $1.3 million, other professional fees of $0.7 million and $1.4 million, and employee salaries and benefits of $2.0 million and $1.2 million, respectively. Red Violet expects a significant reduction in litigation costs going forward, as a result of the TRADS Litigation Settlement.

Depreciation and amortization. Depreciation and amortization expenses increased $0.3 million or 76% to $0.7 million for the nine months ended September 30, 2017, from $0.4 million for the nine months ended September 30, 2016. The increase was mainly due to the amortization of intangible assets resulting from the software developed for internal use that became ready for its intended use in the second quarter of 2016.

Write-off of intangible assets. The write-off of intangible assets of $4.1 million for the nine months ended September 30, 2016 represented the write-off of the remaining balance of Purchased IP, as defined in Note 2 to the “Condensed Consolidated and Combined Financial Statements,” and capitalized litigation costs as a result of an unfavorable ruling in relation to the Purchased IP litigation. There was no write-off of intangible assets recognized for the nine ended September 30, 2017. For additional information relating to the Purchased IP litigation, please see Note 11(c) to the “Consolidated and Combined Financial Statements.”

Loss before income taxes. We had a loss before income taxes of $18.4 million and $13.2 million, including litigation costs of $9.2 million and $1.4 million, including a one-time accrual in connection with the TRADS Litigation Settlement of $7.0 million and $0, non-cash share-based compensation expense of $2.2 million and $1.5 million, depreciation and amortization of $0.7 million and $0.4 million, and write-off of intangible assets of $0 and $4.1 million, for the nine months ended September 30, 2017 and 2016, respectively. The increase in loss before income taxes for the nine months ended September 30, 2017 as compared to the corresponding period in 2016 was primarily due to the increase in litigation costs, which was offset by the decrease in write-off of intangible assets.

Income taxes. Income tax benefit of $0 and $0 million was recognized for the nine months ended September 30, 2017 and 2016, respectively. A full valuation allowance on the deferred tax assets was recognized for such periods, and a full valuation allowance is expected for the remainder of 2017. On December 22, 2017, the new tax reform bill (the “Tax Reform Bill”) was enacted, with the statutory federal income tax rate lowered to 21% among other changes, effective on January 1, 2018. As a full valuation allowance was recognized in the current period and is expected for the remainder of 2017, we do not expect the Tax Reform Bill will have any material net impact on our consolidated and combined financial statements, however, certain income tax disclosures, including the re-measurement of deferred tax assets and liabilities and related valuation allowance, and the effective income tax rate reconciliation, will be affected. See Note 4, “Income Taxes,” included in “Notes to Condensed Consolidated and Combined Financial Statements,” for details.

Net loss. A net loss of $18.4 million was recognized for the nine months ended September 30, 2017, as compared to $13.2 million for the nine months ended September 30, 2016, as a result of the foregoing.

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Effect of Inflation

The rates of inflation experienced in recent years have had no material impact on our financial statements. We attempt to recover increased costs by increasing prices for our services, to the extent permitted by contracts and competition.

Liquidity and Capital Resources

Cash flows used in operating activities. For the nine months ended September 30, 2017 and 2016, net cash used in operating activities was $2.3 million and $4.7 million, respectively. For the years ended December 31, 2016 and 2015, net cash used in operating activities was $6.7 million and $8.2 million, respectively. These were mainly the results of the operating loss, after the adjustments of non-cash items, for the corresponding periods.

Cash flows used in investing activities. Net cash used in investing activities for the nine months ended September 30, 2017 and 2016 was $5.3 million and $7.4 million, respectively, which was mainly due to capitalized costs included in intangible assets of $4.8 million and $7.2 million, for the corresponding periods, respectively. Net cash used in investing activities for the years ended December 31, 2016 and 2015 was $9.3 million and $4.3 million, respectively, which was mainly due to capitalized costs included in intangible assets of $9.0 million and $3.1 million, for the corresponding periods, respectively.

Cash flows provided by financing activities. Net cash provided by financing activities for the nine months ended September 30, 2017 and 2016 was $7.7 million and $12.1 million, respectively, and net cash provided by financing activities for the years ended December 31, 2016 and 2015 was $16.2 million and $6.5 million, respectively, which were mainly the results of capital contributed by Cogint, Inc. during the corresponding periods.

As of September 30, 2017, Red Violet had material commitments under certain data licensing agreements of $24.3 million, as further disclosed in the contractual obligations table below. For the nine months ended September 30, 2017, Red Violet funded its operations using available cash and capital contributed by Cogint, Inc.

Red Violet reported net loss of $18.3 million for the nine months ended September 30, 2017, as compared to $13.2 million for the nine months ended September 30, 2016. Red Violet reported net loss of $16.9 million for the year ended December 31, 2016, as compared to $10.6 million for the year ended December 31, 2015. As of September 30, 2017, Red Violet had a total member’s capital balance of $15.8 million.

As of September 30, 2017, Red Violet had cash and cash equivalents of approximately $0.3 million. Historically, Red Violet has funded its operations via intercompany transfers from cogint on an as needed basis. Based on projections of growth in revenue and operating results in the coming year, the continued support of cogint until the Spin-off occurs, and the cash and cash equivalents Red Violet will receive upon the Spin-off, Red Violet believes that it will have sufficient cash resources to finance its operations and expected capital expenditures for the next twelve months. Subject to revenue growth, Red Violet may have to continue to raise capital through the issuance of additional equity and/or debt, which, if Red Violet is able to obtain, could have the effect of diluting stockholders. Any equity or debt financings, if available at all, may be on terms which are not favorable to Red Violet. If Red Violet’s operations do not generate positive cash flow in the upcoming year, or if it is not able to obtain additional equity or debt financing on terms and conditions acceptable to it, if at all, it may be unable to implement its business plan, or even continue its operations.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Contractual Obligations

As of September 30, 2017, the Company has the following future contractual obligations:

(In thousands)	Remainder of 2017	2018	2019	2020	2021	2022 and thereafter	Total
Lease agreements	$119	$631	$686	$705	$724	$2,127	$4,992
Data license agreements	1,074	4,990	5,930	6,250	4,775	1,302	24,321
Litigation settlement	1,500	3,500	—	—	—	—	5,000

Total	$2,693	$9,121	$6,616	$6,955	$5,499	$3,429	$34,313

The lease agreements represent future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year. The data license agreements of $24.3 million represent material data acquisition commitments under certain data licensing agreements. Litigation settlement represents payments, over the course of one year, in connection with the TRADS Litigation Settlement.

Off-Balance Sheet Arrangements

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In addition, we do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financials partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

FORWARD-LOOKING STATEMENTS

This information statement contains certain “forward-looking statements.” Such forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include the following:

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from cogint.

•	We may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

•	Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.

•	Our and cogint’s inability to obtain all material Third-Party Approvals in connection with the Spin-off and the Business Combination may have a material adverse effect on our and cogint’s ability to complete the Spin-off and the Business Combination.

•	The Spin-off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.

•	Under the Separation Agreement, cogint will have to indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that cogint’s ability to satisfy its indemnification obligation will not be impaired in the future.

•	Our potential indemnification obligations pursuant to the Separation Agreement could materially adversely affect us.

•	A court could deem the Spin-off to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

•	We have a history of losses and negative cash flow from operations which makes our future results uncertain.

•	Our products and services are highly technical and if they contain undetected errors, our business could be adversely affected and we may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

•	Because our networks and information technology systems are critical to our success, if unauthorized persons hack into our systems or our systems otherwise cease to function properly, our operations could be adversely affected and we could lose revenues, proprietary information or personal data, all of which could materially adversely affect our business.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

•	We must adequately protect our intellectual property in order to prevent loss of valuable proprietary information.

•	We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

•	If we consummate any future acquisitions, we will be subject to the risks inherent in identifying, acquiring and operating a newly acquired business.

•	Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses or reduce the availability or effectiveness of our solutions, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

•	The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

•	Our relationships with key customers may be materially diminished or terminated.

•	If we lose the services of key personnel, it could adversely affect our business.

•	If we fail to respond to rapid technological changes in the big data and analytics sector, we may lose customers and/or our products and/or services may become obsolete.

•	Our revenues are concentrated in the U.S. market across a broad range of industries. When these industries or the broader financial markets experience a downturn, demand for our services and revenues may be adversely affected.

•	We could lose our access to data sources which could prevent us from providing our services.

•	We face intense competition from both start-up and established companies that may have significant advantages over us and our products.

•	There may be further consolidation in our end-customer markets, which may adversely affect our revenues.

•	To the extent the availability of free or relatively inexpensive consumer and/or business information increases, the demand for some of our services may decrease.

•	If our newer products do not achieve market acceptance, revenue growth may suffer.

•	Our products and services can have long sales and implementation cycles, which may result in substantial expenses before realizing any associated revenues.

•	Consolidation in the big data and analytics sector may limit market acceptance of our products and services.

•	We may incur substantial expenses defending against claims of infringement.

•	If we fail to continually enhance and adapt our products and services to keep pace with rapidly changing technologies and industry standards, we may not remain competitive and could lose clients.

•	Damage to our reputation could harm our business, financial condition and results of operations.

•	No market for our common stock currently exists and an active trading market may not develop or be sustained after the distribution.

•	The price of our common stock, once publicly traded, may be volatile and the value of an investment in our common stock may decline.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

•	Future issuances of shares of our common stock in connection with acquisitions or pursuant to our stock incentive plan could have a dilutive effect on your investment.

•	The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

•	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements available to emerging growth companies will make our shares of common stock less attractive to investors.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company as defined in Rule 12b-2 of the Exchange Act, we are not required to include information otherwise required by this Item.

LEGAL PROCEEDINGS

We may be involved in litigation from time to time in the ordinary course of business. We do not believe that the ultimate resolution of any such matters will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of such matters cannot be predicted with certainty and we cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on our business, financial condition, results of operations and cash flows. For additional information regarding legal proceedings, please see Note 11(c) to the “Consolidated and Combined Financial Statements” and Note 7(b) to the “Unaudited Condensed Consolidated and Combined Financial Statements.”

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

MANAGEMENT

Directors and Executive Officers

Before the Spin-off, cogint will appoint our initial directors and executive officers. Our initial directors will serve until our first annual meeting of stockholders after completion of the Spin-off. Directors will be elected annually.

Our management team has a track record of strong performance and significant expertise in the markets we serve. We have built the leading companies in our industry, creating significant shareholder value. We continue to attract and retain experienced management talent for our business. Our team has deep knowledge of the big data and analytics sector, and expertise across the various industries that we serve. Our team has overseen the expansion of our proprietary technology platform, while managing ongoing initiatives and the strategic acquisition of synergistic businesses and technologies. As a result, we are well positioned to continue successfully driving growth both organically and through acquisitions. Upon completion of the Spin-off, our directors and executive officers will be:

Name	Position
Directors:
Michael Brauser	Chairman of the Board
Dr. Phillip Frost	Director
Derek Dubner	Director and Chief Executive Officer
Peter Benz	Director
Donald Mathis	Director
Steven Rubin	Director
Robert Swayman	Director
Executive officers:
Derek Dubner	Chief Executive Officer and Director
James Reilly	President
Daniel MacLachlan	Chief Financial Officer
Jeff Dell	Chief Information Officer

Mr. Michael Brauser, 61, has served as a director of cogint and its Chairman from June 2015 until completion of the Spin-off. Since 2003, Mr. Brauser has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company. From 1999 to 2002, he served as president and chief executive officer of Naviant, Inc. (eDirect, Inc.), an internet marketing company. He also was a founder of Seisint, Inc. (eData.com, Inc.), which was founded in 1998. Mr. Brauser served as co-chairman of the board of directors of InterCLICK (now a part of Yahoo Inc.), from August 2007 to December 2011. Mr. Brauser also served as co-chairman of the board of directors of ChromaDex Corp., an innovative natural products company, from October 2011 to February 2015. The cogint Board believes that Mr. Brauser’s experience as a director on various public company boards of directors and as a manager of an investment company brings extensive business and management expertise to the Board.

Dr. Phillip Frost, 80, has served as Vice Chairman of the Board of cogint since December 2015. Since March 2007, Dr. Frost has served as chairman of the board and chief executive officer of OPKO Health, Inc. (“OPKO”), a multi-national biopharmaceutical and diagnostics company. Dr. Frost has served as chairman of the board of directors of Ladenburg Thalmann Financial Services Inc. (“Ladenburg Thalmann”), an investment banking, asset management, and securities brokerage firm, since July 2006. He also served as a member of the

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

board of directors of Ladenburg Thalmann from May 2001 until July 2002 and again from March 2004 until June 2006. Since October 2008, Dr. Frost has served as a director of Castle Brands Inc., a developer and marketer of premium brand spirits. Dr. Frost has also served as a director of Cocrystal Pharma, Inc., a publicly traded biotechnology company developing new treatments for viral diseases since January 2014, and of Sevion Therapeutics, Inc., a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases since May 2014. He also serves as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from January 2006 until February 2015, and also served as chairman of the board of directors of Teva from March 2010 until December 2014 and served as vice chairman of the board of directors from January 2006 when Teva acquired IVAX Corporation (“IVAX”) until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as a director of Northrop Grumman Corp., Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO) and TransEnterix, Inc., and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). The cogint Board believes that Dr. Frost’s pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, executive-level managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Mr. Derek Dubner, 46, presently serves as the Chief Executive Officer of cogint, and as a member of the cogint Board since March 2015, as well as Chief Executive Officer of Interactive Data, a cogint subsidiary. Mr. Dubner served as our Co-Chief Executive Officer from March 2015 until March 2016, when he was appointed cogint’s Chief Executive Officer. Mr. Dubner has over 15 years of experience in the data fusion industry. Mr. Dubner has served as the Chief Executive Officer of cogint subsidiary The Best One, Inc. (“TBO”, now known as the IDI Holdings, LLC), a holding company engaged in the acquisition of operating businesses and the acquisition and development of technology assets across various industries, and its subsidiary, Interactive Data, since October 2014. Prior to TBO, Mr. Dubner served as General Counsel of TransUnion Risk and Alternative Data Solutions, Inc. (“TRADS”) from December 2013 to June 2014. Mr. Dubner served as General Counsel and Secretary of TLO, LLC (“TLO”), an information solutions provider, from inception in 2009 through December 2013. The cogint Board believes Mr. Dubner’s experience as Chief Executive Officer of cogint provides valuable business, industry, and management advice to the Board.

Mr. Peter Benz, 57, has served as a director of cogint since March 2015. Mr. Benz is the Chief Executive Officer of Viking Asset Management, LLC, an asset and investment management company which he founded in 2001. Since June 2016, Mr. Benz has served as a director of Lilis Energy Inc., an onshore oil and natural gas exploration and production company. From January 2012 until its merger with Lilis Energy Inc. in June 2016, Mr. Benz served as a director of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.), an onshore oil and natural gas exploration and production company, and became its Chairman on November 24, 2015. Mr. Benz has also served as a director of Usell.com, a technology based online market place, since October 2014 and as a director and Chairman of the Board of Optex Systems, Inc., a manufacturer of optical systems for the defense industry since November 2014. The cogint Board believes Mr. Benz’s knowledge and experience in developing companies and capital markets strengthen the Board’s collective qualifications, skills, and experience.

Mr. Donald Mathis, 51, has served as director of cogint since December 2015. Mr. Mathis is currently the general manager of Growth at Comcast NBCUniversal, where he is responsible for establishing new ventures and

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

initiatives that broaden the company’s offerings. Mr. Mathis is also Chairman and Chief Executive Officer of Echelon AI (“Echelon”), a NY-based privately held Artificial Intelligence start-up focused on business process automation, predictive data analytics and nextgen digital and cyber security. Mr. Mathis joined Echelon in April 2017. He is also an Operating Partner with Periscope Equity, a Chicago-based growth private equity fund, which he joined in January 2017. In addition, Mr. Mathis has served as a Senior Adviser and Director since April 2016 of the initiative for Digital Counterterrorism (iDCT), a public-private consortium and non-governmental organization focused on countering violent extremism and terrorist recruitment in the digital domain. Mr. Mathis has served since 2013 on the Board of Advisers of Omniangle Technologies, a privately held company involved in business intelligence and information security. Previously, Mr. Mathis served as the Chief Executive Officer of privately held Kinetic Social from October 2011 through April 2016. Mr. Mathis was a co-founder of Kinetic Social, a SaaS and managed service social data and technology company acquired by Blue Chip Venture Company. From 2007 to 2011, Mr. Mathis served as Executive Chairman and Director of Online Intelligence, a privately held digital security firm specializing in brand protection and traffic integrity services. Mr. Mathis was on the audit and compensation committees of Online Intelligence until its acquisition by FAS Labs, Inc. in May 2010, and remained Executive Chairman until November 2011. Mr. Mathis has an MBA from the Harvard Business School and is a Commander in the U.S. Navy (currently inactive reserve). The cogint Board believes Mr. Mathis’ knowledge and experience as Chairman and CEO of an artificial intelligence company with a specialty in predictive data analytics, his experience running a social data and technology SaaS and managed services company, as well as his experience in business intelligence, general management, financial management and information security, and his military service, strengthen the Board’s collective qualifications, skills, and experience.

Mr. Steven Rubin, 57, has served as a director of cogint since October 2009. Mr. Rubin has served as the Executive Vice President of OPKO since May 2007 and a director of OPKO since February 2007. Mr. Rubin currently serves on the board of directors of ChromaDex Corp., an innovator of proprietary health, wellness and nutritional ingredients that creates science-based solutions for dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products, since March 2017, VBI Vaccines, Inc., formerly SciVac Therapeutics, Inc., a commercial-stage biopharmaceutical which develops, produces and markets biological products for human healthcare in Israel, since October 2012, Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, since August 2008, Non-Invasive Monitoring Systems, Inc., a medical device company, since 2008, Cocrystal Pharma, Inc., formerly Biozone Pharmaceuticals, Inc., a publicly traded biotechnology company developing new treatments for viral diseases, since January 2014, Sevion Therapeutics, Inc., a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases, since May 2014, Castle Brands, Inc., a developer and marketer of premium brand spirits, since January 2009, and Neovasc, Inc., a company developing and marketing medical specialty vascular devices, since 2008. Mr. Rubin previously served as a director of Dreams, Inc., a vertically integrated sports licensing and products company, from 2006 to 2012, Safestitch Medical, Inc. from September 2007 until its merger with TransEnterix, Inc. in September 2013, Tiger X Medical, Inc. from September 2008 until its merger with BioCardia, Inc. in October 2016, and PROLOR Biotech, Inc., from February 2008 until its acquisition by OPKO in August 2013. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin served as the Secretary of Ideation from June 2007 to October 2009. The cogint Board believes Mr. Rubin’s legal experience, managerial experience, and the knowledge and insight he has attained through his service as a director and officer of several publicly-traded corporations provides valuable business leadership, and management advice to the Board.

Mr. Robert Swayman, 63, has served as a director of cogint since June 2015. From 1998 to 2014, Mr. Swayman served as President and Chief Executive Officer of National Alarm Systems, Inc., a company he founded in 1998, prior to its sale in January 2014. From January 2014 through February 2015, Mr. Swayman

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

served as General Manager of ASG Security, which acquired National Alarm Systems. Mr. Swayman served as a director of Vapor Corp., a U.S.-based distributor and retailer of vaporizers, e-liquids and electronic cigarettes, from March 4, 2015 to April 17, 2015, and as an employee of Vapor Corp. since April 17, 2015 providing financial and business advice. Mr. Swayman is a Certified Public Accountant and holds a B.S. degree in accounting from the State University of New York at Buffalo. The cogint Board believes Mr. Swayman’s experience as President and Chief Executive Officer of National Alarm Systems, Inc., from 1998 to 2014, as well as his experience as a Certified Public Accountant provides valuable business, leadership, and management advice to the Board.

Mr. James Reilly, 43, has served as President of cogint since July 1, 2017, and previously from June 2015 until June 30, 2016 and as President and Chief Operating Officer of two of cogint’s subsidiaries, IDI Holdings, LLC and Interactive Data from October 2014 until June 30, 2016. From July 1, 2016 through June 30, 2017, Mr. Reilly was enjoined from providing services for cogint or its subsidiaries. Previously, Mr. Reilly served as Vice President of Sales at TransUnion Risk and Alternative Data Solutions, Inc. From August 2010 through its acquisition of substantially all of the assets by TransUnion Risk and Alternative Data Solutions, Inc. in December 2013, Mr. Reilly served as Senior Vice President of TLO, LLC.

Mr. Daniel MacLachlan, 38, has served as the Chief Financial Officer of cogint since March 2016 and brings over a decade of experience as the chief financial officer of data-driven technology companies. Mr. MacLachlan served as an Independent Director, Audit and Compensation Committee Chairman for Vapor Corp., a U.S.-based distributor and retailer of vaporizers, e-liquids and electronic cigarettes, from April 2015 through April 2016. From October 2014 until early February 2015, Mr. MacLachlan served as the Chief Financial Officer of TBO. Prior to TBO, Mr. MacLachlan served in the roles of Director of Finance and Chief Financial Officer for TRADS, after it acquired substantially all of the assets of TLO, through a 363 sale process in December 2013. Mr. MacLachlan was the Chief Financial Officer of TLO since its inception in 2009. From 2005 to 2009, Mr. MacLachlan served as the Chief Financial Officer of JARI Research Corporation (“JARI”), a partnership with the Mayo Clinic advancing proprietary cancer therapeutic technology using targeted radioactive therapy. Prior to JARI, Mr. MacLachlan served as a Special Agent in the Federal Bureau of Investigation (FBI) specializing in the criminal investigation of public corruption and civil rights violations.

Mr. Jeff Dell, 45, has served as the Chief Information Officer of cogint since September 2016 and served as the Interim Chief Information Officer of cogint from June 2016 through September 2016. From July 2015 through May 2016, Mr. Dell served as the VP Information Security of cogint. From June 2012 to June 2015, Mr. Dell served as Founder and Chief Executive Officer of Endurance Tracker, Inc., a sports-based data analytics solution. From August 2009 to May 2012, Mr. Dell served as Lead Architect at Tripwire, Inc. From October 2008 to August 2009, Mr. Dell served as Chief Information Security Officer of TLO. From September 2003 to August 2009, Mr. Dell served as Founder and Chief Executive Officer of Activeworx, Inc., a leading information security data analytics company. From January 2001 to August 2003, Mr. Dell served as Chief Information Security Officer of Seisint, Inc., a leading provider in the data fusion industry.

Director Independence

As required by the listing standards of Nasdaq, a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. Following the Spin-off, we expect that our Board will affirmatively determine that each of the following directors is an independent director within the meaning of the Nasdaq listing standards and applicable law: Messrs. Benz, Mathis, Rubin, and Swayman. We expect that that all members of our Audit, Corporate Governance and Nominating, and Compensation Committees will be independent directors, as defined by the Nasdaq listing standards and applicable law.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

We do not expect there to be a family relationship between any of the individuals who are expected to serve as members of our Board and as our executive officers following the Spin-off.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Compensation Tables

The following table presents information with respect to certain persons we expect to serve as executive officers after the Spin-off. In this document, we refer to these executive officers as the “Named Executive Officers.” We are presenting executive compensation based on each Named Executive Officer’s previous service with cogint. We believe the compensation received by the Named Executive Officers while employees of cogint substantially reflects the compensation they will receive in connection with their anticipated executive responsibilities for Red Violet, however, on subsequent review by our Board and Compensation Committee we may revise the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for each of the Named Executive Officers for the last two completed fiscal years.

Name and Principal Position	Year	Salary		Non-Equity Incentive Plan Compensation		Stock Awards (1)		Option Awards	Total
Derek Dubner (2)	2016	$294,500		$—		$—		$—	$294,500
Chief Executive Officer	2015	$180,834	(2)	$250,000	(5)	$6,302,500	(2)	$—	$6,733,334

Daniel MacLachlan (3)	2016	$171,667		$—		$—		$—	$171,667
Chief Financial Officer

James Reilly (4)	2016	$132,000		$—		$—		$—	$132,000
President and Chief Operating Officer	2015	$180,834	(4)	$100,000	(6)	$5,977,500	(4)	$—	$6,258,334

(1)	This column reflects the aggregate grant date fair value of stock awards granted in 2015 and 2016 computed in accordance with FASB ASC 718. In determining the grant date fair value for restricted stock units, cogint used the closing price of the its common stock on the grant date.
(2)	Mr. Dubner began service as cogint’s Co-Chief Executive Officer and Director on March 21, 2015, upon the completion of cogint’s acquisition of TBO (the “TBO Merger”). Mr. Dubner’s current annual salary is $325,000. The salary disclosed for 2015 reflects Mr. Dubner’s service from March 21, 2015 through December 31, 2015. Mr. Dubner was granted 175,000 RSUs on April 29, 2015 at a fair value of $6.50 per share, and 500,000 RSUs on November 16, 2015 at a fair value of $10.33 per share.
(3)	Mr. MacLachlan began service as cogint’s Chief Financial Officer on March 29, 2016. Mr. MacLachlan’s current annual salary is $226,269. The salary disclosed in the table reflects Mr. MacLachlan’s service from March 29, 2016 through December 31, 2016.
(4)	Mr. Reilly began service as cogint’s President and Chief Operating Officer on March 21, 2015, and served until June 30, 2016. The salary disclosed for 2015 reflects Mr. Reilly’s service from March 21, 2015 through December 31, 2015, and from January 1, 2016 through June 30, 2016. Mr. Reilly was granted 125,000 RSUs on April 29, 2015 at a fair value of $6.50 per share, and 500,000 RSUs on November 16, 2015 at a fair value of $10.33 per share.
(5)	Cash bonus of $100,000 paid to Mr. Dubner on consummation of the TBO Merger and cash bonus of $150,000 paid to Mr. Dubner upon completing a $10.0 million financing after the TBO Merger.
(6)	Cash bonus of $100,000 paid to Mr. Reilly on consummation of the TBO Merger.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Employment Agreements

Derek Dubner, Daniel MacLachlan and James Reilly

On the Spin-off Date, we expect Red Violet will enter into employment agreements with each of Messrs. Dubner, MacLachlan and Reilly in connection with their service as Chief Executive Officer, Chief Financial Officer, and President of Red Violet, respectively, with substantially the same terms as their current employment agreements with cogint or its subsidiaries, subject to review and approval of Red Violet’s Compensation Committee (the “Employment Agreements”). The Employment Agreements of each of Messrs. Dubner, MacLachlan and Reilly will have an initial term ending on April 30, 2020. Thereafter, each agreement will automatically renew for successive one-year terms unless either party provides the other party written notice of termination at least one hundred and twenty (120) days before the expiration of the applicable one-year term or unless terminated earlier pursuant to the terms of the employment agreements. Mr. Dubner will receive an annual salary of $325,000. Mr. MacLachlan will receive an annual salary of $226,269. Mr. Reilly will receive an annual salary of $264,000. Messrs. Dubner, MacLachlan and Reilly will be eligible to receive grants of equity under the Red Violet 2018 Stock Incentive Plan, subject to the Compensation Committee’s sole discretion. Additionally, Messrs. Dubner, MacLachlan and Reilly will be eligible to participate in Red Violet’s existing and future benefit plans, policies or arrangements maintained by Red Violet and made available to employees generally and for the benefit of executives.

Red Violet may terminate the Employment Agreements and each of Mr. Dubner’s, Mr. MacLachlan’s and Mr. Reilly’s employment at any time during the term for cause. Also, Red Violet may terminate the Employment Agreements and each of Mr. Dubner’s, Mr. MacLachlan’s and Mr. Reilly’s employment without cause.

Each of Mr. Dubner, Mr. MacLachlan and Mr. Reilly may terminate his employment and the respective employment agreement for “Good Reason,” as such term is defined in each employment agreement.

Each of Mr. Dubner, Mr. MacLachlan and Mr. Reilly may also terminate his employment and the respective employment agreement for any reason or for no reason at all; provided, however, that such employee provides Red Violet with at least sixty (60) days prior written notice.

Each of Mr. Dubner’s, Mr. MacLachlan’s and Mr. Reilly’s employment and the respective employment agreement will automatically terminate upon Mr. Dubner’s, Mr. MacLachlan’s or Mr. Reilly’s death, as applicable. Red Violet may terminate the Employment Agreements and each of Mr. Dubner’s, Mr. MacLachlan’s and Mr. Reilly’s employment with Red Violet immediately upon a determination of disability, as applicable.

Upon termination of the applicable employment agreement due to Mr. Dubner’s, Mr. MacLachlan’s or Mr. Reilly’s death or disability, Red Violet shall pay, in the case of death, to the applicable employee’s estate such employee’s base salary accrued through the date of the employee’s death and in the case of disability, to the applicable employee such employee’s base salary accrued through the date of determination of the employee’s disability, as applicable.

In the event Mr. Dubner’s, Mr. MacLachlan’s or Mr. Reilly’s employment is terminated by Red Violet for cause, Red Violet shall pay to the applicable employee such employee’s base salary and benefits accrued through the date of such employee’s termination.

In the event Red Violet terminates the Employment Agreements of Mr. Dubner, Mr. MacLahan or Mr. Reilly without cause or any successor of Red Violet refuses to accept assignment of the Employment Agreements, or if Mr. Dubner, Mr. MacLachlan or Mr. Reilly terminates his respective employment agreement and employment with Red Violet for Good Reason, Red Violet shall pay to such employee the greater of (x) his

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

base salary for the remainder of the term and (y) two (2) years of his base salary, in each case in accordance with Red Violet’s payroll practices in effect from time to time, provided, however, the applicable employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement expected to be entered into in connection with the applicable employment agreement.

In the event Mr. Dubner, Mr. MacLachlan or Mr. Reilly terminates his respective employment agreement and employment with Red Violet for any reason (other than Good Reason) during the term of his applicable employment agreement, Red Violet shall pay to Mr. Dubner, Mr. MacLachlan or Mr. Reilly, as applicable, such employee’s base salary through the date of such employee’s termination.

Pursuant to the individual employment agreements or individual equity award agreements, all equity awards granted to Mr. Dubner, Mr. MacLachlan and Mr. Reilly shall vest immediately upon: (i) a “Change of Control,” as such term is defined in the applicable employment agreement, (ii) a termination of such employee’s employment by Red Violet without cause, (iii) a termination of employment by such employee for Good Reason or (iv) such employee’s death or disability.

Red Violet 2018 Stock Incentive Plan

Overview

The Board of cogint and cogint, as the sole stockholder of Red Violet, have approved the Red Violet 2018 Stock Incentive Plan (the “Plan”) pursuant to which upon completion of the Spin-off, Red Violet may issue up to [●] shares of its common stock. Red Violet’s primary purpose of the Plan is to attract, retain, reward, and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in Red Violet’s and to incentivize them to expend maximum effort for Red Violet’s growth and success, so as to strengthen the mutuality of the interests between such individuals and the stockholders of Red Violet. As of the date of this information statement, no awards have been issued under the Plan.

The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as an exhibit to the Registration Statement of which this information statement forms a part.

Administration

The Plan will be administered by the Compensation Committee of the Red Violet Board (for purpose of this description of the Plan, the “Committee”). If no Committee exists, the independent Board members of Red Violet will exercise the functions of the Committee.

All grants under the Plan will be evidenced by an award agreement that will incorporate the terms and conditions of the Plan as the Committee deems necessary or appropriate.

Coverage Eligibility and Annual Grant Limits

The Plan provides for the issuance of awards (each, a “Red Violet Award”) consisting of stock options (“Red Violet Options”), stock appreciation rights (“Red Violet SARs”), restricted stock (“Red Violet Restricted Stock”), restricted stock units (“Red Violet RSUs”), performance shares (“Red Violet Performance Shares”), and performance units (“Red Violet Performance Units”). Incentive stock options (“Red Violet ISOs”) may be granted under the Plan only to our employees. Our employees, consultants, directors, independent contractors, and certain prospective employees who have committed to become an employee are eligible to receive all other types of awards under the Plan (each an “Eligible Individual”).

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

The granting of Awards under the Plan shall be subject to the following limitations: (i) a maximum of [●] shares of common stock may be subject to grants of Red Violet ISOs; (ii) a maximum of [●] shares may be issued in connection with Red Violet Awards, other than Red Violet Options and Red Violet SARs, that are settled in common stock; (iii) a maximum of [●] of shares may be subject to grants of Red Violet Options or Red Violet SARs to any one Eligible Individual during any one fiscal year; (iv) a maximum of [●] of such shares may be subject to grants of Red Violet Performance Shares, Red Violet Restricted Stock, Red Violet RSUs, and Red Violet Awards of common stock to any one Eligible Individual during any one fiscal year; and (v) the maximum value on the date of grant of Red Violet Performance Units which may be granted to any one Eligible Individual during any one fiscal year shall be $1,000,000.

Shares Reserved for Issuance Under the Plan

Subject to adjustment as described below and under the section titled “Change in Control,” the number of shares of Red Violet common stock available for issuance under the Plan will be [●] shares. Notwithstanding the foregoing, if any Red Violet Award is cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, the shares of Red Violet common stock that were subject to such Red Violet Award shall become available for future Red Violet Awards granted under the Plan; provided, however, that any shares of common stock subject to a Red Violet Award that are cancelled to pay the exercise price of a stock option, purchase price or any taxes or tax withholdings on a Red Violet Award will not be available for future Red Violet Awards granted under this Plan.

If the outstanding shares of common stock of Red Violet are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Red Violet or other increase or decrease in such shares effected without receipt of consideration by Red Violet, an appropriate and proportionate adjustment shall be made by the Committee to: (i) the aggregate number and kind of shares of common stock available under the Plan, (ii) the calculation of the reduction of shares of common stock available under the Plan, (iii) the number and kind of shares of common stock issuable pursuant to outstanding Red Violet Awards granted under the Plan and/or (iv) the exercise price of outstanding Red Violet Options or Red Violet SARs granted under the Plan. No fractional shares of common stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made to any Red Violet ISO shall be made in accordance with Section 424 of the Code.

Change in Control

Upon the occurrence of a Change in Control (as defined in the Plan), the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) all Awards shall terminate, provided that participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any Red Violet Award, (ii) all Red Violet Awards shall terminate, provided that participants shall be entitled to a cash payment equal to the price per share of common stock paid in the Change in Control transaction, with respect to shares subject to the vested portion of the Red Violet Award, net of the exercise price thereof, if applicable, (iii) in connection with a liquidation or dissolution of Red Violet, the Red Violet Awards, to the extent vested, shall convert into the right to receive liquidation proceeds net of the exercise price (if applicable), (iv) accelerate the vesting of Red Violet Awards and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert a Red Violet Award upon a Change in Control of Red Violet, then the Red Violet Award shall be assumed, or substantially equivalent Red Violet Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

DIRECTOR COMPENSATION

Consistent with cogint’s current policy with respect to compensation of its directors, non-employee directors who join Red Violet’s board of directors (the “Red Violet Board”) will be granted [●] Red Violet RSUs, which will vest in three equal annual installments beginning on the first anniversary of the grant date. Additionally, each Audit Committee member will be granted an additional [●] Red Violet RSUs, all of which will vest on the one year anniversary of the grant date, and the Chairman of the Audit Committee will be granted an additional [●] Red Violet RSUs, all of which will vest on the one-year anniversary of the grant date. The foregoing Red Violet RSUs will be granted upon appointment of such non-employee director to the Red Violet Board or the Audit Committee, or as the Chairman of the Audit Committee, as the case may be, and upon any re-election of such non-employee director. Additional equity awards may be granted to directors at the direction of the Compensation Committee based on an individual director’s contributions to Red Violet.

COMMITTEES OF THE BOARD OF DIRECTORS

In connection with the Spin-off, the Red Violet Board will establish the following committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee.

Audit Committee

We will have a separately-designated Audit Committee. The members of the Audit Committee are expected to be Peter Benz (Chairman), Donald Mathis, and Robert Swayman. We expect that Messrs. Benz, Mathis, and Swayman will be deemed independent within the meaning of the Nasdaq listing standards and applicable law. We also expect that Mr. Benz will be deemed an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee will be responsible and authorized to oversee the accounting and financial reporting processes of the company, the integrity of the financial reports and other financial information and the audits of the company’s financial statements. The Audit Committee will also review the qualifications, independence and performance, and approve the terms of engagement, of the company’s independent registered public accounting firm, and oversee the company’s internal audit function.

In connection with the Spin-off, the Red Violet Board will adopt a written charter for the Audit Committee which the Audit Committee will review and reassess for adequacy on an annual basis. A copy of the Audit Committee’s charter will be available on our website at redviolet.com.

Compensation Committee

We will have a separately-designated Compensation Committee. The members of the Compensation Committee are expected to be Steven Rubin (Chairman), Peter Benz, and Donald Mathis. We expect Messrs. Rubin, Benz and Mathis will be deemed independent within the meaning of the Nasdaq listing standards and applicable law. The Compensation Committee will be responsible for reviewing and approving the compensation of the Company’s executive officers and for advising the Board with respect to the compensation of the members of the Board or any committee thereof.

In connection with the Spin-off, the Red Violet Board will adopt a written charter for the Compensation Committee which the Compensation Committee will review and reassess for adequacy on an annual basis. A copy of the Compensation Committee’s charter will be available on our website at redviolet.com.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Corporate Governance and Nominating Committee

We will have a separately-designated Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are expected to be Robert Swayman, Steven Rubin and Peter Benz. We expect Messrs. Swayman, Rubin, and Benz will be deemed independent within the meaning of the Nasdaq listing standards and applicable law. The Corporate Governance and Nominating Committee will be responsible to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend a code of ethics applicable to the company; and (vi) provide oversight in the evaluation of the Board and each committee.

In connection with the Spin-off, the Red Violet Board will adopt a written charter for the Corporate Governance and Nominating Committee which the Corporate Governance and Nominating Committee will review and reassess for adequacy on an annual basis. A copy of the Corporate Governance and Nominating Committee’s charter will be available on our website at redviolet.com.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the expected beneficial ownership of Red Violet common stock at Spin-off Date by (i) all directors, (ii) all named executive officers, (iii) all executive officers and directors as a group, and (iv) each person expected to beneficially own in excess of 5% of our outstanding common stock. Unless noted otherwise, the corporate address of each person listed below is 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431.

We do not know of any other beneficial owner of more than 5% of the outstanding shares of common stock other than as shown below. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Named Executive Officers, Directors and Nominees	Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Michael Brauser	[	●](2)	[●]	%
Derek Dubner	[	●]	*
Jeff Dell	[	●]	*
James Reilly	[	●]	*
Dr. Phillip Frost	[	●]	[●]	%
Steven D. Rubin	[	●]	*
Donald Mathis	[	●]	*
Robert Swayman	[	●](3)	*
Peter Benz	[	●]	*
Daniel MacLachlan	[	●](4)	*
All directors and executive officers as a group (11 persons)	[	●]	[●]	%
5% Holders	[	●]
Frost Gamma Investment Trust	[	●](5)	[●]	%
Ryan Schulke	[	●](6)	[●]	%
Matthew Conlin	[	●](7)	[●]	%

*	The person will beneficially own less than 1% of Red Violet’s outstanding common shares as of the Spin-off Date.
(1)	Based on [●] shares of common stock expected to be distributed and outstanding at the Spin-off Date.
(2)	Mr. Brauser’s shares include (i) [●] shares held by Marlin Capital Partners, LLC, of which Mr. Brauser is a manager, (ii) [●] shares held by Grander Holdings, Inc. 401K, of which Mr. Brauser is the trustee, (iii) [●] shares held by Birchtree Capital, LLC, of which Mr. Brauser is the manager, (iv) [●] shares held by Mr. Brauser directly and (v) [●] shares held directly through BSIG, LLC of which Mr. Brauser owns a 50% interest. Mr. Brauser disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have.
(3)	Mr. Swayman’s shares include [●] shares held through BSIG, LLC of which Mr. Swayman owns a 50% interest. Mr. Swayman disclaims beneficial ownership of the shares held by BSIG, LLC except to the extent of any pecuniary interest he may have.
(4)	Mr. MacLachlan’s shares include [●] shares held in an IRA.
(5)	Frost Gamma will beneficially own [●] shares. Dr. Frost is the trustee of Frost Gamma. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Frost Gamma’s address is 4400 Biscayne Blvd., Suite 1500, Miami, Florida 33137.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(6)	Mr. Schulke’s shares include (i) [●] shares held directly and (ii) [●] shares held by RSMC Partners, LLC, of which Mr. Schulke is a member. Mr. Schulke disclaims beneficial ownership of the shares held by RSMC Partners, LLC except to the extent of any pecuniary interest he may have. Mr. Schulke’s address is [●].
(7)	Mr. Conlin’s shares include (i) [●] shares held directly, (ii) [●] shares held by Conlin Family Foundation Trust in which Mr. Conlin serves as co-trustee, (iii) [●] shares held by RSMC Partners, LLC, of which Mr. Conlin is a member and (iv) [●] shares held by the Matthew Conlin 2017 Grantor Retained Annuity Trust in which Mr. Conlin serves as trustee. Mr. Conlin disclaims beneficial ownership of the shares held by RSMC Partners, LLC except to the extent of any pecuniary interest he may have. Mr. Conlin’s address is [●].

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Red Violet will have a separately-designated Audit Committee, which will review and approve transactions in which Red Violet is to be a participant, where the amount involved exceeded or will exceed $120,000 annually and any of its directors, executive officers or their immediate family members had or will have a direct or indirect material interest. The Red Violet Board will adopt a written policy stating that the Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. The related party transaction will not be approved unless at a minimum it is for the company’s benefit and is upon terms no less favorable to the company than if the related party transaction was with an unrelated third party. From incorporation to the date of this information statement, Red Violet has not entered into any related party transactions required to be disclosed under Item 404 of Regulation S-K.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of Red Violet’s capital stock. All references herein to “certificate of incorporation” and “bylaws” are to Red Violet’s “amended and restated certificate of incorporation” and “amended and restated bylaws,” both of which are filed as exhibits to the Form 10. These summaries and descriptions do not purport to be complete and are qualified in their entirety by reference to these documents, which you should read for a complete description of Red Violet’s capital stock.

Authorized Capital Stock

Following the Spin-off, Red Violet will be authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Red Violet will be authorized to issue 200,000,000 shares of common stock, par value $0.001 per share. The holders of common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, except for amendments to the certificate of incorporation relating solely to the terms of a series of preferred stock. Additionally, all matters submitted to a vote of stockholders will require the affirmative vote of the stockholders holding a majority of the shares. There will be no cumulative voting in the election of directors. In the event of Red Violet’s liquidation or dissolution, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock will have no preemptive rights and will have no right to convert their common stock into any other securities and there will be no redemption provisions applicable to the common stock.

The holders of common stock will be entitled to any dividends that may be declared by the Red Violet Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions Red Violet has against the payment of dividends on common stock. Red Violet has not paid dividends on its common stock since inception and it does not plan to pay dividends on its common stock in the foreseeable future.

At the effective time of the Spin-off, Red Violet expects to have [●] shares of common stock outstanding.

Preferred Stock

Red Violet will be authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Red Violet Board. As of the Record Date, Red Violet had no shares of any class of preferred stock outstanding.

Issuance of “blank check” preferred stock

Red Violet’s certificate of incorporation will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Red Violet Board. The Red Violet Board will be empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, its common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Red Violet Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of Red Violet.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Red Violet’s bylaws will also allow the Red Violet Board to fix the number of directors, however, the certificate of incorporation requires that the Red Violet Board be composed of a least three and no more than 15 directors. Red Violet’s stockholders will not have cumulative voting in the election of directors.

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law (the “DGCL”) prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more stockholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). Red Violet’s certificate of incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to Red Violet.

Special Shareholder Meetings and Action by Written Consent

Under Red Violet’s bylaws, the Chairperson of the Board of Directors, its President and a majority of the members of the Board of Directors may each call a special meeting of stockholders. The bylaws do not permit meetings of stockholders to be called by any other person. Red Violet’s certificate of incorporation specifically prohibits action by its stockholders by written consent without a meeting of the stockholders unless authorized in advance by a resolution adopted by the Red Violet Board or otherwise provided for or fixed pursuant to the provisions of the certificate of incorporation relating to the rights of holders of any series of preferred stock.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in Red Violet’s management.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Transfer Agent and Registrar

Continental Stock and Transfer Company will be the distribution agent for the Spin-off and will be the transfer agent and registrar for our common stock following the Spin-off. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

Trading Market

Currently there is no trading market for our common stock. We have filed an application to list our common stock on Nasdaq. Assuming our common stock is approved for listing, we expect a limited “when issued” trading market for Red Violet common stock to develop on or shortly before the Record Date under the symbol “[●].” Beginning on [●], 2018, the first trading day after completion of the Spin-off and the Business Combination, Red Violet, Inc. will begin trading “regular way” under the symbol “RDVT.”

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the DGCL, which Red Violet is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Under Article 6 of the bylaws, expenses (including attorneys’ fees) reasonably incurred by a director or officer of Red Violet or, if while serving as director or officer of Red Violet, was serving at the request of Red Violet as a director, officer, employee or agent of another corporation, partnership, joint venture, enterprise or nonprofit entity in defending any civil, criminal, administrative or investigative action, suit or proceeding, whether civil, criminal, administrative or investigative, will be paid by Red Violet in advance of the final disposition of such action, suit or proceeding to the fullest extent not prohibited by applicable law, and, if required by law, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Red Violet as authorized in the bylaws. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL and Article 6 of the bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Additionally, Article 9 of the certificate of incorporation provides that a director of Red Violet will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Red Violet will carry directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to Red Violet and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. Red Violet will enter into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Red Violet has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

DELIVERY OF INFORMATION STATEMENT

Red Violet, Inc.

Investor Relations

2650 North Military Trail

Suite 300

Boca Raton, Florida 33431

(561) 757-4000

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that cogint stockholders and certain warrant holders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the applicable document.

After the distribution, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

We will maintain an Internet site at redviolet.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the Form 10.

No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or cogint. Neither the delivery of this information statement nor consummation of the Spin-off contemplated hereby shall, under any circumstances, create any implication that there has been no change in our affairs or those of cogint since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

IDI Holdings, LLC, Cogint Technologies, LLC and IDI Verified, LLC

We have audited the accompanying consolidated and combined balance sheets of IDI Holdings, LLC (a Delaware limited liability company) and its wholly owned subsidiary, Interactive Data, LLC (a Georgia limited liability company), as well as Cogint Technologies, LLC (a Delaware limited liability company), and IDI Verified, LLC (a Delaware limited liability company) (collectively the “Company”) as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, changes in member’s capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of IDI Holdings, LLC and its wholly owned subsidiary, Interactive Data, LLC, as well as Cogint Technologies, LLC, and IDI Verified, LLC as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

January 9, 2018

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2016	December 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$226	$—
Accounts receivable, net of allowance for doubtful accounts of $111 and $109 at December 31, 2016 and 2015, respectively	694	518
Prepaid expenses and other current assets	781	830

Total current assets	1,701	1,348
Property and equipment, net	848	824
Intangible assets, net	9,482	4,147
Goodwill	5,227	5,227
Other non-current assets	1,450	1,391

Total assets	$18,708	$12,937

LIABILITIES AND MEMBER’S CAPITAL:
Current liabilities:
Trade accounts payable	$921	$228
Accrued expenses and other current liabilities	2,490	673
Deferred revenue	80	122

Total current liabilities	3,491	1,023
Total member’s capital	15,217	11,914

Total liabilities and member’s capital	$18,708	$12,937

See notes to consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year Ended December 31,
	2016	2015
Revenue	$4,585	$4,003
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	4,306	2,556
Sales and marketing expenses	2,795	2,262
General and administrative expenses	9,723	9,471
Depreciation and amortization	607	215
Write-off of intangible assets	4,055	—

Total costs and expenses	21,486	14,504

Loss before income taxes	(16,901)	(10,501)
Income tax (benefit) expense	(38)	142

Net loss	$(16,863)	$(10,643)

See notes to consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

(Amounts in thousands)

Total member’s capital
Balance as at December 31, 2014	$12,107
Contribution by Cogint, Inc., including allocation of expenses	7,476
Share-based compensation	2,974
Net loss	(10,643)

Balance as at December 31, 2015	$11,914
Contribution by Cogint, Inc., including allocation of expenses	17,568
Share-based compensation	2,598
Net loss	(16,863)

Balance as at December 31, 2016	$15,217

See notes to consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,863)	$(10,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	607	215
Share-based compensation expense	1,847	2,611
Write-off of intangible assets	4,055	—
Provision for bad debts	23	4
Deferred income tax	—	265
Allocation of expenses from Cogint, Inc.	1,355	959
Changes in assets and liabilities:
Accounts receivable	(199)	(227)
Prepaid expenses and other current assets	49	(133)
Other non-current assets	(59)	(1,353)
Trade accounts payable	693	142
Accrued expenses and other current liabilities	1,817	(35)
Deferred revenue	(42)	(42)

Net cash used in operating activities	(6,717)	(8,237)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(240)	(661)
Purchase of intangible assets	—	(250)
Capitalized costs included in intangible assets	(9,030)	(3,065)
Deposits as collateral	—	(300)

Net cash used in investing activities	(9,270)	(4,276)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributed by Cogint, Inc.	16,213	6,517

Net cash provided by financing activities	16,213	6,517

Net increase (decrease) in cash and cash equivalents	$226	$(5,996)
Cash and cash equivalents at beginning of period	—	5,996

Cash and cash equivalents at end of period	$226	$—

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$—	$—
Cash refund for income taxes	$—	$123
Share-based compensation capitalized in intangible assets	$751	$363

See notes to consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

1. Principal activities and organization

(a) Principal activities

Red Violet, Inc., a Delaware corporation (“Red Violet,” “we,” “us,” “our,” and similar terms), is currently a wholly-owned subsidiary of Cogint, Inc., also a Delaware corporation (“cogint”). cogint plans to spin-off Red Violet by distributing 100% of Red Violet’s common stock pro rata to holders of cogint’s common stock and certain warrants, in accordance with the terms of such warrants (the “Spin-off”). After the Spin-off, Red Violet will own the cogint subsidiaries which currently operate cogint’s risk management business (the “Red Violet Subsidiaries”), including IDI Holdings, LLC (“IDI Holdings”) and its wholly owned subsidiary, Interactive Data, LLC (“Interactive Data”) as well as Cogint Technologies, LLC (“Cogint Technologies”), IDI Verified, LLC (“IDI Verified”), and Forewarn, LLC (“Forewarn”). All financial information and disclosures of Red Violet included in these financial statements refer to the historical financial information of Red Violet and the Red Violet Subsidiaries.

Red Violet is a software and services company specializing in big data analysis, providing cloud-based mission-critical information solutions to enterprises in a variety of industries. Our mission is to transform data into intelligence utilizing our proprietary technology platform to solve complex problems for our clients. Harnessing the power of data fusion and powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most, running their organizations with confidence. Through our intelligent platform, CORE™, we uncover the relevance of disparate data points to deliver end-to-end, ROI-driven results for our customers. Our analytical capabilities enable us to build comprehensive datasets in real-time and provide insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, identifying fraud and abuse, and ensuring legislative compliance to debt recovery.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our cloud- based data fusion platform, combined with our massive database consisting of public-record, proprietary and publicly-available data, as well as a unique repository of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle. These essential functions include customer identification and authentication, and investigation and validation.

(b) Organization

cogint

cogint, a Delaware corporation and our sole member, is a data and analytics company providing risk management and digital marketing solutions to enterprises in a variety of industries. cogint’s common stock is listed on The NASDAQ Global Market (“Nasdaq”) under the symbol “COGT”.

IDI Holdings

IDI Holdings, formerly known as The Best One, Inc. (“TBO”), a wholly-owned subsidiary of cogint, is a holding company incorporated on September 22, 2014 in the State of Florida, which was formed to engage in the acquisition of operating businesses and the acquisition and development of valuable and proprietary technology

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

assets across various industries. On October 2, 2014, TBO acquired 100% of the membership interests of Interactive Data, a Georgia limited liability company and Interactive Data became a wholly-owned subsidiary of TBO (“Interactive Data Acquisition”). TBO accounted for the acquisition as a forward merger with TBO as both the legal and accounting acquirer. It was concluded that Interactive Data was not the predecessor accounting entity. Interactive Data is an information solutions provider, historically delivering data products and services to the Accounts Receivable Management (“ARM”) industry for location and identity verification, legislative compliance and debt recovery. Today, Interactive Data delivers information solutions across the entirety of the risk management industry.

2. Summary of significant accounting policies

(a) Basis of presentation and liquidity

The accompanying consolidated and combined financial statements of Red Violet have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Red Violet reported a net loss of $16,863 and $10,643 for the years ended December 31, 2016 and 2015, respectively. Net cash used in operating activities was $6,717 and $8,237 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, Red Violet had a total member’s capital of $15,217. All losses have been funded by cogint.

As of December 31, 2016 and 2015, Red Violet had available cash of $226 and $0, respectively. Based on projections of growth in revenue and operating results in the coming year, continued funding from cogint, and the cash and cash equivalents upon the Spin-off, Red Violet believes that it will have sufficient cash resources to finance its operations and expected capital expenditures for the next twelve months.

Reclassifications

The Company has reclassified the cost of revenue amounts from the gross profit section to the costs and expenses section of the consolidated and combined statements of operations for each period presented and the gross profit subtotal has been removed. As a result, total costs and expenses has increased from $17,180 and $11,948 to $21,486 and $14,504 for the years ended December 31, 2016 and 2015, respectively.

Principles of consolidation and combination

The consolidated and combined financial statements include the financial statements of Red Violet and the Red Violet Subsidiaries, including IDI Holdings, Interactive Data, Cogint Technologies, IDI Verified and Forewarn. All significant intercompany transactions have been eliminated upon consolidation and combination.

(b) Use of estimates

The preparation of consolidated and combined financial statements in accordance with US GAAP requires Red Violet’s management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts, useful lives of property and equipment and intangible assets, recoverability of the carrying amount of goodwill and intangible assets, income tax provision, and the assessment of contingent liabilities. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

(c) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Red Violet’s cash and bank deposits were held in major financial institutions located in the United States, which management believes have high credit ratings. The cash and bank deposits held in the United States, denominated in USD, amounted to $226 and $0 as of December 31, 2016 and 2015, respectively.

Financial instruments and related items, which potentially subject Red Violet to concentrations of credit risk, consist principally of cash investments. Red Violet places its temporary cash instruments with well-known financial institutions within the United States, and, at times, may maintain balances in United States banks in excess of the $250 thousand dollar US Federal Deposit Insurance Corporation insurance limit. Red Violet monitors the credit ratings of the financial institutions to mitigate this risk.

(d) Accounts receivable

Accounts receivable are due from customers and are generally unsecured, which consist of amounts earned but not yet collected. None of Red Violet’s accounts receivable bear interest.

The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in Red Violet’s existing accounts receivable. Management determines the allowance based on reviews of customer-specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Red Violet does not have any off-balance-sheet credit exposure related to its customers. The amount of the allowance for doubtful accounts was $111 and $109 as of December 31, 2016 and 2015, respectively.

(e) Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Expenditures for maintenance, repairs, and minor renewals are charged to expense in the period incurred. Betterments and additions are capitalized. Property and equipment are depreciated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured. The estimated useful lives of property and equipment are as follows:

Computer and network equipment	5-7 years
Furniture, fixtures and office equipment	5 years
Leasehold improvements	7 years

When items of property and equipment are retired or otherwise disposed of, loss/income is charged or credited for the difference between the net book value and proceeds received thereon.

(f) Business combination

Red Violet records acquisitions pursuant to ASC 805, “Business Combinations.” We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired intangible assets, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(g) Intangible assets other than goodwill

Red Violet’s intangible assets are initially recorded at the capitalized actual costs incurred, their acquisition cost, or fair value if acquired as part of a business combination, and amortized on a straight-line basis over their respective estimated useful lives, which are the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of Red Violet. Red Violet’s intangible assets represent Purchased IP (as defined below in Note 5, “Intangible assets, net”) and capitalized litigation costs, which were fully written off in 2016, and software developed for internal use, including those resulting from the acquisition. Intangible assets have estimated useful lives on average of 10 years.

We capitalize related legal and other costs incurred and paid in defending our claims to the intellectual property when a successful outcome in the litigation case is probable, and additionally, we believe the value of the intellectual property involved in the lawsuit is greater than the costs associated with this lawsuit as a result of a successful outcome. The recovery of costs upon a successful outcome will reduce the capitalized litigation costs carrying value. If the Company is ultimately unsuccessful, the costs would be charged to expense. In 2016, Red Violet wrote off the remaining balance of Purchased IP and capitalized litigation costs of $4,055, which is reflected in the costs and expenses as write-off of intangible assets in the consolidated and combined statement of operations for the year ended December 31, 2016, as a result of an unfavorable ruling in relation to the litigation.

In accordance with ASC 350-40, “Internal-Use Software,” Red Violet capitalizes eligible costs, including salaries and staff benefits, share-based compensation expense, traveling expenses incurred by relevant employees, and other relevant costs of developing internal-use software that are incurred in the application development stage when developing or obtaining software for internal use. Once the software developed for internal use is ready for its intended use, it is amortized on a straight-line basis over its useful life, generally 10 years.

(h) Goodwill

Goodwill represents the difference between the purchase price and the estimated fair value of the net assets acquired when accounted for by the acquisition method of accounting. As of December 31, 2016, the goodwill balance relates to the October 2, 2014 acquisition of Interactive Data by IDI Holdings.

In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value.

On October 1, 2016 and 2015, we performed a quantitative Step One assessment. A quantitative Step One assessment involved determining the fair value using market participant assumptions. If we believe that the carrying value of a reporting unit with goodwill exceeds its estimated fair value, we will perform a quantitative Step Two assessment. Step Two compares the carrying value of the reporting unit to the fair value of all of the assets and liabilities of the reporting unit (including any unrecognized intangibles) as if the reporting unit was acquired in a business combination. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess. The results of our Step One assessment proved that the estimated fair value of Red Violet exceeded its carrying value by more than 200%, and therefore a Step Two assessment was not performed. We concluded that goodwill was not impaired as of December 31, 2016 and 2015.

For purposes of reviewing impairment and the recoverability of goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values.

(i) Impairment of long-lived assets

Finite-lived intangible assets are amortized over their respective useful lives and, along with other long-lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

related carrying amounts may not be recoverable in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” In evaluating long-lived assets for recoverability, including finite-lived intangibles and property and equipment, Red Violet uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with ASC 360-10-15. To the extent that estimated future undiscounted cash inflows attributable to the asset, less estimated future undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. Red Violet evaluated its long-lived assets for recoverability and determined no impairment was necessary.

Asset recoverability is an area involving management judgment, requiring assessment as to whether the carrying value of assets can be supported by the undiscounted future cash flows. In calculating the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters such as revenue growth rates, gross margin percentages and terminal growth rates. We concluded there was no impairment on our long-lived assets as of December 31, 2015. In September 2016, Red Violet wrote off the remaining balance of Purchased IP, as defined in Note 5, “Intangible assets, net,” and capitalized litigation costs of $4,055, as a result of an unfavorable ruling in relation to a litigation matter.

(j) Fair value of financial instruments

ASC 820, “Fair Value Measurements,” establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value of Red Violet’s cash and cash equivalents, and receivables and payables approximate their carrying amount because of the short-term nature of these instruments.

(k) Revenue recognition

Red Violet generally recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or a service has been rendered, the price is fixed or determinable and collection is reasonably assured.

Revenue is generally recognized on (a) a transactional basis determined by the customers’ usage, (b) a monthly fee or (c) a combination of both. Revenue pursuant to transactions determined by the customers’ usage is recognized when the transaction is complete, and either party may terminate the transactional agreement at any time. Revenue pursuant to contracts containing a monthly fee is recognized ratably over the contract period, which is generally 12 months, and the contract shall automatically renew for additional, successive 12-month terms unless written notice of intent not to renew is provided by one party to the other at least 30 days or 60 days prior to the expiration of the then current term. Generally, customers are invoiced monthly for both transactional and contractual arrangements.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Customer payments received in excess of the amount of revenue recognized are recorded as deferred revenue in the consolidated and combined balance sheets, and are recognized as revenue when the services are rendered. As of December 31, 2016 and 2015, deferred revenue totaled $80 and $122, respectively, all of which is expected to be realized in the following year.

We market our services primarily through our own sales force. We also market our services through indirect channels such as resellers, who sell directly to businesses and consumers, which account for a small portion of revenue.

(l) Cost of revenue (exclusive of depreciation and amortization)

Our cost of revenue primarily includes data acquisition costs and other cost of revenue. Data acquisition costs consist primarily of the cost to acquire data either on a transactional basis or through flat-fee data licensing agreements, including unlimited usage agreements. Other cost of revenue includes expenses related to third-party infrastructure fees.

(m) Advertising and promotion costs

Advertising and promotion costs are charged to operations as incurred. Advertising and promotion costs, included in sales and marketing expenses amounted to $145 and $182 for the years ended December 31, 2016 and 2015, respectively.

(n) Share-based compensation

Red Violet’s share-based compensation represented the allocated expenses from cogint in connection with share-based awards granted to employees of Red Violet by cogint. We account for share-based compensation to employees in accordance with ASC 718, “Compensation—Stock Compensation.” Under ASC 718, Red Violet measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and generally recognizes the costs on a straight-line basis over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. For awards with performance conditions, we begin recording share-based compensation when achieving the performance criteria is probable.

The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amount will be recorded as a cumulative adjustment in the period estimates are revised. Changes in our estimates and assumptions may cause us to realize material changes in share-based compensation expense in the future. We consider many factors when estimating expected forfeitures, including employee level, economic conditions, time remaining to vest, and historical forfeiture experience.

We account for share-based payments to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.” Under ASC 505-50, share-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. In the event that the fair value of the equity instruments issued in a share-based payment transaction with non-employees is more reliably measurable than the fair value of the consideration received, the transaction shall be measured based on the fair value of the equity instruments issued.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(o) Income taxes

The Red Violet Subsidiaries are all limited liability companies. The Red Violet Subsidiaries are currently consolidated with cogint for U.S. federal income tax purposes. However, for purposes of these financial statements, the income tax provisions were prepared assuming the entities filed separate tax returns.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

Red Violet applies ASC 740, “Income Taxes.” ASC 740 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated and combined financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Red Violet’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses, respectively, in the consolidated and combined statements of operations.

(p) Contingencies

In the ordinary course of business, Red Violet is subject to loss contingencies that cover a wide range of matters. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued, Red Violet evaluates, among other factors, the degree of probability and the ability to make a reasonable estimate of the amount of loss.

(q) Segment reporting

Red Violet has only one operating segment, as defined by ASC 280, “Segment Reporting.”

(r) Significant concentrations and risks

Concentration of credit risk

Assets that potentially subject Red Violet to significant concentration of credit risk primarily consist of cash and cash equivalents, and accounts receivable. As of December 31, 2016 and 2015, all of Red Violet’s cash and cash equivalents were deposited in financial institutions located in the United States, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations Red Violet performs on its customers and its ongoing monitoring process of outstanding balances.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Concentration of customers

During the year ended December 31, 2016, there was no individual customer that accounted for more than 10% of the total revenue. During the year ended December 31, 2015, Red Violet recognized revenue from one major customer, accounting for 12% of the total consolidated and combined revenue.

As of December 31, 2016, there was no individual customer that accounted for more than 10% of Red Violet’s accounts receivable, while as of December 31, 2015, three customers accounted for 12%, 11% and 10% of Red Violet’s accounts receivable.

Concentration of suppliers

One of the three major credit bureaus is our largest data supplier and accounted for 28% of the total cost of revenues during the year ended December 31, 2016. The initial term of the agreement with this supplier ends November 5, 2020, and continues thereafter for successive 24-month periods unless and until either party provides written notice of non-renewal not less than 180 days prior to the expiration of the then current term. During the term of the agreement, either party has the right to terminate the agreement: (i) in the event of the other party’s failure to cure a material breach, (ii) in the event of the other party’s insolvency, or (iii) by providing 150 days’ advance written notice. The minimum purchase commitments through the end of the initial term is $13.2 million. Two data suppliers accounted for 31% and 23% of the total cost of revenues for the year ended December 31, 2015.

As of December 31, 2016, one data supplier accounted for 85% of Red Violet’s total trade accounts payable, while as of December 31, 2015, the same data supplier accounted for 48% of Red Violet’s total trade accounts payable.

(s) Recently issued accounting standards

As an emerging growth Company, we have left open the opportunity to take advantage of the extended transition period provided to emerging growth companies in Section 13(a) of the Exchange Act, however it is the Company’s present intention to adopt any applicable new accounting standards timely.

In May 2014, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers (Topic 606).” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. In March 2016, FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in evaluating whether it controls the good or the service before it is transferred to the customer. The new revenue recognition standard will be effective for public entities for annual reporting periods beginning after December 15, 2017, and interim periods therein, that is, the first quarter of 2018. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). We currently plan to adopt ASU 2014-09 for the first quarter of 2018, and we anticipate adopting the standard using the modified retrospective method. We will complete the assessment of the impact this guidance will have on our consolidated and combined financial statements and related disclosures in the first quarter of 2018.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

In August 2014, FASB issued ASU No. 2014-15 (“ASU 2014-15”), “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 with early adoption permitted. We adopted ASU 2014-15 for the year ended December 31, 2016, and it does not have a material impact on our consolidated and combined financial statements.

In September 2015, FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” which replaces the requirement that an acquirer in a business combination account for measurement period adjustments retrospectively with a requirement that an acquirer recognize adjustments to the provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts calculated as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The guidance is to be applied prospectively to adjustments to provisional amounts that occur after the effective date of the guidance, with earlier application permitted for financial statement that have not been issued. We adopted ASU 2015-16 during the year ended December 31, 2016.

In February 2016, FASB issued ASU No. 2016-02 (“ASU 2016-02”), “Leases (Topic 842),” which generally requires companies to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. This guidance will be effective for public entities and private entities in the first quarter of 2019 and the first quarter of 2020, respectively, on a modified retrospective basis and early adoption is permitted. We do not plan to early adopt ASU 2016-02. We are still evaluating the effect that this guidance will have on our consolidated and combined financial statements and related disclosures.

In March 2016, FASB issued ASU No. 2016-09 (“ASU 2016-09”), “Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting,” which simplifies the accounting for share-based payment transactions, including the income tax consequences, an option to recognize gross share-based compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance will be effective for public entities in the first quarter of 2017, and early adoption is permitted. We plan to adopt ASU 2016-09 for the first quarter of 2017 and we do not expect that it will have a material impact on our consolidated and combined financial statements.

In August 2016, FASB issued ASU No. 2016-15 (“ASU 2016-15”), “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides guidance for certain cash flow issues, including contingent consideration payments made after a business combination and debt prepayment or debt extinguishment costs etc. The guidance will be effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and early adoption is permitted. We plan to adopt ASU 2016-15 for the first quarter of 2018 and we will evaluate the impact of ASU 2016-15 on our condensed consolidated and combined financial statements in 2017.

3. Accounts receivable, net

Accounts receivable, net consist of the following:

(In thousands)	December 31, 2016	December 31, 2015
Accounts receivable	$805	$627
Less: Allowance for doubtful accounts	(111)	(109)

Total accounts receivable, net	$694	$518

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

The movement of allowance for doubtful accounts is shown below:

	Year Ended December 31,
(In thousands)	2016	2015
Beginning balance	$109	$105
Charges to expenses	23	4
Write-offs	(21)	—

Ending balance	$111	$109

Provision for bad debts of $23 and $4 was provided for the years ended December 31, 2016 and 2015, respectively.

4. Property and equipment, net

Property and equipment, net consist of the following:

(In thousands)	December 31, 2016	December 31, 2015
Computer and network equipment	$697	$500
Furniture, fixtures and office equipment	483	439
Leasehold improvements	34	35

Total cost of property and equipment	1,214	974
Less: accumulated depreciation and amortization	(366)	(150)

Property and equipment, net	$848	$824

Depreciation of property and equipment of $216 and $138 was recorded for the years ended December 31, 2016 and 2015, respectively.

5. Intangible assets, net

Intangible assets other than goodwill consist of the following:

(In thousands)	Amortization period	December 31, 2016	December 31, 2015
Gross amount:
Purchased IP and capitalized litigation costs	10 years	$—	$1,659
Software developed for internal use	10 years	9,905	2,574

		9,905	4,233
Accumulated amortization:
Purchased IP and capitalized litigation costs		—	(34)
Software developed for internal use		(423)	(52)

		(423)	(86)
Net intangible assets:
Purchased IP and capitalized litigation costs		—	1,625
Software developed for internal use		9,482	2,522

		$9,482	$4,147

The amount associated with Purchased IP and capitalized litigation costs is mainly related to the intellectual property purchased by Red Violet’s subsidiary, TBO, from Ole Poulsen (“Purchased IP”) pursuant to the

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Intellectual Property Purchase Agreement dated October 14, 2014 and related legal and other costs incurred and paid in defending Red Violet’s claims to the Purchased IP against TransUnion Risk and Alternative Data Solutions, Inc. (“TRADS”). In 2016, Red Violet wrote off the remaining balance of Purchased IP and capitalized litigation costs of $4,055, which is reflected in the costs and expenses as write-off of intangible assets in the consolidated and combined statement of operations for the year ended December 31, 2016, as a result of an unfavorable ruling in relation to the litigation. See Note 11, “Commitment and contingencies,” for additional information regarding the litigation involving the Purchased IP.

The gross amount associated with software developed for internal use mainly represents capitalized costs of internally developed software, including eligible salaries and staff benefits, share-based compensation expense, traveling expenses incurred by relevant employees, and other relevant costs.

Amortization expenses of $391 and $77 were included in depreciation and amortization expenses for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, intangible assets of $3,683, included in the gross amounts of software developed for internal use, have not started amortization, as they have not yet been ready for their intended use.

Red Violet capitalized $9,781 and $3,428 during the years ended December 31, 2016 and 2015, with $7,331 and $2,233 related to internally developed software, and $2,450 and $1,195 related to purchased intellectual property litigation costs, respectively.

As of December 31, 2016, estimated amortization expenses related to Red Violet’s intangible assets for 2017 through 2022 and thereafter are as follows:

(In thousands)
Year	December 31, 2016
2017	$816
2018	1,001
2019	1,001
2020	990
2021	986
2022 and thereafter	4,688

Total	$9,482

6. Goodwill

Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. As of December 31, 2016 and 2015, the balance of goodwill of $5,227 was as a result of the acquisition of Interactive Data effective on October 2, 2014.

In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value. We performed our annual goodwill impairment test on October 1, 2016 and 2015 which resulted in no impairment of goodwill.

As of December 31, 2016, there are no events or changes in circumstances to indicate that goodwill is impaired.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

7. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

(In thousands)	December 31, 2016	December 31, 2015
Employees compensation expenses	$716	$33
Professional fees payable	1,553	420
Deferred rent	113	95
Miscellaneous expenses payable	108	125

Total	$2,490	$673

8. Income taxes

The Red Violet Subsidiaries are all limited liability companies. The Red Violet Subsidiaries are currently consolidated with cogint for U.S. federal income tax purposes. However, for purposes of these financial statements, the income tax provisions were prepared assuming the entities filed separate tax returns.

Red Violet is subject to federal and state income taxes in the United States. The income tax (benefit) expense on loss before income taxes consisted of the following:

	Year Ended December 31,
(In thousands)	2016	2015
Current
Federal	$(38)	$(123)
State	—	—

	(38)	(123)
Deferred
Federal	(5,542)	(3,524)
State	(398)	(220)
Valuation allowance	5,940	4,009

	—	265

Income tax (benefit) expense	$(38)	$142

Red Violet’s effective income tax benefit differed from the statutory federal income tax rate of 34.0% for the years ended December 31, 2016 and 2015. The difference was mainly the result of the valuation allowance applied against Red Violet’s deferred tax assets and state income taxes. A reconciliation was shown as follows:

	Year Ended December 31,
(In thousands)	2016		2015
Tax on loss before income taxes	$(5,746)	34.0%	$(3,571)	34.0%
Effect of state taxes (net of federal tax benefit)	(371)	2.2%	(220)	2.1%
Others	139	-0.8%	(76)	0.7%
Valuation allowance	5,940	-35.1%	4,009	-38.2%

Income tax (benefit) expense	$(38)	0.3%	$142	-1.4%

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Components of deferred tax assets and liabilities consist of the following:

(In thousands)	December 31, 2016	December 31, 2015
Deferred tax assets:
Net operating loss carryforwards	$9,807	$3,108
Share-based compensation	452	943
Accounts receivable	40	39
Accrued expenses and other current liabilities	41	79

	10,340	4,169
Valuation allowance	(9,949)	(4,009)

	391	160
Deferred tax liabilities:
Intangible assets	205	(75)
Property and equipment	157	177
Internal Revenue Code Sec. 481 adjustment	29	58

	391	160

Net deferred income tax	$—	$—

As of December 31, 2016, Red Violet had federal and state net operating loss carryforwards of $27,313 and $15,321, respectively, which begin to expire in 2034. Red Violet’s net operating losses may be subject to annual Section 382 limitations due to ownership changes that could impact the future realization. As a result of certain realization requirements of ASC 718, “Compensation—Stock Compensation,” the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2016 and 2015 that arose directly from tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $112 if and when such deferred tax assets are ultimately realized or upon adoption of ASU 2016-09 as of January 1, 2017. Red Violet uses ASC 740 ordering when determining when excess tax benefits have been realized.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. On a periodic basis, management evaluates and determines the amount of valuation allowance required and adjusts such valuation allowance accordingly. Primarily due to cumulative pre-tax losses in 2014, 2015, and 2016, management determined a valuation allowance of $5,940 and $4,009 was recognized in income taxes during the years ended December 31, 2016 and 2015, respectively, to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Red Violet assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, Red Violet has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in Red Violet’s financial statements.

Red Violet continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. All of Red Violet’s income tax filings since inception remain open for tax examinations.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Red Violet does not have any unrecognized tax benefits as of December 31, 2016 and 2015.

9. Share-based compensation

Share-based compensation of $2,598 and $2,974 in relation with the share-based awards granted by cogint to company employees were recorded during the years ended December 31, 2016 and 2015, respectively.

The fair value of the RSUs was estimated using the market value of cogint’s common stock on the date of grant, which was equivalent to the closing price of the common stock on the grant date.

As of December 31, 2016, unrecognized share-based compensation associated with the granted RSUs amounted to $7,177, which are expected to be recognized over a weighted average period of 2.6 years or immediately upon a change of control.

The share-based compensation was allocated to the following accounts in the consolidated and combined financial statements for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
(In thousands)	2016	2015
Sales and marketing expenses	$161	$165
General and administrative expenses	1,686	2,446

	1,847	2,611
Capitalized in intangible assets	751	363

Total	$2,598	$2,974

10. Related party transactions

Contribution by cogint, recorded in member’s capital, represent cash funding provided or the portion of certain expenses allocated by cogint to Red Violet.

These allocated expenses are primarily corporate employee salaries and benefits of the functional groups such as executive management, accounting, information technology and administrative, corporate administrative expenses related to legal services, accounting and finance services and other corporate and infrastructure services. Corporate employee salaries and benefits are allocated on the basis of time spent, and corporate administrative expenses are allocated on the basis of relative percentage of services utilized or benefit received. Red Violet recorded expenses of $1,355 and $959 as a result of the allocation of expenses from cogint during the years ended December 31, 2016 and 2015, respectively.

As discussed in Note 9, “Share-based compensation” above, share-based compensation of $2,598 and $2,974 in relation with the share-based awards granted by cogint to company employees were recorded during the years ended December 31, 2016 and 2015, respectively.

Management believes the assumptions and allocations underlying the consolidated and combined financial statements are reasonable and appropriate under the circumstances. The expense allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Red Violet during the periods presented relative to the total costs and expenses incurred by Cogint, Inc. However, these expenses may not be reflective of the expenses that would have been recorded had Red Violet been an entity that operated independently of cogint, and not been a subsidiary of cogint.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Consequently, future results of operations should Red Violet be separated from cogint will include costs and expenses that may be materially different than Red Violet’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of Red Violet’s future results of operations, financial position, and cash flow.

11. Commitments and contingencies

(a) Operating lease commitments

Red Violet recorded rental expenses of $544 and $330 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

(In thousands)
Year	December 31, 2016
2017	$377
2018	431
2019	415
2020	427
2021	440
2022 and thereafter	1,163

Total	$3,253

(b) Capital commitment

Red Violet incurred data costs of $3,200 and $924 for the years ended December 31, 2016 and 2015, respectively, under certain data licensing agreements. As of December 31, 2016, material capital commitments under certain data licensing agreements were $16,728, shown as follows:

(In thousands)
Year	December 31, 2016
2017	$4,155
2018	4,298
2019	4,105
2020	3,270
2021	900

Total	$16,728

(c) Contingency

On July 22, 2017, Red Violet entered into a settlement agreement with TransUnion and TRADS, settling all litigation with TransUnion and TRADS, as described below. Company subsidiary, IDI Holdings, will pay $7,000 to TRADS over the course of one year to settle all these matters (the “TRADS Litigation Settlement”). The terms of the settlement agreement are confidential. The Company determined that an accrual of $7,000, included in general and administrative expenses, was required in the second quarter of 2017.

Following the TRADS Litigation Settlement, the Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

business, financial condition, results of operations or cash flows. Legal fees associated with such legal proceedings, are expensed as incurred. We review legal proceedings and claims on an ongoing basis and follow appropriate accounting guidance, including ASC 450, when making accrual and disclosure decisions. We establish accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and we disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. We do not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

On October 27, 2014, TRADS filed a Complaint for Declaratory Judgment against Interactive Data, among other parties, in the U.S. Bankruptcy Court, Southern District of Florida (the “Bankruptcy Court”), regarding a dispute over ownership of certain intellectual property to which both TRADS and Company subsidiary TBO have asserted competing ownership claims. TBO asserted that it purchased this intellectual property from Ole Poulsen (“Poulsen”), the Company’s Chief Science Officer (“Purchased IP”). TRADS has since dropped Interactive Data as a party, and added TBO and Ole Poulsen. On June 10, 2015, over TRADS’ objections, the Bankruptcy Court granted TBO’s motion to expand the scope of discovery to include, among other things, whether TRADS is a good faith purchaser of any of the Purchased IP, free of any fraud or misconduct by or on behalf of TRADS, and whether there was a fraud on the Bankruptcy Court by TRADS. On February 22, 2016, TBO and Mr. Poulsen filed a motion for summary judgment seeking judgment in their favor on all claims based upon, among other things, TRADS having committed a fraud on the Bankruptcy Court. On April 20, 2016, the Bankruptcy Court denied the motion for summary judgment. Trial took place on May 16 and 17, 2016 and June 15, 22-24 and 27, 2016. The parties submitted post-trial memoranda to the Bankruptcy Court on July 12, 2016.

On August 18, 2016, the Bankruptcy Court entered a trial order (“Trial Order”) and final judgment (the “Final Judgment”) in favor of TRADS finding the Purchased IP is owned by TRADS, and ordering the Company, TBO and Poulsen to turn over all copies of the Purchased IP in their possession. The Bankruptcy Court also ordered the Company and TBO to pay TRADS’ attorneys’ fees and costs, in an amount to be determined at a later time by the Bankruptcy Court.

On October 7, 2016, TRADS filed a motion seeking its attorneys’ fees and costs. A preliminary hearing was initially set on this motion for October 18, 2016, and then continued until November 15, 2016. On November 15, 2016, the Bankruptcy Court again continued the motion to December 20, 2016 and again continued to February 15, 2017, and again continued to April 4, 2017. On April 4, 2017, the Bankruptcy Court held a pretrial hearing on TRADS’ motion for attorneys’ fees and costs, and on April 11, 2017, entered a Pretrial Scheduling Order setting the trial on the attorneys’ fees and costs on August 14-16, 2017. On April 19, 2017, TBO filed a motion for partial summary judgment on various threshold legal issues relating to TRADS’ request for attorneys’ fees and costs. On April 26, 2017, TRADS filed its response to the motion for partial summary judgment. TBO filed its reply on the motion on May 3, 2017. On May 18, 2017, the Bankruptcy Court entered an order granting in part and denying in part TBO’s motion for summary judgment on various threshold legal issues.

The Company, TBO and Poulsen have appealed the Bankruptcy Court’s ruling to the United States District Court, Southern District of Florida (the “District Court”), and on October 11, 2016, filed a motion for stay of the Final Judgment pending appeal in the District Court. By stipulation of the parties, TRADS agreed not to enforce the turnover of the Purchased IP until at least October 27, 2016, while the stay motion was briefed. On October 25, 2016, the Company, TBO and Poulsen filed an emergency motion for an interim stay of the Final Judgment until the stay motion filed October 11, 2016 could be resolved. The District Court granted the interim stay and on November 8, 2016 held a hearing on whether to keep the stay in effect while the appeal is pending.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

On December 14, 2016, the District Court denied TBO and Poulsen’s motion for stay of the Final Judgment pending appeal, however, the judge stayed the effectiveness of that order for seven days to allow TBO to appeal the stay ruling to the Eleventh Circuit Court of Appeals. The order further provided that the effectiveness of the order would be further delayed until the Eleventh Circuit Court of Appeals ruled on a request for stay. In December 2016, the Company, TBO and Poulsen filed notices of appeal to the Eleventh Circuit Court of Appeals seeking review of the District Court’s orders denying their motions for stay pending appeal. TRADS moved to dismiss the appeal of the stay ruling to the Eleventh Circuit Court of Appeals for lack of jurisdiction. On February 28, 2017, the Eleventh Circuit Court of Appeals ruled that while it did not have jurisdiction over the appeals, before the District Court finally adjudicated the appeals, it had inherent power to consider the stay motions. The Eleventh Circuit Court of Appeals denied the stay motions but ruled that the Company “has established that it has strong likelihood of succeeding in its argument that the judgment incorrectly identifies it as The Best One, Inc.’s legal successor entity…” TBO and Poulsen have complied with the orders, with Poulsen turning over the Purchased IP to TRADS. The Eleventh Circuit Court of Appeals returned the case to the District Court until completion of the appeal before that court.

As a result of the Trial Order and Final Judgment, during 2016, the Company wrote off $4,055 of intangible assets for both the Purchased IP and capitalized legal costs incurred and paid in defending the claims.

On October 23, 2014, TRADS filed a Complaint and Motion for Temporary Injunction, in the Fifteenth Judicial Circuit Court in and for Palm Beach County, Florida (the “Circuit Court”), against James Reilly, then President and Chief Operating Officer of the Company, seeking relief for alleged violation of a noncompetition agreement. On February 5, 2015, after the presentation of TRADS’ case, the Circuit Court denied TRADS’ motion for a temporary injunction to prohibit Mr. Reilly from continuing employment with TBO. TRADS appealed that order, and on December 2, 2015, the Fourth District Court of Appeal reversed the order denying the temporary injunction and remanded for Mr. Reilly to present his case opposing the preliminary injunction. The evidentiary hearing on TRADS’ motion took place on May 4 and 5, 2016. On July 1, 2016, a temporary injunction was entered against Mr. Reilly. On July 15, 2016, Mr. Reilly filed a notice of appeal, appealing the trial court’s injunction order to the Fourth District Court of Appeal. On October 3, 2016, Mr. Reilly filed an answer, affirmative defenses, and counterclaim asserting claims against TRADS for fraudulent and negligent misrepresentation. TRADS responded to the counterclaim on November 16, 2016 by filing a motion to dismiss. On October 5, 2016, the Fourth District Court of Appeal affirmed the trial court’s injunction order. On February 17, 2017, the Circuit Court heard TRADS’ motion to dismiss, granted the motion without prejudice, and gave leave to Mr. Reilly to amend his answer, affirmative defenses, and counterclaim alleging TRADS’ fraudulent and negligent misrepresentation. On February 28, 2017, Mr. Reilly filed a motion to amend the temporary injunction. That motion was heard by the Circuit Court on March 9, 2017. On March 23, 2017, the Circuit Court entered an order granting the motion to modify, and reduced the duration of the temporary injunction from two years to one year. As a result, the temporary injunction expired at midnight on June 30, 2017. Mr. Reilly filed his amended answer, affirmative defenses and counterclaim on March 6, 2017. TRADS responded to the amended counterclaim by filing a motion to dismiss on March 21, 2017.

On July 28, 2015, TRADS filed a Complaint and Motion for Preliminary Injunction in the District Court against Surya Challa, former Vice President of Technology of TBO, seeking relief for an alleged violation of a noncompetition agreement. The hearing on TRADS’ Motion for Preliminary Injunction was held on February 19, 2016. On March 23, 2016, the District Court denied TRADS’ motion for preliminary injunction. On April 22, 2016, TRADS filed a notice of appeal seeking review of the trial court’s order denying the motion for preliminary injunction. On September 23, 2016, the District Court judge entered an order staying the case pending appeal. On December 16, 2016, Mr. Challa filed a motion to dismiss the appeal as moot because he is no longer employed by the Company. On January 12, 2017, the Eleventh Circuit Court of Appeals issued an opinion affirming the district court’s order denying TRADS’ motion for preliminary injunction. The Eleventh Circuit

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Court of Appeals also denied Mr. Challa’s motion to dismiss the appeal as moot. On March 31, 2017, the parties attended a court-ordered settlement conference during which a settlement was reached between the parties. The case was dismissed with prejudice on April 5, 2017.

On August 10, 2016, the Company filed a lawsuit against TransUnion and related parties, in the Eleventh Judicial Circuit Court in and for Miami-Dade County, Florida, alleging tortious interference with its prospective business relationship with Datamyx, LLC (“Datamyx”). The complaint was amended on October 18, 2016. The Company alleges that it was in negotiations to acquire Datamyx, and a definitive transaction was imminent, when TransUnion interfered with the proposed Datamyx acquisition solely as an act of malice in order to damage the Company. As a result of the interference, Datamyx abruptly terminated negotiations with the Company and was ultimately acquired by another suitor.

On March 16, 2017, Cogint, Inc. (“Cogint”) was served with a complaint filed by TRADS in the District Court alleging trademark infringement and unfair competition relating to reference to TRADS’ product in marketing materials. Cogint filed a motion to dismiss the complaint on April 6, 2017. On April 20, 2017, TRADS filed an amended complaint adding Interactive Data as a party. The amended complaint alleges trademark infringement and unfair competition against both Cogint and Interactive Data, and also alleges claims of vicarious liability for trademark infringement and unfair competition against Cogint. On May 4, 2017, Cogint and Interactive Data responded to the amended complaint by filing an answer and affirmative defenses.

On March 16, 2017, Cogint, IDI Holdings, Michael Brauser, and Derek Dubner were served with a complaint filed by TRADS in the Eleventh Judicial Circuit Court in and for Miami-Dade County, Florida. The complaint alleges a claim for tortious interference against Cogint and IDI Holdings, a claim for civil conspiracy against Mr. Brauser and Mr. Dubner, and a claim for breach of fiduciary duty against Mr. Dubner, relating to, among other things, the hiring of Messrs. Reilly and Challa, and the Company’s Chief Financial Officer, Mr. MacLachlan. The defendants responded to the complaint on April 27, 2017 by filing a motion to dismiss. On June 22, 2017, the Court granted the defendants’ motion to dismiss and entered an order dismissing all claims in the case without prejudice, while granting TRADS leave to file an amended complaint within 30 days.

In addition to the foregoing, we may be involved in litigation from time to time in the ordinary course of business. We do not believe that the ultimate resolution of any such matters will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of such matters cannot be predicted with certainty and we cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

12. Subsequent events

On July 22, 2017, the Company entered into a settlement agreement with TransUnion and TRADS, settling all litigation, as discussed above in Note 11, “Commitments and contingencies.” IDI Holdings will pay $7,000 to TRADS over the course of one year to settle all matters. The terms of the settlement agreement are confidential. The Company determined that an accrual of $7,000, included in general and administrative expenses, was required in the second quarter of 2017.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Index to Unaudited Condensed Consolidated and Combined Financial Statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Amounts in thousands)

	(unaudited) September 30, 2017	December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$252	$226
Accounts receivable, net of allowance for doubtful accounts of $139 and $111 at September 30, 2017 and December 31, 2016, respectively	1,351	694
Prepaid expenses and other current assets	515	781

Total current assets	2,118	1,701
Property and equipment, net	1,128	848
Intangible assets, net	14,401	9,482
Goodwill	5,227	5,227
Other non-current assets	1,272	1,450

Total assets	$24,146	$18,708

LIABILITIES AND MEMBER’S CAPITAL:
Current liabilities:
Trade accounts payable	$1,017	$921
Accrued expenses and other current liabilities	7,274	2,490
Deferred revenue	52	80

Total liabilities	8,343	3,491
Total member’s capital	15,803	15,217

Total liabilities and member’s capital	$24,146	$18,708

See notes to condensed consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Revenue	$5,871	$3,254
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	5,199	2,952
Sales and marketing expenses	3,158	2,191
General and administrative expenses	15,150	6,891
Depreciation and amortization	724	411
Write-off of intangible assets	—	4,055

Total costs and expenses	24,231	16,500

Loss before income taxes	(18,360)	(13,246)
Income tax benefit	—	(38)

Net loss	$(18,360)	$(13,208)

See notes to condensed consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN MEMBER’S CAPITAL

(Amounts in thousands)

(unaudited)

Total member’s capital
Balance as at December 31, 2016	$15,217
Contribution by Cogint, Inc., including allocation of expenses	16,071
Share-based compensation	2,875
Net loss	(18,360)

Balance as at September 30, 2017	$15,803

See notes to condensed consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,360)	$(13,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	724	411
Share-based compensation expense	2,246	1,452
Write-off of intangible assets	—	4,055
Provision for bad debts	177	4
Allocation of expenses from Cogint, Inc.	8,417	1,013
Changes in assets and liabilities:
Accounts receivable	(834)	(202)
Prepaid expenses and other current assets	266	(269)
Other non-current assets	178	156
Trade accounts payable	96	958
Accrued expenses and other current liabilities	4,784	879
Deferred revenue	(28)	5

Net cash used in operating activities	(2,334)	(4,746)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(476)	(211)
Capitalized costs included in intangible assets	(4,818)	(7,178)

Net cash used in investing activities	(5,294)	(7,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributed by Cogint, Inc.	7,654	12,135

Net cash provided by financing activities	7,654	12,135

Net increase in cash and cash equivalents	$26	$—
Cash and cash equivalents at beginning of period	226	—

Cash and cash equivalents at end of period	$252	$—

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Share-based compensation capitalized in intangible assets	$629	$549

See notes to condensed consolidated and combined financial statements

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

(unaudited)

1. Summary of significant accounting policies

(a) Basis of presentation

Red Violet, Inc., a Delaware corporation (“Red Violet,” “we,” “us,” “our,” and similar terms), is currently a wholly-owned subsidiary of Cogint, Inc., also a Delaware corporation (“cogint”). cogint plans to spin-off Red Violet by distributing 100% of Red Violet’s common stock pro rata to holders of cogint’s common stock and certain warrants, in accordance with the terms of such warrants (the “Spin-off”). After the Spin-off, Red Violet will own the cogint subsidiaries which currently operate cogint’s risk management business (the “Red Violet Subsidiaries”), including IDI Holdings, LLC (“IDI Holdings”) and its wholly owned subsidiary, Interactive Data, LLC (“Interactive Data”) as well as Cogint Technologies, LLC (“Cogint Technologies”), IDI Verified, LLC (“IDI Verified”), and Forewarn, LLC (“Forewarn”). All financial information and disclosures of Red Violet included in these financial statements refer to the historical financial information of Red Violet and the Red Violet Subsidiaries.

The accompanying unaudited condensed consolidated and combined financial statements have been prepared for Red Violet in accordance with accounting principles generally accepted in the United States (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to those rules and regulations.

The accompanying unaudited condensed consolidated and combined financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for any future interim periods or for the full year ending December 31, 2017.

The information included in this quarterly report should be read in conjunction with the consolidated and combined financial statements and accompanying notes for the years ended December 31, 2016 and 2015 (“2016 and 2015 Financials”), included in this information statement.

The condensed consolidated and combined balance sheet as of December 31, 2016 included herein was derived from the audited financial statements as of that date included in the 2016 and 2015 Financials, but does not include all disclosures including notes required by US GAAP.

Principles of consolidation and combination

The condensed consolidated and combined financial statements include the financial statements of Red Violet and the Red Violet Subsidiaries, including IDI Holdings, Interactive Data, Cogint Technologies, IDI Verified and Forewarn. All significant intercompany transactions have been eliminated upon consolidation and combination.

(b) Recently issued accounting standards

As an emerging growth Company, we have left open the opportunity to take advantage of the extended transition period provided to emerging growth companies in Section 13(a) of the Exchange Act, however it is the Company’s present intention to adopt any applicable new accounting standards timely.

In May 2014, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers (Topic 606).” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. In March 2016, FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in evaluating whether it controls the good or the service before it is transferred to the customer. The new revenue recognition standard will be effective for public entities for annual reporting periods beginning after December 15, 2017, and interim periods therein, that is, the first quarter of 2018. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). We currently plan to adopt ASU 2014-09 for the first quarter of 2018, and we anticipate adopting the standard using the modified retrospective method. We will complete the assessment of the impact this guidance will have on our consolidated and combined financial statements and related disclosures in the first quarter of 2018.

In February 2016, FASB issued ASU No. 2016-02 (“ASU 2016-02”), “Leases (Topic 842),” which generally requires companies to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. This guidance will be effective for public entities and private entities in the first quarter of 2019 and the first quarter of 2020, respectively, on a modified retrospective basis and early adoption is permitted. We do not plan to early adopt ASU 2016-02. We are still evaluating the effect that this guidance will have on our consolidated and combined financial statements and related disclosures.

In March 2016, FASB issued ASU No. 2016-09 (“ASU 2016-09”), “Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting,” which simplifies the accounting for share-based payment transactions, including the income tax consequences, an option to recognize gross share-based compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. We adopted ASU 2016-09 in the first quarter of 2017 on a retrospective basis. As a result of the adoption, Red Violet recorded an increase to the deferred tax asset balance and an increase to the corresponding valuation allowance of $112 related to the cumulative-effect adjustment as of January 1, 2017. For the nine months ended September 30, 2017, Red Violet recorded a decrease to the deferred tax asset balance of $364, which was offset by a corresponding reduction in the valuation allowance.

In August 2016, FASB issued ASU No. 2016-15 (“ASU 2016-15”), “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides guidance for certain cash flow issues, including contingent consideration payments made after a business combination and debt prepayment or debt extinguishment costs, etc. The guidance will be effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and early adoption is permitted. We plan to adopt ASU 2016-15 for the first quarter of 2018 and we are still evaluating the impact of ASU 2016-15 on our condensed consolidated and combined financial statements.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

2. Intangible assets, net

Intangible assets other than goodwill consist of the following:

(In thousands)	Amortization period	September 30, 2017	December 31, 2016
Gross amount:
Software developed for internal use	10 years	$15,352	$9,905

Accumulated amortization:
Software developed for internal use		(951)	(423)

Net intangible assets:
Software developed for internal use		$14,401	$9,482

The gross amount associated with software developed for internal use mainly represents capitalized costs of internally developed software.

Red Violet also recorded in intangible assets the intellectual property purchased by Red Violet’s subsidiary, TBO, from Ole Poulsen (“Purchased IP”) pursuant to the Intellectual Property Purchase Agreement dated October 14, 2014 and capitalized related legal and other costs incurred and paid in defending Red Violet’s claims to the Purchased IP against TransUnion Risk and Alternative Data Solutions, Inc. (“TRADS”). During the nine months ended September 30, 2016, Red Violet wrote off the remaining balance of Purchased IP and capitalized litigation costs of $4,055, which is reflected in the costs and expenses as write-off of intangible assets in the condensed consolidated and combined statements of operations for the nine months ended September 30, 2016, as a result of an unfavorable ruling in relation to the litigation.

Amortization expenses of $528 and $250 for the nine months ended September 30, 2017 and 2016, respectively, were included in depreciation and amortization expenses. As of September 30, 2017, intangible assets of $2,129, included in the gross amounts of software developed for internal use, have not been amortized. These intangible assets will start to amortize when they are ready for their intended use. As of September 30, 2017, estimated amortization expenses related to Red Violet’s intangible assets for the remainder of 2017 through 2022 and thereafter are as follows:

(In thousands) Year	September 30, 2017
Remainder of 2017	$381
2018	1,567
2019	1,567
2020	1,563
2021	1,521
2022 and thereafter	7,802

Total	$14,401

3. Goodwill

Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. As of September 30, 2017 and December 31, 2016, the balance of goodwill of $5,227 was as a result of the acquisition of Interactive Data effective on October 2, 2014.

In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value. The measurement date of our annual goodwill impairment test is October 1.

As of September 30, 2017, there are no events or changes in circumstances to indicate that goodwill is impaired.

4. Income taxes

The Red Violet Subsidiaries are all limited liability companies. The Red Violet Subsidiaries are currently consolidated with cogint for U.S. federal income tax purposes. However, for purposes of these financial statements, the income tax provisions were prepared assuming the entities filed separate tax returns.

Red Violet is subject to federal and state income taxes in the United States. Our tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, we update our estimate of the annual effective tax rate, and if our estimated annual tax rate changes, we make a cumulative adjustment in that quarter.

Red Violet’s effective income tax rate was 0% and 0.3% for the nine months ended September 30, 2017 and 2016, respectively, which differed from the statutory federal income tax rate of 34%. The difference was mainly the result of the valuation allowance applied against Red Violet’s deferred tax assets and state income taxes. On December 22, 2017, the new tax reform bill (the “Tax Reform Bill”) was enacted, with the statutory federal income tax rate lowered to 21% among other changes, effective on January 1, 2018. As a full valuation allowance was recognized in the current period and is expected for the remainder of 2017, we do not expect the Tax Reform Bill will have any material net impact on our consolidated and combined financial statements, however, certain income tax disclosures, including the re-measurement of deferred tax assets and liabilities and related valuation allowance, and the effective income tax rate reconciliation, will be affected.

Red Violet assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, Red Violet has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in Red Violet’s financial statements.

Red Violet continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. All of Red Violet’s income tax filings since inception remain open for tax examinations.

Red Violet does not have any unrecognized tax benefits as of September 30, 2017 and December 31, 2016.

5. Share-based compensation

Share-based compensation in relation with the share-based awards granted by cogint to company employees of $2,875 and $2,001 for the nine months ended September 30, 2017 and 2016, respectively, were recorded.

The fair value of the RSUs and restricted stock was estimated using the market value of cogint’s common stock on the date of grant, which was equivalent to the closing price of the common stock on the grant date.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

As of September 30, 2017, unrecognized share-based compensation associated with the granted RSUs amounted to $4,680, which are expected to be recognized over a weighted average period of 2.1 years or immediately upon a change of control.

The share-based compensation was allocated to the following accounts in the condensed consolidated and combined financial statements for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
(In thousands)	2017	2016
Sales and marketing expenses	$221	$148
General and administrative expenses	2,025	1,304

	2,246	1,452
Capitalized in intangible assets	629	549

Total	$2,875	$2,001

6. Related party transactions

Contribution by cogint, recorded in member’s capital, represent cash funding provided or the portion of certain expenses allocated by cogint to Red Violet.

These allocated expenses are primarily corporate employee salaries and benefits of the functional groups such as executive management, accounting, information technology and administrative, corporate administrative expenses related to legal services, accounting and finance services and other corporate and infrastructure services. Corporate employee salaries and benefits are allocated on the basis of time spent, and corporate administrative expenses are allocated on the basis of relative percentage of services utilized or benefit received. Red Violet recorded expenses of $8,417 and $1,013 for the nine months ended September 30, 2017 and 2016, respectively, as a result of the allocation of expenses from cogint.

As discussed in Note 5, “Share-based compensation” above, share-based compensation of $2,875 and $2,001 in relation with the share-based awards granted by cogint to company employees were recorded during the nine months ended September 30, 2017 and 2016, respectively.

Management believes the assumptions and allocations underlying the condensed consolidated and combined financial statements are reasonable and appropriate under the circumstances. The expense allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Red Violet during the periods presented relative to the total costs and expenses incurred by Cogint, Inc. However, these expenses may not be reflective of the expenses that would have been recorded had Red Violet been an entity that operated independently of cogint, and not been a subsidiary of cogint. Consequently, future results of operations should Red Violet be separated from cogint will include costs and expenses that may be materially different than Red Violet’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of Red Violet’s future results of operations, financial position, and cash flow.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

7. Commitments and contingencies

(a) Capital commitment

Red Violet incurred data costs of $3,400 and $2,757 for the nine months ended September 30, 2017 and 2016, respectively, under certain data licensing agreements. As of September 30, 2017, material capital commitments under certain data licensing agreements were $24,321, shown as follows:

(In thousands) Year	September 30, 2017
Remainder of 2017	$1,074
2018	4,990
2019	5,930
2020	6,250
2021	4,775
2022 and thereafter	1,302

Total	$24,321

(b) Contingency

On July 22, 2017, Red Violet entered into a settlement agreement with TransUnion and TransUnion Risk and Alternative Data Solutions, Inc. (“TRADS”), settling all litigation with TransUnion and TRADS. Company subsidiary, IDI Holdings, LLC (“IDI Holdings”), will pay $7,000 to TRADS over the course of one year to settle all these matters (the “TRADS Litigation Settlement”). The terms of the settlement agreement are confidential. Red Violet recorded the expense of $7,000 in general and administrative expenses during the three months ended June 30, 2017. As of September 30, 2017, the remaining unpaid balance of $5,000 was reflected in accrued expenses and other current liabilities in the condensed consolidated and combined balance sheet. For a description of the legal proceedings settled in the TRADS Litigation Settlement, see Legal Proceedings, and Note 11 of Red Violet’s financial statements for the years ended December 31, 2016 and 2015, included in this information statement.

Following the TRADS Litigation Settlement, Red Violet is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition, results of operations or cash flows. Legal fees associated with such legal proceedings, are expensed as incurred. We review legal proceedings and claims on an ongoing basis and follow appropriate accounting guidance, including ASC 450, when making accrual and disclosure decisions. We establish accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and we disclose the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. We do not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

In addition, we may be involved in litigation from time to time in the ordinary course of business. We do not believe that the ultimate resolution of any such matters will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of such matters cannot be predicted with certainty and we cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

UNAUDITED CONSOLIDATED AND COMBINED PRO FORMA FINANCIAL STATEMENTS

The following Unaudited Consolidated and Combined Pro Forma Financial Statements reflect the effects of adjustments to our historical financial condition and results of operations. You should read these Unaudited Consolidated and Combined Pro Forma Financial Statements in conjunction with the Notes to Unaudited Consolidated and Combined Pro Forma Financial Statements included in this document and the Consolidated and Combined Financial Statements and other financial information included elsewhere in this document.

The following Unaudited Consolidated and Combined Pro Forma Statement of Operations for the year ended December 31, 2016, and nine months ended September 30, 2017 give effect to the following transactions and events as if they occurred at the beginning of the periods presented:

(1)	Cogint, Inc. (“cogint”) plans to spin-off Red Violet, Inc. and its consolidated and combined entities (“we,” “us,” “our,” “Red Violet,” or the “Company”) by distributing 100% of Red Violet’s common stock to cogint stockholders as a stock dividend (the “Spin-off”) on the record date of the Spin-off (the “Record Date”).

(2)	The Spin-off from cogint resulting in a higher level of standalone general and administrative expenses versus historical allocations from cogint.

(3)	cogint has agreed to provide $20.0 million to Red Violet for working capital.

(4)	The reclassification of the investment by cogint in Red Violet to approximately 20.0 million shares of Red Violet’s common stock and additional paid-in capital. The number of shares was calculated by consideration of the 1-for-4 conversion ratio in the Spin-off of the 80.0 million shares of cogint common stock outstanding prior to the Spin-off.

(5)	100% valuation allowance is applied to the deferred tax assets resulting from the net operating loss, due to the historical losses.

The following Unaudited Consolidated and Combined Pro Forma Balance Sheet as of September 30, 2017 gives effect to the transactions and events described in items (1), (3) and (4) as if they occurred on September 30, 2017.

We did not present historical loss per share because it would not be meaningful. Before the Spin-off, we had only 1,000 shares of common stock outstanding, all which cogint owned. Before we complete the Spin-off, we will amend and restate our certificate of incorporation to authorize capital stock consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Also, before we complete the Spin-off, all outstanding shares of our common stock held by cogint will be converted to approximately 20.0 million shares of Red Violet’s common stock, all of which will be distributed to cogint’s stockholders and certain warrant holders in the Spin-off. We will not issue shares of preferred stock in the Spin-off. Unaudited pro forma basic and diluted loss per share is calculated based on net loss after giving effect to each of the transactions and events described above, divided by the number of shares of Red Violet’s common stock anticipated to be outstanding after the Spin-off.

We believe that the assumptions we use provide a reasonable basis on which to present the unaudited consolidated and combined pro forma financial data. We are providing these Unaudited Consolidated and Combined Pro Forma Financial Statements for information purposes only and you should not construe them to be indicative of our consolidated and combined financial position or results of operations had the transactions and events described above been completed on the dates assumed. Furthermore, these financial statements do not project our financial condition or results of operations for any future date or period.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

UNAUDITED CONSOLIDATED AND COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(Amounts in thousands, except share data)

	Historical	Adjustments	Pro Forma
Revenue	$4,585	$—	$4,585
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	4,306	—	4,306
Sales and marketing expenses	2,795	—	2,795
General and administrative expenses	9,723	3,011 (a)	12,734
Depreciation and amortization	607	—	607
Write-off of intangible assets	4,055	—	4,055

Total costs and expenses	21,486	3,011	24,497

Loss before income taxes	(16,901)	(3,011)	(19,912)
Income tax benefit	(38)	—	(38)

Net loss	$(16,863)	$(3,011)	$(19,874)

Pro forma loss per share:
Basic and diluted			$(0.99)

Pro forma weighted average number of shares outstanding:
Basic and diluted			20,000,000

The accompanying notes are an integral part of this statement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

UNAUDITED CONSOLIDATED AND COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(Amounts in thousands, except share data)

	Historical	Adjustments	Pro Forma
Revenue	$5,871	$—	$5,871
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	5,199	—	5,199
Sales and marketing expenses	3,158	—	3,158
General and administrative expenses	15,150	3,526 (a)	18,676
Depreciation and amortization	724	—	724

Total costs and expenses	24,231	3,526	27,757

Loss before income taxes	(18,360)	(3,526)	(21,886)
Income tax benefit	—	—	—

Net loss	$(18,360)	$(3,526)	$(21,886)

Pro forma loss per share:
Basic and diluted			$(1.09)

Pro forma weighted average number of shares outstanding:
Basic and diluted			20,000,000

The accompanying notes are an integral part of this statement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

RED VIOLET, INC.

UNAUDITED CONSOLIDATED AND COMBINED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2017

(Amounts in thousands)

	Historical	Adjustments		Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$252	$20,000	(b)	$20,252
Accounts receivable, net of allowance for doubtful accounts of $139	1,351	—		1,351
Prepaid expenses and other current assets	515	—		515

Total current assets	2,118	20,000		22,118
Property and equipment, net	1,128	—		1,128
Intangible assets, net	14,401	—		14,401
Goodwill	5,227	—		5,227
Other non-current assets	1,272	—		1,272

Total assets	$24,146	$20,000		$44,146

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Trade accounts payable	$1,017	$—		$1,017
Accrued expenses and other current liabilities	7,274	—		7,274
Deferred revenue	52	—		52

Total liabilities	8,343	—		8,343

Shareholders’ equity:
Investment by Cogint, Inc.	15,803	20,000	(b)	—
		(35,803	)(c)
Preferred stock	—	—	(c)	—
Common stock	—	200	(c)	200
Additional paid-in capital	—	35,603	(c)	35,603

Total shareholders’ equity	15,803	20,000		35,803

Total liabilities and shareholders’ equity	$24,146	$20,000		$44,146

The accompanying notes are an integral part of this statement.

Red Violet, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

NOTES TO UNAUDITED CONSOLIDATED AND COMBINED PRO FORMA FINANCIAL STATEMENTS

The following is a summary of the pro forma adjustments reflected in the Unaudited Consolidated and Combined Pro Forma Financial Statements:

(a)	Record the excess of our expected separate company general and administrative expenses over and above historical corporate overhead allocation from cogint. For the year ended December 31, 2016 and nine months ended September 30, 2017, the excess was $3,011 and $3,526, respectively, which included noncash share-based compensation expense of $1,545 and $1,852, respectively.

(b)	Record the cash and cash equivalents of $20.0 million cogint agrees to provide upon the Spin-off.

(c)	Record the reclassification of the investment by cogint in Red Violet to approximately 20.0 million shares of Red Violet’s common stock, par value $0.01 per share, and additional paid-in capital. The number of shares was calculated by consideration of the 1-for-4 conversion ratio based on approximately 80.0 million shares, the number of fully diluted shares of common stock of cogint prior to the Spin-off.